                                                   Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         DURAMED PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

               DELAWARE                                   2834                                  11-2590026
    (State or other jurisdiction of           (Primary standard industrial         (IRS employer identification number)
    incorporation or organization)             classification code number)

                             7155 EAST KEMPER ROAD
                             CINCINNATI, OH 45249
                                (513) 731-9900
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           ---------------------------

                  Timothy J. Holt                                                   with a copy to:
               Senior Vice President
             Finance & Administration                                           Timothy E. Hoberg, Esq.
               7155 East Kemper Road                                         Taft, Stettinius & Hollister
               Cincinnati, OH 45249                                                425 Walnut Street
                  (513) 731-9900                                                 Cincinnati, OH 45202
 (Name, address, including zip code, and telephone
 number, including area code, of agent for service)

                           ---------------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the closing of the transaction described in the Proxy Statement/Prospectus forming a part of this Registration Statement.

                           ---------------------------


         If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                           ---------------------------


                                                  CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------------
Title of each class of
securities to be         Amount to be            Proposed maximum            Proposed maximum             Amount of
registered               registered              offering price per unit     aggregate offering price     registration fee
- -------------------------------------------------------------------------------------------------------------------------------
Common Stock,               640,000               $4.17 (1),(2)               $4,332,365 (1)               $1,494
$.01 par value

Common Stock                400,000
Purchase Warrants (3)

Common Stock,               400,000
$.01 par value (4)
===============================================================================================================================

(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(f)(2) based on the book value of the assets of Hallmark Pharmaceuticals, Inc. on March 31, 1996.

(2) Estimated solely for purposes of calculating registration fee by dividing maximum aggregate offering price by the total number of Common Shares and Common Stock Purchase Warrants to be issued (1,040,000).

(3) Each Warrant will evidence the right to purchase one share of Common Stock, $.01 par value, at a price of $25.00 per share.

(4) Representing shares of Common Stock issuable on exercise of the Common Stock Purchase Warrants.


         The securities offered hereby are also being registered for resale by Hallmark and the Selling Shareholders.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          DURAMED PHARMACEUTICALS, INC.


         Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K
          Showing the Location in the Proxy Statement/Prospectus of the
                   Information Required by Part I of Form S-4.

                                                                                 Location or Caption in
                           Item of Form S-4                                    Proxy Statement/Prospectus
                           -----------------                                   --------------------------

A.       INFORMATION ABOUT THE
         TRANSACTION

1.       Forepart of the Registration Statement and              Facing Page of the Registration Statement;
         Outside Front Cover Page of Prospectus                  Outside Front Cover of Proxy
                                                                 Statement/Prospectus

2.       Inside Front and Outside Back Cover Pages               Available Information; Incorporation of Certain
         of Prospectus                                           Documents by Reference; Table of Contents

3.       Risk Factors, Ratio of Earnings to Fixed                Summary; Available Information
         Charges and Other Information

4.       Terms of the Transaction                                Summary; Special Factors; The Transaction;
                                                                 Description of Duramed Stock and Warrants;
                                                                 Comparative Rights of Duramed Stockholders
                                                                 and Hallmark Shareholders

5.       Pro Forma Financial Information                         Pro Forma Financial Information

6.       Material Contacts with the Company Being                Special Factors
         Acquired

7.       Additional Information Required for                     Resales - Selling Shareholders; Resales - Plan
         Reoffering by Persons and Parties Deemed to             of Distribution
         be Underwriters

8.       Interests of Named Experts and Counsel                  Legal Opinion

9.       Disclosure of Commission Position on                    Not Applicable
         Indemnification for Securities Act Liabilities


B.       INFORMATION ABOUT THE
         REGISTRANT

1.       Information With Respect to S-3 Registrants             Information Concerning Duramed;
                                                                 Incorporation of Certain Documents by
                                                                 Reference

2.       Incorporation of Certain Information by                 Incorporation of Certain Documents by
         Reference                                               Reference

3.       Information With Respect to S-2 or S-3                  Not Applicable
         registrants

4.       Incorporation of Certain Information by                 Not Applicable
         Reference

5.       Information With Respect to registrants                 Not Applicable
         Other Than S-3 or S-2 registrants

C.       INFORMATION ABOUT THE COMPANY
         BEING ACQUIRED


                                                                                 Location or Caption in
                           Item of Form S-4                                    Proxy Statement/Prospectus
                           ----------------                                    --------------------------
1.       Information With Respect to S-3 Companies               Not Applicable

2.       Information With Respect to S-2 or S-3                  Not Applicable
         Companies

3.       Information With Respect to Companies                   Information Concerning Hallmark; Index to
         Other Than S-3 or S-2 Companies                         Financial Statements

D.       VOTING AND MANAGEMENT
         INFORMATION

1.       Information if Proxies, Consents or                     Outside Front Cover of Proxy Statement/Prospectus; Incorporation
         Authorizations Are to be Solicited                      of Certain Documents by Reference; Introduction; Special Factors;
                                                                 The Transaction; Information Concerning Hallmark

2.       Information if Proxies, Consents or                     Not Applicable
         Authorizations are not to be Solicited, or in
         an Exchange Offer


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 1, 1996



Dear Shareholder:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Hallmark Pharmaceuticals, Inc. ("Hallmark") will be held at 400 Campus Drive, Somerset, New Jersey on August 2, 1996 at 1:00 p.m., local time, for the following purposes:

         1. To consider and act upon the proposed Plan of Liquidation and Dissolution of Hallmark (the "Plan") providing for the sale of substantially all of the assets of Hallmark (the "Transaction") to Duramed Pharmaceuticals, Inc., a Delaware corporation ("Duramed"), pursuant to the terms of the Asset Purchase Agreement dated as of April 9, 1996 (the "Asset Purchase Agreement").

         2. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on June 10, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

         The Board of Directors has unanimously approved the proposal to be presented at the Special Meeting and recommends that you vote FOR it. The accompanying Proxy Statement/Prospectus more fully describes the proposed Plan and contains other information about Hallmark and Duramed. In view of the significance of these matters, you are urged to study carefully the Proxy Statement/Prospectus, as well as the Appendices thereto.

         PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED
PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO
ATTEND THE MEETING.  YOU MAY REVOKE YOUR PROXY AT A LATER DATE OR
ATTEND THE MEETING AND VOTE IN PERSON.

                                             BY ORDER OF THE BOARD OF DIRECTORS,



July __, 1996

                          DURAMED PHARMACEUTICALS, INC.

                          COMMON STOCK, $.01 PAR VALUE
                                 640,000 SHARES
                              COMMON STOCK WARRANTS
                                400,000 WARRANTS

                                   PROSPECTUS



                         HALLMARK PHARMACEUTICALS, INC.
                                 PROXY STATEMENT

         This Prospectus of Duramed Pharmaceuticals, Inc., a Delaware corporation ("Duramed"), relates to 640,000 shares of Common Stock, $.01 par value per share ("Duramed Common Stock"), of Duramed, warrants to purchase 400,000 shares of Duramed Common Stock (the "Warrants"), and the shares of Duramed Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") (the Warrant Shares, the Duramed Common Stock and the Warrants being together referred to as the "Duramed Securities") which may be issued in the Transaction (as defined herein) in exchange for substantially all of the assets of Hallmark Pharmaceuticals, Inc., a New Jersey corporation ("Hallmark"). This Prospectus also relates to the resale of the Duramed Common Stock, the Warrants and the Warrant Shares for the account of and by the persons named under the caption "Resales-Selling Shareholders." The Selling Shareholders have advised Duramed that the Duramed Securities may be sold from time to time in the over-the-counter market or in negotiated transactions, in each case at prices satisfactory to the seller. See "Resales-Plan of Distribution." Duramed will not receive any proceeds from such sales of Duramed Securities.

         This Prospectus also serves as a proxy statement of Hallmark in connection with the solicitation of proxies of holders of Hallmark Common Stock, no par value ("Hallmark Common Stock"), by the Hallmark Board of Directors for use at the Special Meeting of Hallmark shareholders (the "Special Meeting") to be held on August 2, 1996, at 400 Campus Drive, Somerset, New Jersey, commencing at 1:00 p.m., local time, and at any adjournment or postponement thereof.

         THE SECURITIES TO BE ISSUED IN THE TRANSACTION DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



         All information contained in this Proxy Statement/Prospectus relating to Hallmark has been supplied by Hallmark, and all information relating to Duramed has been supplied by Duramed.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of record of Hallmark as of June 10, 1996 on or about July __, 1996.

          The date of this Proxy Statement/Prospectus is July __, 1996.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DURAMED OR HALLMARK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                              AVAILABLE INFORMATION

         Duramed is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Duramed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1300, 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

         Duramed's Common Stock is quoted on the Nasdaq National Market and reports and other information concerning Duramed also may be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         Duramed has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Duramed Securities to be issued pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of April 9, 1996, between Duramed and Hallmark. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO DURAMED PHARMACEUTICALS, INC., 7155 EAST KEMPER ROAD, CINCINNATI, OHIO 45249 (TELEPHONE (513) 731-9900), ATTENTION: TIMOTHY J. HOLT, SENIOR VICE PRESIDENT-FINANCE AND ADMINISTRATION. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUESTS SHOULD BE MADE BY JULY __, 1996.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Duramed (File No. 0-15242) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

         1) Duramed's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995.

         2) Duramed's Current Reports on Form 8-K dated February 22 and April 11, 1996.

         3) Duramed's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         4) The descriptions of Duramed's Common Stock and related Preferred Stock Purchase Rights contained in Duramed's Forms 8-A dated December 11, 1986 and January 11, 1989, including any amendments or reports filed for the purpose of updating such descriptions.

         All documents and reports subsequently filed by Duramed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                TABLE OF CONTENTS
                                                                           Page

AVAILABLE INFORMATION......................................................

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................

SUMMARY....................................................................
         THE COMPANIES.....................................................
         THE PROXY SOLICITATION............................................
         THE PLAN OF LIQUIDATION...........................................
         DURAMED SUMMARY HISTORICAL FINANCIAL INFORMATION..................
         HALLMARK SUMMARY HISTORICAL FINANCIAL INFORMATION.................
         SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION.................
         COMPARATIVE PER SHARE DATA........................................
         MARKET INFORMATION................................................

INTRODUCTION...............................................................
         General...........................................................
         Special Meeting...................................................
         Record Date; Shares Entitled to Vote; Vote Required...............
         Proxies; Proxy Solicitation.......................................

SPECIAL FACTORS............................................................
         Background of and Reasons for the Plan of Liquidation
           and the Transaction.............................................
         Description of Reasons for Business Combination with
           Duramed.........................................................
         Recommendation of Hallmark Board of Directors.....................
         Interests of Certain Persons......................................

THE TRANSACTION............................................................
         Sale of the Assets................................................
         Purchase Price....................................................
         Escrow............................................................
         Closing of the Transaction........................................
         Representations and Warranties....................................
         Business of Hallmark Pending the Closing..........................
         Conditions; Waivers...............................................
         Amendment; Termination............................................
         Accounting Treatment..............................................
         Indemnification...................................................
         Treatment of Hallmark Stock Options...............................
         Expenses and Fees.................................................
         Certain Federal Income Tax Consequences...........................
         Rights of Dissenting Shareholders.................................

INFORMATION CONCERNING DURAMED.............................................

INFORMATION CONCERNING HALLMARK............................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION OF HALLMARK............................

SECURITY OWNERSHIP OF HALLMARK............................................

PRO FORMA FINANCIAL INFORMATION...........................................

DESCRIPTION OF DURAMED STOCK AND WARRANTS.................................
         Common Stock.....................................................
         Preferred Stock..................................................
         Warrants.........................................................

COMPARATIVE RIGHTS OF DURAMED STOCKHOLDERS
         AND HALLMARK SHAREHOLDERS........................................
         Appraisal Rights.................................................
         Transactions with Affiliates.....................................
         Dividends........................................................
         Liability of Directors...........................................
         Indemnification..................................................

RESALES - SELLING SHAREHOLDERS............................................

RESALES - PLAN OF DISTRIBUTION............................................

LEGAL OPINION.............................................................

EXPERTS...................................................................

INDEX TO HALLMARK FINANCIAL STATEMENTS....................................

Appendix A -               Plan of Liquidation and Dissolution of Hallmark
                           Pharmaceuticals, Inc.
Appendix B -               Asset Purchase Agreement
Appendix C -               Section 14A:11-1 of the New Jersey Business
                           Corporation Act
Appendix D -               Articles of Incorporation and By-laws of Hallmark

                                     SUMMARY


         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Proxy Statement/Prospectus and the Appendices hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meaning ascribed to them elsewhere in this Proxy Statement/Prospectus. Hallmark shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE COMPANIES

DURAMED................              Duramed currently manufactures and sells
                                     a limited line of prescription generic
                                     drug products in tablet, capsule and
                                     liquid forms to customers throughout the
                                     United States.  The principal executive
                                     offices of Duramed are located at 7155
                                     East Kemper Road, Cincinnati, Ohio
                                     45249, and its telephone number is (513)
                                     731-9900.  See "INFORMATION CONCERNING
                                     DURAMED."

HALLMARK...............              Hallmark is a late-stage start-up
                                     company engaged in the research,
                                     development and manufacturing of generic
                                     prescription drugs.  Hallmark has also
                                     developed proprietary drug delivery
                                     systems designed to enable alternate
                                     formulation of pharmaceutical compounds.
                                     The principal executive offices of
                                     Hallmark are located at 400 Campus
                                     Drive, Somerset, New Jersey 08873, and
                                     its telephone number is (908) 563-2245.
                                     See "INFORMATION CONCERNING HALLMARK."


THE PROXY SOLICITATION

This Proxy Statement/Prospectus is being furnished to shareholders of Hallmark in connection with the Proxy Solicitation. During the Proxy Solicitation, Hallmark shareholders will be asked to consider and vote upon a proposal to sell substantially all of Hallmark's assets to Duramed and to liquidate Hallmark following that sale (together, the "Transaction").


TIME, DATE AND PLACE...              The Special Meeting will be held on
                                     August 2, 1996 at 400 Campus Drive,
                                     Somerset, New Jersey at 1:00 p.m.,
                                     local time, subject to any adjournment
                                     or postponement thereof.  See
                                     "INTRODUCTION -- Special Meeting."

PURPOSE OF THE MEETING.              The purpose of the Special Meeting is to
                                     consider and vote upon (i) a proposal to
                                     adopt a Plan of Liquidation and
                                     Dissolution of Hallmark (the "Plan")
                                     providing for the sale of substantially
                                     all of the assets of Hallmark to Duramed
                                     (the "Transaction") and (ii) such other
                                     matters as may properly be brought
                                     before the Special Meeting.  See
                                     "INTRODUCTION - Special Meeting."

RECORD DATE; SHARES
ENTITLED TO VOTE......               Holders of record of shares of Hallmark
                                     Common Stock at the close of business on
                                     June 10, 1996, are entitled to notice of
                                     and to vote at the Special Meeting.  At
                                     June 10, 1996, there were 6,156,240
                                     shares of Hallmark Common Stock
                                     outstanding, held by approximately 53
                                     holders of record.  Voting rights are
                                     vested in the holders of Hallmark Common
                                     Stock, with each share of Hallmark
                                     Common Stock entitled to one vote on
                                     each matter coming before the
                                     shareholders.  See "INTRODUCTION --
                                     Record Date; Shares Entitled to Vote;
                                     Vote Required."

VOTE REQUIRED..........              Under applicable law the approval by
                                     Hallmark shareholders of the Transaction
                                     will require the affirmative vote of the
                                     holders of a majority of the outstanding
                                     shares of Hallmark Common Stock.
                                     However, the Asset Purchase Agreement
                                     also requires the affirmative vote of
                                     the holders of a majority of the
                                     outstanding shares of Hallmark Common
                                     Stock actually voted on the proposal,
                                     other than shares of Hallmark Common
                                     Stock beneficially owned by Duramed or
                                     its affiliates.  See "INTRODUCTION --
                                     Record Date; Shares Entitled to Vote;
                                     Vote Required."

THE PLAN OF LIQUIDATION
BACKGROUND OF THE
TRANSACTION............              For a description of the events leading
                                     to the approval of the Transaction by
                                     the Board of Directors of Hallmark, see
                                     "SPECIAL FACTORS -- Background and
                                     Reasons for the Transaction and the Plan
                                     of Liquidation."

EFFECT OF THE
TRANSACTION............              Upon consummation of the Transaction,
                                     pursuant to the Asset Purchase
                                     Agreement, Duramed will acquire
                                     substantially all of the assets of
                                     Hallmark and will assume certain of
                                     Hallmark's liabilities, including its
                                     bank indebtedness and certain of its
                                     accounts payable, and Hallmark's
                                     indebtedness to Duramed ($2,986,520 at
                                     June 10, 1996 in the aggregate) will be
                                     released.  Duramed will issue to
                                     Hallmark for distribution to its
                                     creditors and shareholders in accordance
                                     with the Plan of Liquidation 640,000
                                     shares of Duramed Common Stock and
                                     warrants to purchase 400,000 shares of
                                     Duramed Common Stock at $25.00 per share
                                     (the "Warrants").  Hallmark will retain
                                     certain of its liabilities, including
                                     indebtedness to certain of its
                                     shareholders ($6,380,509 at June 10,
                                     1996) and obligations to a partnership
                                     owned by certain of its shareholders
                                     ($332,877 at June 10, 1996)
                                     (collectively, the "Shareholder Debt").
                                     Based on the April 10, 1996 closing
                                     price (the day prior to signing the
                                     Asset Purchase Agreement) of $18.88 per
                                     share, the aggregate market value of the
                                     shares of Duramed Common Stock and the
                                     Warrants to be issued in the Transaction
                                     would have been approximately
                                     $12,940,000 (assuming a fair market
                                     value of $2.15 per Warrant, as
                                     determined by an independent appraiser
                                     retained by Duramed).

PLAN OF LIQUIDATION...               Pursuant to the Plan of Liquidation,
                                     Hallmark will distribute a portion
                                     of the Duramed Common Stock (or cash
                                     obtained upon the sale of such
                                     stock) to its creditors as payment
                                     in full of its

                                     obligations, other than those to be
                                     assumed by Duramed. Hallmark
                                     estimates that approximately 254,576
                                     shares of Duramed Common Stock and
                                     400,000 Warrants will be available
                                     for distribution to its
                                     shareholders.

OUTSTANDING DURAMED
COMMON STOCK...........              As of June 10, 1996, there were
                                     outstanding 10,120,564 shares of Duramed
                                     Common Stock.  In the Transaction,
                                     640,000 shares of Duramed Common Stock
                                     will be issued (1,040,000 shares if all
                                     Warrants are exercised), which would
                                     represent approximately 6.3% (10.3% if
                                     all Warrants are exercised) of such
                                     outstanding Duramed Common Stock.

DURAMED'S REASONS
FOR THE TRANSACTION....              Duramed desires to complete the
                                     Transaction because it will bring to
                                     Duramed a research and development
                                     pipeline which includes controlled
                                     release technology.  Duramed believes
                                     that combining Duramed and Hallmark
                                     product development programs will
                                     position Duramed for long-term growth
                                     through the introduction of products
                                     requiring sophisticated technology.

RECOMMENDATION OF
HALLMARK'S BOARD OF
DIRECTORS..............              The Board of Directors of Hallmark
                                     ratified the Transaction at its April
                                     12, 1996 Board Meeting and unanimously
                                     recommends that Hallmark shareholders
                                     vote in favor of the Transaction.  See
                                     "SPECIAL FACTORS-Background and Reasons
                                     for the Plan of Liquidation and the
                                     Transaction" and "SPECIAL FACTORS --
                                     Recommendation of Hallmark Board of
                                     Directors."

CLOSING OF THE
TRANSACTION............              It is expected that the Transaction will
                                     be consummated as promptly as
                                     practicable after the requisite approval
                                     of Hallmark's shareholders has been
                                     obtained and all other conditions to the
                                     Transaction have been satisfied or
                                     waived.  See "THE TRANSACTION --
                                     Conditions; Waivers."

CONDITIONS TO THE
TRANSACTION;
TERMINATION OF THE
ASSET PURCHASE
AGREEMENT.............               The obligations of Duramed and Hallmark
                                     to consummate the Transaction are
                                     subject to the satisfaction, or in
                                     certain cases waiver, of certain
                                     conditions, including (i) obtaining
                                     requisite shareholder and regulatory
                                     approvals, and (ii) the absence of any
                                     injunction prohibiting consummation of
                                     the Transaction.  See "THE TRANSACTION
                                     -- Conditions; Waivers."

                                     The Asset Purchase Agreement is
                                     subject to termination at the option
                                     of either Duramed or Hallmark if the
                                     Transaction is not consummated on or
                                     before September 30, 1996, and prior
                                     to such time upon the occurrence of
                                     certain other events. See "THE
                                     TRANSACTION -- Amendment;
                                     Termination."

APPRAISAL RIGHTS......               Holders of Hallmark Common Stock who do
                                     not vote in favor of the Transaction and
                                     who perfect their rights in accordance
                                     with the requirements of New Jersey law
                                     will be entitled to appraisal rights if
                                     the Transaction is consummated.  See
                                     "THE TRANSACTION -- Appraisal Rights."

CERTAIN FEDERAL INCOME
TAX CONSEQUENCES.......              For a discussion of certain federal
                                     income tax consequences of the
                                     Transaction, see "THE TRANSACTION --
                                     Certain Federal Income Tax
                                     Consequences."



                DURAMED SUMMARY HISTORICAL FINANCIAL INFORMATION

         The summary financial information of Duramed set forth below has been derived from, and should be read in conjunction with, the financial statements and other financial information which are incorporated into this Proxy Statement/Prospectus by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                          DURAMED PHARMACEUTICALS, INC.
                      (In thousands, except per share data)

                                  THREE MONTHS ENDED
                                        MARCH 31,                                    YEARS ENDED DECEMBER 31,
                                      (unaudited)

                                 1996          1995                1995          1994          1993          1992          1991
                                 ----          ----                ----          ----          ----          ----          ----
STATEMENT OF OPERATIONS
DATA:
 Net Sales                    $10,700       $12,581             $49,624       $45,274      $ 30,293      $ 16,685       $ 10,531
 Operating (loss) income       (1,610)        1,537               1,734         8,015         3,359        (1,577)        (3,356)
 Pretax (loss)
 income                        (2,161)        1,037                (991)        5,765         1,240        (4,964)        (4,229)
 Net (loss)
 income                        (2,161)        1,008                (991)        9,551         1,215        (4,964)        (4,229)

 Preferred dividends              275           ---                 123           ---           ---           ---            ---
 Net (loss)
  income applicable
  to common
  stockholders                 (2,436)        1,008              (1,114)        9,551         1,215        (4,964)        (4,229)
 Net (loss) income per
  share of common stock:
  Primary                        (.28)          .09                (.14)          .93           .14          (.77)          (.67)
  Fully diluted                  (.28)          .09                (.14)          .91           .13          (.77)          (.67)
 Cash dividends per
  common share                    ---           ---                 ---           ---           ---           ---            ---

BALANCE SHEET DATA:
 Total assets                 $49,715       $41,546             $45,177       $37,002      $ 22,959      $ 16,128       $ 15,678
 Long-term liabilities        $16,194       $20,778             $19,837       $18,267      $ 23,201      $  1,703       $    769
 Stockholders' equity         $17,544       $  (134)            $ 8,898       $(1,231)     $(11,985)     $(14,852)      $(10,047)

              HALLMARK SUMMARY HISTORICAL FINANCIAL INFORMATION


         The summary financial data of Hallmark set forth below as of and for the years ended December 31, 1995, 1994 and 1993 has been derived from, and should be read in conjunction with, Hallmark's audited financial statements and notes thereto included elsewhere herein. The summary financial data of Hallmark as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 is unaudited and should be read in conjunction with Hallmark's interim financial statements also included elsewhere herein. The unaudited balance sheet data as of March 31, 1995 has been derived from Hallmark's interim balance sheet not included herein. See "INDEX TO HALLMARK FINANCIAL STATEMENTS."


                         HALLMARK PHARMACEUTICALS, INC.
                      (In thousands, except per share data)

                                                       THREE MONTHS ENDED               YEARS ENDED DECEMBER 31,
                                                 ---------------------------------      ------------------------
                                                 MARCH 31, 1996     MARCH 31, 1995      1995       1994     1993
                                                 --------------     --------------      ----       ----     ----
                                                             (unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales                                              $837              ---              ---       ---      ---
Operating (loss)                                    ($1,388)            ($945)         ($4,068)  ($3,572)  ($2,281)
Net (loss)                                          ($1,585)          ($1,071)         ($4,815)  ($3,981)  ($2,607)
Net loss per common share                             ($.26)            ($.18)           ($.79)    ($.71)    ($.75)

BALANCE SHEET DATA:
Total assets                                         $4,332            $3,913           $4,402    $3,508    $1,774
Bank and other debt                                 $10,267            $5,360           $9,025    $4,148    $2,350
Stockholders' deficiency                            ($6,611)          ($1,622)         ($5,076)    ($872)    ($782)


                SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


         The summary unaudited pro forma financial information set forth below
(i) gives effect to the proposed Transaction and (ii) should be read in conjunction with the pro forma financial information appearing under "PRO FORMA FINANCIAL INFORMATION." This pro forma information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Transaction.


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      (In thousands, except per share data)

AT OR FOR QUARTER ENDED MARCH 31, 1996
- --------------------------------------                             Duramed
                                                                 As Reported                  Pro forma
                                                                 -----------                  ---------
  STATEMENT OF OPERATIONS DATA:
   Net sales                                                       $10,700                     $10,700
   Operating (loss)                                                 (1,610)                     (2,737)
   Net (loss)                                                       (2,161)                     (3,319)
   Net (loss) applicable to common
    stockholders                                                    (2,436)                     (3,594)
   Net (loss) per share of common stock                             ($ .28)                     ($ .39)

  BALANCE SHEET DATA:
   Total assets                                                    $49,715                     $54,943
   Long-term liabilities                                           $16,194                     $16,194
   Stockholders' equity                                            $17,544                     $19,966

YEAR ENDED DECEMBER 31, 1995                                       Duramed
                                                                 As Reported                  Pro forma
                                                                 -----------                  ---------
  STATEMENT OF OPERATIONS DATA:
   Net sales                                                       $49,624                     $49,624
   Operating profit (loss)                                           1,734                      (2,114)
   Net (loss)                                                         (991)                     (4,963)
   Net (loss) applicable to common stockholders                     (1,114)                     (5,086)
   Net (loss) per share of common stock                             ($ .14)                     ($ .59)

                           COMPARATIVE PER SHARE DATA


         The following table presents certain per share data derived from the historical financial statements of Duramed and Hallmark and unaudited pro forma per share data adjusted to reflect consummation of the Transaction. The pro forma information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Transaction. The information presented below should be read in conjunction with the pro forma financial information appearing under "PRO FORMA FINANCIAL INFORMATION" and the separate historical consolidated financial statements of Duramed and Hallmark which are incorporated by reference or appear herein.



                                  At or for Quarter ended        At or for Year ended
                                         March 31,                    December 31,
                                  -----------------------      ------------------------
                                      1996      1995           1995      1994      1993
                                      ----      ----           ----      ----      ----
                                       (Unaudited)
Historical:
  Per share of Duramed Common
  Stock:
    Book value                      $ 1.79    $ (.02)        $ 1.10    $ (.15)   $ (1.64)
    Cash dividends                  $   --    $   --         $   --    $   --    $    --
    Net (Loss) income               $ (.28)   $  .09         $ (.14)   $  .91    $   .13

                                  At or for Quarter ended        At or for Year ended
                                         March 31,                    December 31,
                                  -----------------------      ------------------------
                                      1996      1995           1995      1994      1993
                                      ----      ----           ----      ----      ----
                                       (Unaudited)
  Per share of Hallmark Common
  Stock:
    Book value                      $ (1.07)  $ (.27)        $ (.83)   $ (.15)   $ (.16)
    Cash dividends                  $    --   $   --         $   --    $   --    $   --
    Net (loss)                      $  (.26)  $ (.18)        $ (.79)   $ (.71)   $ (.75)

                                  At or for Quarter ended        At or for Year ended
                                       March 31, 1996             December 31, 1995
                                  -----------------------      ------------------------
                                       (Unaudited)
Pro Forma:
  Per share of Duramed Common
  Stock:
   Book value                            $ 1.91                        $ 1.48
   Cash dividends                        $   --                        $   --
   Net (loss)                            $ (.39)                       $ (.59)

                               MARKET INFORMATION

         During the 1994 period prior to September 16, 1994, the Duramed Common Stock was traded in the over-the-counter market due to Duramed's inability to meet certain listing requirements of the Nasdaq National Market ("Nasdaq"). On September 16, 1994, trading of the Duramed Common Stock on the Nasdaq recommenced under a listing exception from the Nasdaq's tangible net asset requirements. On December 12, 1995 Duramed was notified that it was found to be in compliance with all Nasdaq requirements, and the exception was removed. The table below sets forth the high and low bid quotations for the Duramed Common Stock as reported by the Nasdaq. Quotations prior to September 16, 1994 are the high and low bid quotations as reported by the National Quotation Bureau, Inc. and reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                      High               Low
1994:
         First Quarter              $ 7.88             $ 5.50
         Second Quarter               9.17               6.50
         Third Quarter               18.25               7.38
         Fourth Quarter              17.25              11.75

1995:

         First Quarter              $20.50             $14.25
         Second Quarter              18.75              12.00
         Third Quarter               25.50              14.00
         Fourth Quarter              17.25              12.75

1996:

         First Quarter              $23.50             $14.00
         Second Quarter             $20.00             $15.00
         (Through
         June 10, 1996)

         As of December 31, 1995, Duramed had 1,043 stockholders of record. Duramed has not paid any cash dividends on its Common Stock since its inception and does not intend to pay cash dividends in the foreseeable future. Under the terms of Duramed's current loan agreements with its bank, no dividend declaration is permitted. In addition, the terms of Duramed's loan agreement with the State of Ohio require that Duramed not pay any dividends to its stockholders unless an amount equal to 30% of such dividends is paid to the State of Ohio as an additional principal reduction.

         Duramed does not intend to list the Warrants for trading on Nasdaq or any stock exchange. There can be no assurance that any over-the-counter trading market for the Warrants will develop.

         Hallmark Common Stock is held of record by 53 persons and no trading market for Hallmark Common Stock exists. Hallmark has not paid any cash dividends on its Common Stock since its inception and does not intend to pay cash dividends in the foreseeable future. Under the terms of Hallmark's current loan agreements with its bank, no dividend declaration is permitted.

         On October 9, 1995, the last full day of trading before the issuance of a press release by Duramed and Hallmark announcing that they had entered into a letter of intent for the acquisition of Hallmark by Duramed, the reported closing price per share of Duramed Common Stock was $13.88. On April 10, 1996, the last full day of trading immediately preceding the public announcement of the signing of the Asset Purchase Agreement the closing price of Duramed Common Stock was $18.88. On June 10, 1996, the closing price per share of Duramed Common Stock was $16.00.

                                  INTRODUCTION

GENERAL

         The principal executive offices of Duramed Pharmaceuticals, Inc., a Delaware corporation ("Duramed"), are located at 7155 East Kemper Road, Cincinnati, Ohio 45249, and Duramed's telephone number is (513) 731-9900. The principal executive offices of Hallmark Pharmaceuticals, Inc., a New Jersey corporation ("Hallmark"), are located at 400 Campus Drive, Somerset, New Jersey 08873, and Hallmark's telephone number is (908) 563-2245.

         As used herein, Duramed means Duramed Pharmaceuticals, Inc. and its subsidiaries, unless the context indicates otherwise.

SPECIAL MEETING

         This Proxy Statement/Prospectus is being furnished to Hallmark shareholders in connection with the solicitation of proxies (the "Proxy Solicitation") by the Board of Directors of Hallmark for use at a Special Meeting of Shareholders of Hallmark to be held on August 2, 1996, commencing at 1:00 p.m., local time, at 400 Campus Drive, Somerset, New Jersey and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, Hallmark shareholders will consider and vote upon a proposal to approve the proposed Plan of Liquidation and Dissolution of Hallmark (the "Plan") providing for the sale of substantially all of the assets of Hallmark to Duramed (the "Transaction") pursuant to the terms of the Asset Purchase Agreement dated as of April 9, 1996 between Hallmark and Duramed (the "Asset Purchase Agreement"). Pursuant to the Asset Purchase Agreement, upon consummation of the Transaction, Duramed will acquire substantially all of the assets of Hallmark and will assume certain of Hallmark's liabilities, including its bank indebtedness and certain of its accounts payable, and Hallmark's indebtedness to Duramed ($2,986,520 at June 10, 1996) will be released. Duramed will issue an aggregate of 640,000 shares of Duramed Common Stock and warrants to purchase 400,000 shares of Duramed Common Stock at $25.00 per share (the "Warrants") as consideration for the Transaction. Pursuant to the Plan of Liquidation, Hallmark will distribute a portion of the Duramed Common Stock (or cash obtained upon the sale of such stock) to its creditors as payment in full of its obligations, other than those to be assumed by Duramed. Hallmark estimates that approximately 254,576 shares of Duramed Common Stock and 400,000 Warrants will be available for distribution to its shareholders.

         Holders of Hallmark Common Stock who do not vote in favor of the Transaction and who perfect their rights in accordance with the requirements of New Jersey law will be entitled to demand appraisal rights as a result of the Transaction. See "THE
TRANSACTION -- Appraisal Rights."

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

         The close of business on June 10, 1996 (the "Record Date") has been fixed as the record date for determination of the holders of Hallmark Common Stock who are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 6,156,240 shares of Hallmark Common Stock outstanding. The holders of record of shares of Hallmark Common Stock on the Record Date are entitled to one vote per share on each matter submitted to a vote at the Special Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Hallmark Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the New Jersey Business Corporation Law ("NJBCL"), the holders of a majority of the outstanding shares of Hallmark Common Stock must be voted in favor of the Transaction for it to be approved. The Asset Purchase Agreement also provides that the Transaction must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Hallmark Common Stock actually voting on the proposal, other than shares of Hallmark Common Stock beneficially owned by Duramed or its affiliates (collectively, the "Required Company Vote"). As of the Record Date, Duramed and its affiliates owned no shares of Hallmark Common Stock. Certain directors of Hallmark, who owned 3,870,493 shares of Hallmark Common Stock as of the Record Date, constituting approximately 63% of the outstanding Hallmark Common Stock, have agreed to vote in favor of the Transaction.


PROXIES; PROXY SOLICITATION

         Shares of Hallmark Common Stock represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Hallmark Common Stock represented by properly executed proxies for which no instruction is given will be voted FOR approval of the Transaction. Hallmark shareholders are requested to complete, sign, date and return promptly the enclosed proxy in the postage prepaid envelope provided for this purpose in order to ensure that their shares are voted. A shareholder may revoke a proxy by submitting at any time prior to the vote on the Transaction a later dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of Hallmark at any time prior to such vote or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself revoke a proxy.

         If fewer shares of Hallmark Common Stock are voted in favor of approval of the Transaction than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

         Hallmark will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Hallmark and Duramed may solicit proxies by telephone, facsimile or otherwise. Such directors, officers and employees of Hallmark and Duramed will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.


                                 SPECIAL FACTORS

BACKGROUND OF AND REASONS FOR THE PLAN OF LIQUIDATION AND THE
TRANSACTION

        Hallmark was organized in 1992 and by May 1995 had developed commercial readiness for the production and sale of initial products. Hallmark's manufacturing facility had been constructed, ANDA's for Captopril and Glipizide had been filed and several other products were under development. Hallmark's Board of Directors determined that it needed substantial additional expansion capital to enable Hallmark to commercialize its products. Accordingly, Hallmark decided to seek a strategic partner.

         During the spring of 1995, Duramed and Hallmark engaged in discussions concerning the marketing of Hallmark's drug, Captopril. During the summer of 1995, these discussions extended beyond the marketing and distribution of Captopril into discussions concerning a possible merger. Due diligence commenced during the summer of 1995 culminating in a Letter of Intent in October 1995 as described below.

         Hallmark's initial research and development efforts were directed primarily toward immediate release solid oral dosage form drugs. Based on changing market conditions and its experience with immediate release solid oral dosage form drugs, the Board of Directors of Hallmark determined in early 1994 to expand its research and development efforts into sustained release solid oral dosage form drugs.

         In order to fund Hallmark's expansion of its research and development efforts into sustained release solid oral dosage form drugs, Hallmark considered several alternatives including (1) an initial public offering; (2) additional debt and equity financing from existing stockholders; (3) strategic partners willing to invest expansion capital; and (4) product joint ventures. In order to provide immediate capital, Hallmark sought equity financing from its stockholders during the summer of 1994. Hallmark raised approximately $7,500,000 during that offering. Hallmark also explored during that time strategic partners and product joint ventures with various pharmaceutical companies although no such arrangements were consummated.

         During the fall of 1994, Hallmark contacted several financial advisory firms for assistance in raising capital to fund its research and development expansion efforts. Hallmark engaged three financial advisory firms in late 1994 to assist it in raising capital: Commercial Financial Corporation, Joseph A. Watters and Windward Partners. In January 1995, the Board of Directors terminated those engagements after they proved unsuccessful. At that time, the Board of Directors determined (i) to engage Deloitte & Touche, LLP to identify potential financing sources and (ii) to seek bridge financing from Hallmark's existing stockholders until financing sources were identified. Hallmark raised $3 million from its stockholders in early 1995 through the issuance of notes. Hallmark terminated its relationship with Deloitte & Touche in August 1995 after its financing efforts proved to be unsuccessful.

         In September 1995, Hallmark received a proposal on behalf of an European pharmaceutical company expressing an interest in a $15 million equity investment in Hallmark in exchange for a controlling interest in the Company and requesting an exclusive negotiating period. The Hallmark Board of Directors declined to grant an exclusive negotiating period but consented to due diligence. In October 1995, the Hallmark Board of Directors retained Armata Partners, an investment banking firm, to assist the Board in evaluating alternative proposals. After exploring all alternative proposals, the Board of Directors determined to proceed with the Duramed proposal.

         Discussions with Duramed continued and in early October, 1995, Duramed and Hallmark entered into a Letter of Intent which contemplated that Duramed would acquire Hallmark in a merger in exchange for approximately $30.5 million in Duramed Common Stock based on future market value (but not more than 1,250,000 shares of Duramed Common Stock). The purchase price was to be paid in two installments, 50% at closing and 50% on February 15, 1996. 20% of the consideration was to be held in escrow for a period of 18 months. The Letter of Intent also contemplated that Duramed would assume Hallmark's bank debt and repay the Hallmark Shareholder Debt (then approximately $5,800,700). Duramed agreed to advance Hallmark $100,000 immediately and up to $400,000 per month thereafter to finance Hallmark's operations, and Hallmark granted Duramed exclusive marketing rights in North America to Hallmark's Captopril product. The transaction was to be subject to customary conditions, including completion of due diligence, execution of definitive agreements and consummation of the merger on or before January 31, 1996.

         Negotiations and due diligence continued into December 1995. However, in mid-December, Duramed advised Hallmark that it was unable to proceed with the transaction at that time because of uncertainties relating to claims asserted by Deloitte & Touche, LLP for fees in connection with the transaction, which fees Duramed was unwilling to assume. In addition, unexpectedly intense competition with generic Captopril products produced by other manufacturers dramatically eroded margins on sales of Hallmark's Captopril product and, in Duramed's view, substantially impaired the value of Hallmark.

         Negotiations resumed in late February 1996 and in early March 1996, Hallmark and Duramed entered into a revised Letter of Intent which incorporated the terms of the current Transaction. The revised terms reflected Duramed's views as to the decreased value of Hallmark and Duramed's refusal to assume any liability to Deloitte & Touche. After further negotiations, the parties entered into the Asset Purchase Agreement and other definitive documentation on April 11, 1996 (as of April 9, 1996).

DESCRIPTION OF REASONS FOR BUSINESS COMBINATION WITH DURAMED

         The Hallmark Board of Directors unanimously approved and authorized the Transaction and recommends approval of the Transaction by Hallmark shareholders based on the Hallmark Board's determination that the aggregate consideration to be received by the Hallmark shareholders is fair to them from a financial point of view and the Transaction is in the best interests of Hallmark, its shareholders and its nonshareholder constituencies. In making its recommendation and those determinations, the Hallmark Board of Directors considered the advice of its management, its financial advisor and legal counsel and the following factors:

                  (a) The strategic and synergistic effect of a business combination with Duramed including the compatibility of management teams; Duramed's established sales and marketing infrastructure; Duramed's customer base and Duramed's ability to access global marketing opportunities.

                  (b) The lack of operating capital for Hallmark's continued research and development efforts and Hallmark's absence of sales and marketing personnel and lack of funds to establish a sales force.

                  (c) The desire of Hallmark shareholders to realize liquidity in their investment and the unwillingness of Hallmark shareholders to invest further in Hallmark or to continue to guarantee Hallmark's indebtedness.

                  (d) The existence of a public market for Duramed's common stock, the trading history of Duramed common stock and Duramed's ability to continue to access the public markets for funding of business expansion.

                  (e) Information with respect to the management, business operations, financial condition, financial performance, and business and financial prospects of Duramed as well as the likelihood of achieving those prospects compared to the going-concern value of Hallmark as reflected by its historical operating results.

                  (f) The likelihood that the Transaction would be consummated, including the experience, reputation and financial capability of Duramed.

                  (g) The risks associated with Hallmark's ability to locate a strategic partner or joint venture partner or other source for operating funds.

                  (h) Industry trends toward consolidation of suppliers and the perceived willingness of customers to deal only with a limited number of suppliers.

RECOMMENDATION OF HALLMARK BOARD OF DIRECTORS

         The Board of Directors of Hallmark unanimously recommends that shareholders of Hallmark vote in favor of the Transaction (see "SPECIAL FACTORS
- -- Background of and Reasons for the Transaction).

INTERESTS OF CERTAIN PERSONS

         Hallmark Leasing Associates, a partnership owned by certain of Hallmark's shareholders and directors ("HLA"), leases certain equipment to Hallmark pursuant to agreements dated September 1, 1992, November 16, 1992, March 20, 1993, May 17, 1994 and December 28, 1994 (the "Lease Agreements"). The aggregate annual rental payments under the Lease Agreements are $454,564. At June 10, 1996, $107,880 of such rental obligations that had become due were unpaid. Pursuant to an agreement dated as of April 9, 1996 between HLA and Duramed (the "HLA Agreement"), HLA agreed to sell such equipment to Duramed at the closing of the Transaction for a purchase price of approximately $494,000, which is equal to its net book value. The Lease Agreements will be canceled, and Duramed will not assume any liability for unpaid rental obligations.

         Pursuant to various transactions over the last three years, Hallmark has borrowed funds from HLA and certain of its shareholders. The outstanding balance of such indebtedness to HLA at June 10, 1996 was $224,997. Duramed will not assume any obligation of Hallmark with respect to such indebtedness to HLA or the shareholders. Pursuant to the Plan, such creditors will be paid in full by Hallmark from the proceeds of the Transaction, in shares of Duramed Common Stock or in cash.

         Certain shareholders and directors of Hallmark have guaranteed indebtedness of Hallmark to Mid-State Bank in the aggregate amount of approximately $1,672,000 of which approximately $1,256,351 was still owed at June 10, 1996. Duramed has agreed to cause all such indebtedness to be repaid at the closing of the Transaction (the "Closing").

         Two Hallmark directors have also guaranteed certain of Hallmark's obligations in connection with its lease of computer equipment, which lease will be assumed by Duramed. Duramed has agreed to use all reasonable efforts to obtain the release of such guarantees and to indemnify such directors against any claims pursuant to such guarantees if they are not released.

         Pursuant to the Asset Purchase Agreement, Duramed will assume Hallmark's obligations under employment agreements with Mr. Vish Raju, President and Chief Executive Officer of Hallmark, Dr. Kamlesh Shah, Hallmark's Director of Research and Development, and Dr. Guohua Zhang, Hallmark's Director of Research and Development and Special Projects. Each of these agreements provides for a five-year term, specified base salary ($150,000 for Mr. Raju and approximately $105,000 for each of Drs. Shah and Zhang), other benefits and grants of Hallmark Common Stock, all of which Common Stock has been granted.

         Prior to the execution of the Asset Purchase Agreement, Duramed advanced $2,085,012 in product development costs to Hallmark in exchange for product marketing rights to Captopril and another generic prescription pharmaceutical product. Pursuant to the Asset Purchase Agreement, since April 1, 1996, Duramed has advanced to Hallmark amounts necessary to meet Hallmark's operating expenses and interest payments to its bank at a rate not exceeding an aggregate of $314,000 per month. Accordingly, at June 10, 1996, Hallmark owed Duramed $2,986,520, represented by promissory notes, certain of which notes are secured by Hallmark's rights in Captopril and such other product. The Asset Purchase Agreement provides that such indebtedness will be released at the Closing. If the Transaction is not consummated, Hallmark will be obligated to repay such amounts to Duramed.

         The Asset Purchase Agreement also provides that under certain circumstances Duramed will advance to Hallmark additional funds to pay all reasonable costs of its biostudy with respect to such other product. By June 10, 1996, Duramed had advanced $226,508 towards the cost of this biostudy, which amount is included in the $2,986,520 owed by Hallmark to Duramed at that date.


                                 THE TRANSACTION

         The descriptions of the Plan and the Asset Purchase Agreement set forth in this section do not purport to be complete and are qualified in their entirety by reference to the Plan and the Asset Purchase Agreement, which are attached as Appendices A and B, respectively, to this Proxy Statement/Prospectus and are incorporated by reference herein.

SALE OF THE ASSETS

         At the Closing, Duramed will purchase all of Hallmark's right, title and interest in and to the assets used in its business, including without limitation, all real property leases, leasehold improvements, equipment, personal property, inventory, furniture, fixed assets, fixtures, raw materials, supplies and other tangible property, governmental licenses, permits and authorizations, contracts, agreements, leases, intellectual property, cash, bank accounts, accounts receivable, insurance policies, all rights in and to the name "Hallmark Pharmaceuticals, Inc." and all goodwill.

PURCHASE PRICE

         At the Closing, Duramed will issue 640,000 shares of Duramed Common Stock and the 400,000 Warrants, less certain amounts thereof to be placed in escrow as described below. Hallmark will distribute the shares and Warrants as provided in the Plan. Duramed will also assume certain obligations of Hallmark, including those arising under assigned contracts, agreements and leases, certain specified accounts payable and Hallmark's bank debt ($1,256,351 at June 10, 1996), and will release all of Hallmark's indebtedness to Duramed ($2,986,520 at June 10, 1996). Duramed will not assume any other liabilities of Hallmark, including any potential obligation of Hallmark to pay a finder's fee to Deloitte & Touche, LLP in connection with the Transactions, any Hallmark Shareholder Debt, any obligation relating to any stock options issued by Hallmark, any obligation under any Hallmark employee benefit plan, any Hallmark obligation for taxes or any liability to any Hallmark shareholder exercising appraisal rights.

ESCROW

         At the Closing, the parties will enter into an agreement (the "Escrow Agreement") providing that 10% of the Duramed Common

Stock and the Warrants to be issued will be placed in escrow (the "Escrow") with The Provident Bank (the "Escrow Agent") for a period of 12 months, as security for Hallmark's obligations to Duramed with respect to its representations, warranties and covenants in the Asset Purchase Agreement. The Escrow Agreement permits Hallmark to cause the sale of all or part of such securities, in which event the proceeds of sale will be held in the Escrow.

CLOSING OF THE TRANSACTION

         If the Transaction is approved by the requisite vote of Hallmark shareholders and the other conditions to the Transaction are satisfied or waived (where permissible), the Closing will be held as soon as practicable after the Special Meeting. It is presently contemplated that the Closing will occur promptly after obtaining the necessary approval of Hallmark shareholders. See "THE TRANSACTION -- Conditions; Waivers."

REPRESENTATIONS AND WARRANTIES

         The Asset Purchase Agreement contains various representations and warranties of each of the parties thereto as to (i) its corporate organization, standing and power; (ii) its capitalization; (iii) the authorization by Duramed of its Common Stock and Warrants to be issued in the Transaction, (iv) the authorization of the Asset Purchase Agreement; (v) the Asset Purchase Agreement's non-contravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third party consents as to the Transaction; (vi) the conduct of its business in the ordinary and usual course and the absence of any material adverse change in its business; (vii) the absence of undisclosed liabilities; (viii) the composition and condition of the assets to be purchased, and Hallmark's title thereto; (ix) the absence of certain events relating to Hallmark's business since December 31, 1995; (x) the absence of certain improper commercial practices relating to Hallmark's business; (xi) transactions between Hallmark and related parties; (xii) Hallmark's insurance policies; (xiii) Hallmark's contracts and agreements, including the absence of material defaults thereunder;
(xiv) certain tax matters; (xv) pending or threatened litigation; (xvi) compliance with law; (xvii) certain environmental matters; (xviii) Hallmark's labor relations; (xix) employee benefit plans maintained by Hallmark; (xx) the accuracy of financial statements and filings with the Commission; (xxi) certain matters relating to Hallmark's Food and Drug Administration ("FDA") filings;
(xxii) Hallmark's intellectual property; and (xxiii) the accuracy of information to be supplied for inclusion in filings with the Commission required by the transactions contemplated by the Asset Purchase Agreement.

         The respective representations and warranties of Duramed and Hallmark will survive the Closing for 12 months.

BUSINESS OF HALLMARK PENDING THE CLOSING

         Hallmark has agreed that, among other things, prior to the Closing or earlier termination of the Asset Purchase Agreement, except as contemplated by the Asset Purchase Agreement, it will not (i) intentionally make any material change in its operations, (ii) purchase any significant property or assets other than in the ordinary course of business, (iii) sell, transfer or otherwise intentionally dispose of any significant properties or assets which would result in Hallmark owning in the aggregate an amount of properties and assets less than the aggregate amount of properties and assets owned by Hallmark on April 9, 1996, except for decreases in such aggregate amount due solely to market conditions, (iv) form any subsidiary or (v) intentionally take any action which would make any of its representations and warranties incorrect in any material respect as of the Closing.

         Hallmark has further agreed not to (i) amend its Certificate of Incorporation or By-laws, (ii) issue or sell any shares of, or rights of any kind to acquire any shares of or to receive any payment based on the value of, its capital stock or any securities convertible into shares of any such capital stock (including, without limitation, any further stock options or stock appreciation rights), except upon the exercise of presently outstanding options or rights to acquire shares of Hallmark Common Stock, in each case in accordance with their present terms, (iii) increase the amount of Hallmark's outstanding bank indebtedness, (iv) otherwise incur any material indebtedness other than in the ordinary course of business or in furtherance of its obligations under the Asset Purchase Agreement, (v) acquire, directly or indirectly, by redemption or otherwise, any shares of its capital stock or (vi) modify any existing contract, agreement, commitment or arrangement with respect to any of the foregoing.

         Hallmark has agreed to use all reasonable efforts to conduct its business only in the ordinary course and consistent with past practice, to preserve intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having business relationships with it. Hallmark has further agreed not to (i) increase in any manner the compensation of any of its executive officers except pursuant to binding obligations, (ii) increase in any manner the compensation of any of its other officers or employees, except pursuant to binding obligations or in the ordinary course of business and, in the case of such officers and employees whose present annual compensation exceeds Fifty Thousand Dollars ($50,000), after consultation with Duramed, or pursuant to the terms of agreements or plans as currently in effect, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any director, officer or key employee, whether past or present, (iv) except as required by the terms of any existing plan, agreement or arrangement, adopt or commit itself to or enter into any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or into any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, (v) amend any such plan, agreement or arrangement, (vi) enter into any collective bargaining agreement,
(vii) enter into or modify any employment agreement or agreement with a related party or (viii) with certain exceptions, make or commit to make any capital expenditures.

CONDITIONS; WAIVERS

         The respective obligations of Hallmark and Duramed to effect the Transaction are subject to the satisfaction of certain conditions at or prior to the Closing, including: (a) approval of the Transaction by the holders of (i) a majority of the outstanding shares of Hallmark Common Stock, and (ii) a majority of the outstanding shares of Hallmark Common Stock actually voted on the Transaction, other than shares of Hallmark Common Stock beneficially owned by Duramed or its affiliates; (b) no court or governmental or regulatory authority of competent jurisdiction having been enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order or taken any action prohibiting or seeking to prohibit or adversely affect the consummation of the transactions contemplated by the Asset Purchase Agreement; (c) the absence of any stop order suspending the effectiveness of the Registration Statement on Form S-4 of which this Proxy Statement/Prospectus is a part; (d) all filings required to be made, and all consents, approvals, permits and authorizations required to be obtained from governmental and regulatory authorities in connection with the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, having been made or obtained without restrictions; (e) the closing of the transaction contemplated by the HLA Agreement; and (f) the execution of the Escrow Agreement.

         The obligations of Duramed and Hallmark to effect the Transaction are also subject to certain conditions which are normal and customary for transactions such as the Transaction, including, in the case of Duramed's obligations, compliance by Hallmark with the New Jersey Industrial Site Recovery Act and the Employment Agreements being in full force and effect.

         The Asset Purchase Agreement provides that any or all conditions to any party's obligations may, at any time prior to the Effective Time, be waived by such party in whole or in part, to the extent permitted by applicable law.

AMENDMENT; TERMINATION

         At any time prior to the Closing, Duramed and Hallmark may amend the Asset Purchase Agreement by mutual written agreement.

         The Asset Purchase Agreement may be terminated at any time prior to the
Closing: (a) by mutual consent of Duramed and Hallmark; (b) by either Duramed or Hallmark if the Transaction shall not have been consummated by September 30, 1996; (c) by either Duramed or Hallmark if the other is in material breach of any representation, warranty, covenant and agreement which has not been cured in a specified time period after notice; (d) by either Duramed or Hallmark if any permanent injunction or other order of a court or other competent authority enjoining or otherwise preventing the consummation of the transactions contemplated by the Asset Purchase Agreement shall have become final and non-appealable; (e) by either Duramed or Hallmark if the Required Company Vote shall not have been obtained; (f) by Duramed if the Board of Directors of Hallmark shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Asset Purchase Agreement or any of the transactions contemplated hereby, (ii) modify such approval or recommendation in a manner adverse to Duramed or any of its affiliates or (iii) adopt a Third-Party Resolution (as defined below); or (g) by Hallmark if an entity or group (other than Duramed or any of its affiliates) (a "Third Party") shall have made a bona fide proposal (a "Third-Party Proposal") to acquire all or a substantial portion of the outstanding shares of Hallmark Common Stock or the assets of Hallmark and the Board of Directors of Hallmark adopts a resolution (a "Third-Party Resolution") that states that it believes in good faith that such a proposal is more favorable, from a financial point of view, to the holders of Hallmark Common Stock than the Transaction. Hallmark is required, prior to such termination, to provide Duramed with notice of the terms and conditions of such Third-Party Proposal and the identity of such Third Party.

ACCOUNTING TREATMENT

         It is expected that the Transaction will be accounted for by Duramed as a purchase.

INDEMNIFICATION

         Hallmark has agreed to indemnify Duramed for any damages resulting from any misrepresentation or breach of warranty by Hallmark or any Hallmark liability not assumed by Duramed. Duramed may assert an indemnification claim within one year after the Closing and only to the extent of the shares of Duramed Common Stock, Warrants and proceeds therefrom held in the Escrow.

Duramed has agreed to indemnify Hallmark in certain circumstances, including for any breach of warranty by Duramed or any Hallmark liability specifically assumed by Duramed.

TREATMENT OF HALLMARK STOCK OPTIONS

         Hallmark currently has outstanding options to purchase 1,500,000 shares of its Common Stock at an exercise price of $1.00 per share, and options to purchase 620,100 shares of its Common Stock at an exercise price of $5.00 per share. All of the outstanding options are currently exercisable. In connection with this proxy solicitation, Hallmark will notify all persons holding options to purchase common stock of the Transaction, giving them a period of not less than 30 days from the date of the notice in which to exercise their options and participate in the Transaction as shareholders. Options that are not exercised within 30 days of the notice will be canceled.

EXPENSES AND FEES

         Except as described below, each party to the Asset Purchase Agreement will pay its own expenses in connection with the Transaction. If the Transaction is consummated, Duramed also will assume and pay $50,000 of the fees of Armata Partners, financial advisor to Hallmark. If the Asset Purchase Agreement is terminated due to (i) failure by Hallmark to obtain the approval of Hallmark shareholders, (ii) a determination by the Hallmark Board of Directors to pursue a transaction with a Third Party, (iii) failure to consummate the transaction contemplated by the HLA Agreement or (iv) breach by Hallmark of any of its representations, warranties and agreements under the Asset Purchase Agreement, Hallmark has agreed to pay all actual out-of-pocket fees and expenses incurred by Duramed in connection with the Transaction, up to $500,000.

         If the Asset Purchase Agreement is terminated for any reason (other than its material breach by Hallmark), Hallmark may repurchase all marketing rights to its products which have been granted to Duramed by repaying all funds previously advanced by Duramed.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Transaction. The Transaction will constitute a taxable sale. In accordance with section 1060 of the Internal Revenue Code (the "Code"), to determine the amount and character of the gain or loss recognized by Hallmark as the result of the sale, the consideration paid by Duramed must be allocated among the assets sold. Hallmark will recognize a gain under section 1001(a) of the Code on the sale of an asset to the extent the consideration allocated to the asset exceeds Hallmark's basis in the asset. Hallmark will recognize a loss under section 1001(a) of the Code on the sale of an asset to the extent Hallmark's basis in the asset exceeds the fair market value of the consideration allocated to the asset.

         Hallmark currently has net operating losses and net operating loss carryovers that can be applied against, and thereby reduce or eliminate, gains recognized by Hallmark as a result of the Transaction.

         Escrow Fund. Hallmark will be treated for tax purposes as the owner of the Escrow Fund. Consequently, income from the securities or cash held in the Escrow Fund will be included in Hallmark's taxable gross income.

         Payment of Liabilities with Duramed Common Stock. Assuming the fair market value of the shares of Duramed Common Stock does not change from the time Hallmark receives them until Hallmark transfers a portion of them to its creditors, such transfer will not result in any tax consequences to Hallmark. If during such time the fair market value of the Duramed Common Stock transferred to the creditors does change, Hallmark will recognize taxable gain or loss equal to such change.

         The transfer of Duramed Common Stock to Hallmark's creditors may cause some of the creditors to recognize gain. A creditor will recognize gain to the extent that the fair market value of the portion of the Duramed Common Stock received by the creditor exceeds the creditor's basis in Hallmark's indebtedness to the creditor. Although a creditor's basis in a debt owed the creditor is generally equal to the amount of the debt, under certain circumstances the creditor's basis may be less than the amount of the debt. One such circumstance may arise where the creditor is a shareholder of the debtor, and the debtor is an S corporation at any time during which the debt is outstanding. In such a case, in accordance with section 1367(b)(2) of the Code the creditor's basis in the indebtedness of the S corporation to the creditor may be reduced under certain circumstances including the recognition of losses and deductions by the S corporation when the shareholder's basis in his stock is zero.

         Hallmark was at one time an S corporation. During such time, some of the creditors' bases in the debts owed them by Hallmark were reduced. Consequently, such creditors will recognize gain upon Hallmark's satisfaction of the debts owed them.

         Liquidation of Hallmark. Hallmark will not recognize any gain or loss as a result of its liquidation unless the fair market value of the Duramed Common Stock and Warrants changes from the time of their transfer to Hallmark to the time of Hallmark's transfer of them to its shareholders. If the fair market value of the Duramed Common Stock and Warrants does change during such time, then under section 336(a) of the Code, Hallmark will recognize gain or loss (recognition of loss is limited under certain circumstances) equal to the difference between its basis in the Duramed Common Stock and Warrants (their fair market value when received by Hallmark) and the fair market value of the Duramed Common Stock and Warrants on the date they are distributed to the shareholders.

         In accordance with sections 331 and 1001(a) of the Code, each shareholder's gain or loss resulting from the liquidation of Hallmark will equal the difference between the adjusted basis the shareholder has in his stock in Hallmark and the fair market value of the liquidating distribution received by the shareholder. Because Hallmark was at one time an S corporation, the basis that a shareholder holds in his stock in Hallmark may be lower than the fair market value of the property that the shareholder contributed to Hallmark in exchange for his stock. While Hallmark was an S corporation, the basis that a shareholder had in his stock in Hallmark was reduced in accordance with section 1367(a)(2) of the Code under certain circumstances including distributions by the corporation to the shareholder and as a result of corporate losses and deductions.

         Any gain or loss recognized by a shareholder as the result of the shareholder's receipt of assets in the liquidation of Hallmark will be characterized as a capital gain or loss if the shareholder held his stock in Hallmark as a capital asset. This gain or loss will be short-term if the shareholder held his shares in Hallmark for not more than one year, and long-term if the shareholder held the shares for more than one year.

         Under section 334(a) of the Code, the shareholders will receive a basis in the assets distributed to them in liquidation of Hallmark equal to the fair market value of the assets at the time they are distributed.

         Exercise or Lapse of Warrants. The shareholders of Hallmark will not recognize any income on the receipt of Duramed Common Stock pursuant to the exercise of the Warrants. Upon a shareholder's exercise of the Warrants, the shareholder's basis in the Warrants will be added to the exercise price to determine the shareholder's basis in the stock received pursuant to the exercise of the Warrants. Rev. Rul. 78-182, 1978-1 C.B. 265. If a shareholder chooses not to exercise his Warrants and they lapse, in accordance with section 1234 of the Code, the shareholder will recognize a loss in an amount equal to his basis in the Warrants.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE PLAN AND THE TRANSACTION. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT

UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF HALLMARK COMMON STOCK PURSUANT TO THE EXERCISE OF HALLMARK OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF HALLMARK OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE. HALLMARK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN AND THE TRANSACTION TO THEM.

RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders of Hallmark who do not vote in favor of the Transaction and who perfect their rights as described below will have dissenters' rights under applicable New Jersey law. Section 14A:11-1 of the New Jersey Business Corporation Act (the "NJBCA") provides that shareholders may generally dissent from a sale of substantially all of the assets of the corporation not in the ordinary course of business, except if (i) the shares held by such shareholder are listed on a national exchange or held of record by not less than 1,000 shareholders, (ii) the transaction is entered into pursuant to a plan of dissolution of the corporation which provides for distribution of the net assets of the corporation to its shareholders in accordance with their interests within one year after the date of such transaction and the transaction is wholly for cash, securities so listed or held or cash and such securities; or (iii) the sale is pursuant to an order of a court of competent jurisdiction.

         A shareholder of Hallmark who wishes to assert his right to dissent from the adoption of the Plan and approval of the Asset Purchase Agreement and receive the fair value of his shares must file with Hallmark a written notice stating that he intends to demand payment for his shares if the Plan is adopted. Such notice must be filed with Hallmark prior to the vote of the shareholders on the Plan. If one or more shareholders file notices of dissent, and the Plan is nonetheless adopted, Hallmark must, within ten days of the effective date of such action, send written notice of the effective date of such action to the shareholders filing such notices. Such shareholders must then provide to Hallmark, within 20 days of the mailing of such notice, a written demand for payment of the fair value of the shares held by them and, within twenty days of the date of such demand, submit the share certificates held by them for notation thereon of such demand.

         Within ten days after expiration of the period within which a shareholder may demand payment for his shares, Hallmark must mail to all shareholders making such a demand the balance sheet and surplus statement of Hallmark as of the latest available date, and a profit and loss statement for not less than a 12-month period ended on the date of such balance sheet. Hallmark may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by Hallmark to be the fair value thereof. Such offer must be made at the same price to each dissenting shareholder. If, not later than 30 days after the end of the ten-day period referred to in this paragraph, Hallmark and any dissenting shareholders agree upon the fair value of the shares, Hallmark must deliver payment therefor to such shareholders upon surrender of the certificate or certificates representing such shares.

         If Hallmark and any dissenting shareholder fail to agree upon a fair value for the shares within the 30-day period described in the previous paragraph, any remaining dissenting shareholder may serve upon Hallmark, no later than 30 days after the expiration of such period, a written demand that it commence an action in the Superior Court of the State of New Jersey for the determination of the fair value of the shares. Hallmark must commence such action no later than 30 days after receipt of such demand, or at any earlier time that it determines. If Hallmark fails to commence such an action within such time period, any remaining dissenting shareholder may commence such an action in the name of Hallmark within sixty days of the expiration of such time period. All remaining dissenting shareholders must be named as parties to such an action against their shares quasi in rem. The court must render judgment against Hallmark and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares, as determined by the court. In making such determination, the court may appoint an appraiser to receive evidence and report to the court on the question of fair value. The court must also award to each shareholder who is a party to the action interest at an equitable rate from the date of such shareholder's demand for payment, unless the court finds that the refusal of any dissenting shareholder of an offer by Hallmark pursuant to the preceding paragraph was arbitrary, vexatious or otherwise not in good faith, in which case no interest shall be awarded. A judgment for the payment of the fair value of shares must be payable upon surrender to Hallmark of the certificates representing such shares. The costs and expenses of such an action must be determined and apportioned by the court. Each party must pay its own attorney's fees and expert's fees, unless the court finds that the offer made by Hallmark pursuant to the preceding paragraph was not made in good faith, in which case the court may in its discretion award to any dissenting shareholder who is a party to such action his attorney's and expert's fees.

                         INFORMATION CONCERNING DURAMED

         Duramed currently manufactures and sells a limited line of prescription generic drug products in tablet, capsule and liquid forms to customers throughout the United States. Products sold by Duramed include those of its own manufacture and those which it markets under certain arrangements with other drug manufacturers. Duramed sells its products to drug wholesalers, private label distributors, drug store chains, health maintenance organizations, hospitals, nursing homes, retiree organizations, mail order distributors, other drug manufacturers, mass merchandisers and governmental agencies. Generic drugs are the chemical and therapeutic equivalents of brand name drugs which have gained market acceptance while under patent protection. In general, prescription generic drug products are required to meet the same governmental standards as brand name pharmaceutical products and must receive FDA approval prior to manufacture and sale. Generic drug products are marketed after expiration of patents held by the innovator company, generally on the basis of FDA approved Abbreviated New Drug Applications submitted by the generic manufacturers. Generic drug products typically sell at prices substantially below those of the equivalent brand name products. The increasing emphasis on controlling health care costs, the growth of managed care organizations and the significant number of drugs for which patents will expire in the next few years are expected to create an opportunity for continued growth in the generic drug market.

         Other information concerning Duramed is incorporated herein by reference. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."


                         INFORMATION CONCERNING HALLMARK

Business


         Hallmark is a development stage company engaged in the research, development and manufacturing of generic or "off-patent" prescription drugs. Hallmark also is engaged in the business of developing a proprietary drug delivery system designed to enable alternate formulation of pharmaceutical compounds. Hallmark is a New Jersey corporation organized in February, 1992. Hallmark commenced operations on March 1, 1992.

         Hallmark's primary objective has been to enter the generic drug industry through the establishment of a research and development facility and the acquisition of equipment and personnel in order to identify and formulate generic versions of brand name drugs with expired and expiring patents.

         In June, 1992, Hallmark leased its present 22,751 square feet facility in Somerset, New Jersey. Modification of part of the building at a cost of approximately $128,000 for use as a research and development laboratory was completed in September, 1992. Support staff, consisting of laboratory personnel and clerical support personnel, were also added in September, 1992.

         The FDA's promulgation of a series of regulatory requirements in the early 1990's had a material effect on the time and money needed for Hallmark to achieve its business objective. Chief among these regulatory changes were the requirements for pre-approval inspections and for submission batch manufacture in a facility meeting Good Manufacturing Practice ("GMP") regulations. Plans to modify part of the building as a pilot facility in compliance with GMP regulations of the FDA were developed and implemented during the latter part of 1992 and early 1993. Implementation costs were approximately $191,000. This GMP pilot facility was operational in April, 1993.

         Between that latter part of 1993 and early 1994, Hallmark utilized the GMP facility to complete three bio-studies to support applications by Hallmark to the FDA for approval of two generic drug products: Captopril (application filed in March, 1993) and Glipizide (application filed in October, 1994).

         Also beginning in late 1993 and continuing throughout 1994, plans to modify the rest of the building as an additional GMP facility were developed and implemented in two phases at a cost of approximately $1,500,000. This facility, which was completed in the first quarter of 1995, will enable Hallmark to produce selected drugs in commercial quantities.

         Hallmark is dependent on debt and equity financing to fund its activities. Hallmark has financed its activities through sales of common stock, loans from shareholders and bank loans guaranteed by shareholders. The aggregate of these financing activities has produced approximately $14,877,000 through March 31, 1996, all of which has been dedicated to research and development ("R&D"), acquisition of equipment and personnel, and operation of Hallmark's facilities.

Time Release Forms

         During the process of completing the GMP facility, Hallmark had concentrated its efforts on immediate release solid oral dosage forms as the scope of the project. However, based on the earlier success of Hallmark's R&D program, changes in market conditions, and the desirability of enhancing Hallmark's product potential, the Board of Directors of Hallmark decided in October of 1993 to expand the R&D program to include time release solid oral dosage forms. Dr. Guohua Zhang, Ph.D., a specialist in the development of time release solid oral dosage drugs, became, on April 18, 1994, the Director of Special Projects to direct the activities of this expanded R&D program.

         The decision to enter the time release field while continuing with the immediate solid dosage form products contributed to the need for substantially more funding. Further, compliance with FDA requirements for pre-approval inspection and entry into the time release field caused Hallmark to seek and obtain additional funding in 1994. The total amounts raised through stock sales, stockholder loans and bank loans guaranteed by stockholders in 1994 was approximately $5,446,950.

                        HALLMARK PHARMACEUTICALS, INC.

                           SELECTED FINANCIAL DATA

        The selected financial data of Hallmark set forth below as of and for the years ended December 31, 1995, 1994 and 1993 has been derived from, and should be read in conjunction with, Hallmark's audited financial statements and notes thereto included elsewhere herein. The selected financial data of Hallmark as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 is unaudited and should be read in conjunction with Hallmark's interim financial statements also included elsewhere herein. The unaudited balance sheet data as of March 31, 1995 has been derived from Hallmark's interim balance sheet not included herein.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

                                           Three months ended                Years ended December 31,
                                    ------------------------------   ----------------------------------------
                                    MARCH 31, 1996  MARCH 31, 1995       1995           1994           1993
                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales                                  $837             --              --             --             --
Operating (loss)                        ($1,388)         ($945)        ($4,068)       ($3,572)       ($2,281)
Net (loss)                              ($1,585)       ($1,071)        ($4,815)       ($3,981)       ($2,607)

Net loss per common share                 ($.26)         ($.18)         ($0.79)        ($0.71)        ($0.75)

BALANCE SHEET DATA:
Current assets                             $989           $227            $837           $501           $142
Total assets                             $4,332         $3,913          $4,402         $3,508         $1,774
Current liabilities                      $6,299           $825          $3,972           $705           $352
Long-term liabilities                    $4,645         $4,709          $5,506         $3,675         $2,204
Accumulated deficit                    ($13,984)       ($8,654)       ($12,398)       ($7,583)       ($3,602)
Stockholders' deficiency                ($6,611)       ($1,622)        ($5,076)         ($872)         ($782)




               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                 OPERATIONS AND FINANCIAL CONDITION OF HALLMARK

RESULTS OF OPERATIONS

         Comparison of Three Month Periods Ended March 31, 1996 and
1995.

NET SALES AND COST OF GOODS SOLD

         Net sales for the three month period ended March 31, 1996 of $836,819 consisted of sales of Hallmark's Captopril product to Duramed in accordance with the terms of a distribution agreement between the parties. As a result of intense competition in the market for the Captopril product, Hallmark incurred a gross loss of $314,140 and its cost of goods sold was $1,150,959. There were no sales or cost of goods sold in the comparable prior quarter as Hallmark was in the development stage at that time.

OPERATING EXPENSES

Research and development

         Research and development expense increased by $114,795, or 27.7%, in the first quarter of 1996 to $529,484 from $414,689 in the first quarter of 1995. The increase in research and development expense was primarily a result of increased bio-studies.

General and administrative

         General and administrative expense increased by $10,320, or 3.9%, in the first quarter of 1996 to $275,564 from $265,244 in the first quarter of 1995. The moderate increase in General and Administrative expense is a result of first quarter increases in salaries and product liability insurance, offset by a decrease in legal and professional fees.

Interest Expense

         Interest expense increased by $70,391, or 55.6%, in the first quarter of 1996 to $197,042 from $126,651 in the first quarter of 1995. The increased interest expense is principally a result of increased stockholder debt.

         Comparison of Years Ended December 31, 1995 and 1994

NET SALES

         There were no sales in 1995 and 1994 as Hallmark was in the development stage.

OPERATING EXPENSES

Research and development

         Research and development expense increased by $137,675, or 6.9%, in 1995 to $2,120,982 from $1,983,307 in 1994. The increase in research and development expense was principally a result of increased salaries as well as increased outside lab fees for bioequivalency studies.

GENERAL AND ADMINISTRATIVE

         General and administrative expense decreased by $25,177, or 2.9%, in 1995 to $856,028 from $881,205 in 1994. The decrease in general and administrative expense was principally a result of a non-recurring charge of $250,000 recorded in 1994 in connection with the issuance of stock options (see
Note 8 to Hallmark's financial statements) offset by 1995 increases in legal and professional fees of approximately $103,400, salaries of approximately $18,200, insurance and workmen's compensation of approximately $17,300, travel expenses of approximately $22,000, and net increases in other expenses aggregating approximately $64,000.

Interest Expense

         Total interest expense increased by $338,718, or 82.8%, in 1995 to $747,803 from $409,085 in 1994. This increase results primarily from increased borrowing from stockholders during 1995 of approximately $4,315,500.

Depreciation and Amortization

         Depreciation and amortization expense increased by $382,880, or 54.1%, to $1,090,594 in 1995 from $707,714 in 1994. The increase in depreciation and amortization expense is principally a result of Hallmark's additions to property and equipment which aggregated approximately $1,549,000 in 1995 (including additions to equipment classified as held under capital leases).

Income Taxes

         Since Hallmark's adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" as of January 1, 1994 (such standard was adopted concurrent with the Company's effective date of revocation of its S Corporation status), a valuation allowance was provided for the total amount of deferred tax assets.

Inflation

         Inflation has not had and is not expected to have a material impact on Hallmark's business.

LIQUIDITY AND CAPITAL RESOURCES

         Hallmark is engaged in the research and late-stage development of generic drugs and drug delivery technologies the funding for which, since Hallmark's inception, has been obtained from sales of common stock to shareholders in a series of private placements, loans from shareholders and bank debt guaranteed by Hallmark's shareholders. During 1995 Hallmark received its first approval to market Captopril but intense competition in the market for this product has severely impacted expected profit margins. Accordingly, Hallmark will continue to require equity and/or debt financing to carry out its business plan. Currently, Hallmark is being funded substantially by advances from Duramed as well as occasional shareholder loans. Absent such funding, there is substantial doubt about whether Hallmark could continue as a going concern.

         At March 31, 1996 and December 31, 1995, shareholder loans aggregated approximately $6,051,000 and $5,946,000, respectively, and obligations under capital leases aggregated approximately $734,000 and $800,000, respectively. Bank debt at March 31, 1996 and December 31, 1995 aggregated approximately $1,256,000 and $1,279,000, respectively. Hallmark was indebted to Duramed at March 31, 1996 and December 31, 1995 in connection with short term advances of $2,010,000 and $900,000, respectively.

         Also, at March 31, 1996 and December 31, 1995, Hallmark had a working capital deficiency of approximately $5,309,000 and $3,135,000, respectively.

         See "SUMMARY-MARKET INFORMATION" and "INDEX TO FINANCIAL STATEMENTS" for additional information with respect to Hallmark.


                         SECURITY OWNERSHIP OF HALLMARK

         Hallmark common stock is owned beneficially by 53 stockholders. As of June 10, 1996, the record date for the Special Meeting, there were 6,156,240 shares of common stock outstanding. Officers and directors of Hallmark own beneficially approximately 63% of the outstanding shares of common stock. Each share of common stock is entitled to one vote. Under New Jersey law and Hallmark's governing instruments, approval by a majority of the outstanding shares of common stock is necessary in order to effect the sale of assets. However, the board of directors of each of Hallmark and Duramed voted has determined, and the Asset Purchase Agreement provides, that the Transaction will not proceed unless a majority of the shares voted by persons unaffiliated with Duramed approve the Transaction.

                            PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 10, 1996, of each person known by Hallmark to be beneficial owners of more than 5% of the outstanding Common Stock, each Named Officer, each of the directors of the Company, and all Directors and executive officers of the Company as a group. Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed a "beneficial owner" if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.


NAMES AND ADDRESSES OF BENEFICIAL OWNERS               SHARES       PERCENTAGE
                                                    BENEFICIALLY      OWNED
                                                       OWNED
Mr. V.G. Budharaju (1)...........................     900,000         14.6%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey

Dr. Marvin H. Meisner (2)........................     486,841          7.9%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey

Dr. John H. Meloy (3)............................     414,598          6.7%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey

Dr. Carroll P. Osgood (4)........................     517,339          8.4%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey

Dr. Rudraraju P. Raju (5)........................     725,667         11.8%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey

Dr. Robert E. Wertz (6)..........................     826,048         13.4%
c/o Hallmark Pharmaceuticals, Inc.
400 Campus Drive
Somerset, New Jersey

(1) Represents shares held of record by various individual investors for which Mr. Budharaju exercises voting power.

(2) Represents shares held of record by Dr. Meisner and Judith Sue Meisner Jointly.

(3) Represents shares held of record by Dr. Meloy and Eujeania Meloy jointly.

(4) Represents shares held of record by Dr. Osgood and Altru Company for which Dr. Osgood exercises voting power.

(5) Represents shares held of record by various individual investors for which Dr. Raju exercises voting power.

(6) Represents shares held of record by Dr. Wertz individually and with Patricia Wertz Jointly for which Dr. Wertz exercises voting power.

                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma financial statements give effect to the proposed Transaction based on the assumptions described in the accompanying notes. These pro forma financial statements have been prepared from the historical consolidated financial statements of Duramed and Hallmark and should be read in conjunction therewith. The historical financial statements of Duramed and Hallmark are incorporated by reference or appear elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO HALLMARK FINANCIAL STATEMENTS."

         In exchange for substantially all the assets of Hallmark, Duramed has agreed to issue 640,000 shares of common stock and warrants to purchase 400,000 shares of common stock at $25 per share ("securities"), and agreed to assume certain liabilities valued at $2.8 million as of March 31, 1996. In anticipation of completing the acquisition and in exchange for the exclusive North American marketing rights to Hallmark's Captopril product, Duramed advanced Hallmark $2.0 million through March 31, 1996, and has agreed to continue funding the operating expenses of Hallmark commencing April 1, 1996 until the close of the Transaction. These expenses are forecasted to approximate $314,000 per month plus certain bio-study costs. If the Transaction is consummated, Duramed will release Hallmark from the obligation to repay these advances.

         The excess of the value of Duramed's consideration ($16.3 million) over the fair value of Hallmark's tangible assets acquired ($5.8 million) of $10.5 million represents a non-recurring charge for purchased research and development. Given that this charge is non-recurring, pursuant to the presentation requirements for pro forma financial information it has not been included in the pro forma condensed consolidated financial statements.

         The pro forma condensed consolidated balance sheet at March 31, 1996 reflects the acquisition of Hallmark as if it had been completed on March 31, 1996. The pro forma condensed consolidated statement of operations for the three months ended March 31, 1996 and the year ended December 31, 1995 reflects the acquisition as if it had been completed as of January 1, 1995.

         The pro forma financial information does not purport to be indicative of the results that would actually have been reported if the Transaction had occurred on such dates or which may be reported in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Duramed and Hallmark and the related notes to such financial statements.

                          DURAMED PHARMACEUTICALS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996

                                                                                            Purchase
                                                                                           Accounting                Pro Forma
                                                Duramed              Hallmark              Adjustments             Consolidated
- ------------------------------------------------------------------------------------------------------------------------------
Assets
  Current Assets:
    Cash                                      $     2,600           $      2,825              $        --          $      5,425
    Accounts receivable                         8,944,945                836,819               (1,387,831)a           8,393,933
    Inventories                                13,300,678                131,977                       --            13,432,655
    Other Assets                                3,469,950                 17,623                       --             3,487,573
                                             ------------           ------------           --------------          ------------
  Total current assets                         25,718,173                989,244               (1,387,831)           25,319,586
                                             ------------           ------------           --------------          ------------
  Property, plant & equipment                  20,200,099              2,893,964                2,659,350 b          25,753,413
                                             ------------           ------------           --------------          ------------
  Other Assets                                  3,796,537                449,157                 (375,635)c           3,870,059
                                             ------------           ------------           --------------          ------------
Total Assets                                  $49,714,809           $  4,332,365              $   895,884          $ 54,943,058
                                             ============           ============           ==============          ============

Liabilities and Stockholder's Equity
  Current Liabilities:
    Accounts payable                          $ 4,513,344           $    394,243              $  (194,966)d        $  4,712,621
    Accrued liabilities                         4,465,623                282,473                  333,808 d           5,081,904
    Note Payable to Duramed                          --                2,010,012               (2,010,012)e                  --
    Current portion of long-term
      debt and other liabilities                6,997,995              3,611,933               (1,621,168)d           8,988,760
                                             ------------           ------------           --------------          ------------
  Total current liabilities                    15,976,962              6,298,661               (3,492,338)           18,783,285
                                             ------------           ------------           --------------          ------------
  Other Long-term debt and
    liabilities                                16,193,916              4,645,168               (4,645,168)d          16,193,916
                                             ------------           ------------           --------------          ------------

  Total Liabilities                            32,170,878             10,943,829               (8,137,506)           34,977,201
                                             ------------           ------------           --------------          ------------
  Stockholders' Equity:
    Convertible Preferred Stock                 6,500,033                     --                       --             6,500,033
    Common Stock                                   97,888              7,122,100               (7,115,700)f             104,288
    Additional paid-in-capital                 40,976,473                250,000               12,683,600 f          53,910,073
    Accumulated deficit                       (30,030,463)           (13,983,564)               3,465,490 f         (40,548,537)
                                             ------------           ------------           --------------          ------------
  Total stockholders' equity                   17,543,931             (6,611,464)               9,033,390            19,965,857
                                             ------------           ------------           --------------          ------------
Total liabilities and stockholders' equity    $49,714,809           $  4,332,365              $   895,884          $ 54,943,058
                                             ============           ============           ==============          ============



PRO FORMA BALANCE SHEET ADJUSTMENTS:

The following adjustments were made to arrive at the pro forma consolidated balance sheet:

a - Reflects the elimination of receivables related to Hallmark's Captopril sales to Duramed, as well as the release of Hallmark's obligation to repay Duramed for advances.

b - Adjustment to fair value property, plant and equipment.

c - Reflects Hallmark's reclassification of deferred financing costs and adjusts to fair value other assets of Hallmark.

d - Reflects the addition of liabilities that are created as a result of the transaction, as well as the elimination of certain liabilities not assumed by Duramed.

e - Reflects the release of Hallmark's obligation to repay Duramed for advances through March 31, 1996.

f - Reflects the elimination of common stock, additional paid-in-capital, and accumulated deficit of Hallmark and the issuance of Duramed securities. In addition, the accumulated deficit reflects the non-recurring charge for purchased research and development of $10.5 million valued at March 31, 1996.

                          DURAMED PHARMACEUTICALS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                               Pro Forma            Pro Forma
                                                Duramed                Hallmark               Adjustments          Consolidated
                                                -------                --------               -----------          ------------
Net Sales                                      $10,700,198               $836,819               ($836,819)a         $10,700,198

Cost of Goods Sold                               7,825,200              1,150,959              (1,150,959)a           7,825,200
                                              ------------           ------------           -------------          ------------
Gross Profit (Loss)                              2,874,998               (314,140)               $314,140             2,874,998

Selling, General & Administrative Expenses       3,385,545                289,078                  (8,424)b           3,666,199

Product Development Expenses                     1,099,316                784,827                  62,044 b           1,946,187
                                              ------------           ------------           -------------          ------------
 Operating (Loss) Profit                        (1,609,863)            (1,388,045)                260,520            (2,737,388)

Interest Expense                                   551,232                197,042                (166,231)c             582,043
                                              ------------           ------------           -------------          ------------
  Loss Income before Income Taxes               (2,161,095)            (1,585,087)                426,751            (3,319,431)

Income Taxes                                          --                     --                      --                    --
                                              ------------           ------------           -------------          ------------
 Net (Loss) Income                              (2,161,095)            (1,585,087)                426,751            (3,319,431)

Preferred Dividends                                274,918                   --                      --                 274,918
                                              ------------           ------------           -------------          ------------
 Net (Loss) Income available to
  Common Shareholders                          ($2,436,013)            (1,585,087)               $426,751           ($3,594,349)
                                              ============           ============           =============          ============

 Loss per Share                                     ($0.28)                ($0.26)                                       ($0.39)
                                              ============           ============                                  ============

Weighted Average Shares Outstanding              8,565,621              6,122,907                                     9,205,621
                                              ============           ============                                  ============

ADJUSTMENTS TO PRO FORMA STATEMENT OF OPERATIONS:

The following adjustments were made to arrive at the pro forma consolidated statement of operations:

a - Reflects the elimination of sales and cost of sales of Captopril to Duramed.

b - Represents change in depreciation resulting from differences in the values and depreciable lives of equipment, furniture, fixtures and lease improvements.

c - Reflects the elimination of interest expense related to liabilities not assumed by Duramed.

ADJUSTMENT TO WEIGHTED AVERAGE SHARES OUTSTANDING:

Weighted shares outstanding used to compute pro forma loss per share at March 31, 1996 include the issuance of 640,000 shares of Duramed common stock pursuant to the terms of the transaction.

                          DURAMED PHARMACEUTICALS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                    Adjusted             Pro Forma           Pro Forma
                                                 Duramed            Hallmark           Adjustments         Consolidated
- --------------------------------------------------------------------------------------------------------------------------------
Net Sales                                       $49,623,526         $    -               $  -                $49,623,526
Cost of Goods Sold                               29,705,677              -                  -                 29,705,677
                                                -----------         -----------        -----------           -----------
Gross Profit                                     19,917,849              -                  -                 19,917,849

Selling, General & Administrative Expenses       12,231,510             908,949            (32,565)a          13,107,894

Product Development Expenses                      5,952,694           3,158,655           (187,267)a           8,924,082
                                                -----------         -----------        -----------           -----------
 Operating Profit (Loss)                          1,733,645          (4,067,604)           219,832            (2,114,127)

Interest Expense                                  2,724,593             747,803           (623,122)b           2,849,274
                                                -----------         -----------        -----------           -----------
 (Loss) Income before Income Taxes                 (990,948)         (4,815,407)           842,954            (4,963,401)

Income Taxes                                         -                   -                  -                     -
                                                -----------         -----------        -----------           -----------
 Net (Loss) Income                                 (990,948)         (4,815,407)           842,954            (4,963,401)

Preferred Dividends                                 122,739              -                  -                    122,739
                                                -----------         -----------        -----------           -----------
 Net (Loss) Income available to
  Common Shareholders                           ($1,113,687)        ($4,815,407)          $842,954           ($5,086,140)
                                                ===========         ===========        ===========           ===========

(Loss) per Share                                     ($0.14)             ($0.79)                                  ($0.59)
                                                      =====               =====                                    =====

Weighted Average Shares Outstanding               8,026,359           6,060,873                                8,666,359
                                                ===========         ===========                                =========


ADJUSTMENTS TO PRO FORMA STATEMENT OF OPERATIONS:

The following adjustments were made to arrive at the pro forma consolidated statement of operations:

a - Represents change in depreciation resulting from differences in the values and depreciable lives of equipment, furniture, fixtures and leasehold improvements.

b - Reflects the elimination of interest expense related to liabilities not assumed by Duramed.

ADJUSTMENT TO WEIGHTED AVERAGE SHARES OUTSTANDING:

Weighted shares outstanding used to compute pro forma loss per share at December 31, 1995 include the issuance of 640,000 shares of Duramed common stock pursuant to the terms of the transaction.

                    DESCRIPTION OF DURAMED STOCK AND WARRANTS

    The terms and conditions of Duramed's capital stock are governed by the laws of the State of Delaware as well as by Duramed's Restated Certificate of Incorporation, as amended ("Duramed's Articles") and By-Laws, as amended ("Duramed's By-Laws").

COMMON STOCK

    Duramed has 50,000,000 authorized shares of Common Stock, par value $.01 per share, of which 10,120,564 shares were issued and outstanding as of June 10, 1996. An additional 3,706,683 shares have been reserved for future issuance. Holders of Duramed Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have cumulative voting rights.

    Subject to preferences which may be granted to holders of Preferred Stock, holders of Duramed Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Duramed Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and liquidation preferences of any Preferred Stock which may be outstanding.

    Except as described below, shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of Duramed, and there are no redemption or sinking fund provisions with regard to the Duramed Common Stock. All outstanding shares of Duramed Common Stock are fully paid and validly issued and non-assessable.

    The consent of the holders of 66 2/3% of all outstanding shares of Duramed Common Stock is required to amend the Certificate of Incorporation. A vote of 50% of all outstanding shares is required to approve mergers, sales of assets and similar transactions, except that this percentage increases to 66 2/3% if the acquiring party has purchased a 15% or greater ownership of Duramed prior to approval of the transaction by the Board of Directors.

    Each share of Duramed Common Stock outstanding (and each share issued prior to the occurrence of certain events) carries with it one Preferred Stock Purchase Right to purchase, at a price of $80.00, one one-hundredth of a share of Series A Preferred Stock. The Preferred Stock Purchase Rights are exercisable only if a person or group acquires or obtains the right to acquire ownership of 20% or more of the Duramed Common Stock, commences a tender or exchange offer for 30% or more of the Duramed Common Stock, or is declared an "Adverse Person" by Duramed's Board of

Directors. Duramed is entitled to redeem the Preferred Stock Purchase Rights at a price of one-tenth of one cent per Preferred Stock Purchase Right at any time before the twentieth day following the date a 20% position has been acquired.

    If Duramed is acquired in a merger or other business combination transaction, each Preferred Stock Purchase Right entitles its holder to purchase, at the Preferred Stock Purchase Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Preferred Stock Purchase Rights' exercise price. The Preferred Stock Purchase Rights also provide a similar right for holders (other than an Acquiring Person or Adverse Person as defined in the Preferred Stock Purchase Rights Agreement) to purchase Duramed Common Stock having a market value at that time of twice the Preferred Stock Purchase Right's exercise price under certain circumstances where a person or group has acquired a 30% block of the Duramed Common Stock or been declared an "Adverse Person" by a majority of Duramed's outside directors.

    The Provident Bank, Cincinnati, Ohio acts as Registrar and Transfer Agent of Duramed's Common Stock.

PREFERRED STOCK

    Duramed has 500,000 authorized shares of Preferred Stock, $.001 par value per share. In connection with the Preferred Stock Purchase Rights described above, the Board of Directors of Duramed has provided for the issuance of 100,000 shares of a series of Preferred Stock designated as Series A Preferred Stock.

    On July 8, 1993, as part of an agreement with its bank, Duramed issued 74,659 shares of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock is non-voting and is convertible at any time into 746,590 shares of Duramed Common Stock. Subsequent to December 31, 1995, the bank converted 42,130 shares of Series B Convertible Preferred Stock into 421,300 shares of Duramed Common Stock.

    On November 6, 1995, Duramed's Board of Directors authorized the issuance of up to 250,000 shares of 8% Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), having a stated value of $100 per share. In November 1995, Duramed issued $12.0 million (120,000 shares) of Series C Preferred Stock. An additional $12 million (120,000 shares) of Series C Preferred Stock was issued in February 1996. Each share of Series C Preferred Stock is convertible at the option of the holder, with respect to its stated value of $100, into shares of Duramed Common Stock at a price which is 15% below the average closing price of the Duramed Common Stock over the 10-day trading period ending two days prior to the date of conversion (the "conversion price"). The conversion price may not be less than $7.50 or more than $20.00. Any shares of Series C Preferred

Stock remaining outstanding on November 14, 1997 will automatically be converted into shares of Duramed Common Stock on such date. The Series C Preferred Stock pays a dividend of 8% annually, payable quarterly in arrears, on all unconverted shares. Through June 10, 1996, 195,000 shares of the Series C Preferred Stock had been converted into 1,340,598 shares of the Duramed Common Stock at an average conversion price of $14.55 per share of Duramed Common Stock.

    The remaining shares of authorized preferred stock may be issued in one or more series having such designated preferences, rights, qualifications and limitations as the Board of Directors may from time to time determine without requiring any vote of Duramed shareholders. A series of preferred stock could be given voting, conversion, redemption, liquidation and dividend rights which, if issued, could adversely affect the voting power and dilute the equity of the holders of Duramed Common Stock and could have preference to Duramed Common Stock with respect to dividend and liquidation rights. In addition, the issuance of preferred stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of Duramed.

WARRANTS

    The Warrants will be issued in registered form to or at the direction of Hallmark as provided in the Asset Purchase Agreement. The following general summary is qualified in its entirety by reference to the form of Warrant.

    Each Warrant will entitle the registered holder to purchase one share of Duramed Common Stock, subject to adjustment as described below. The Warrants will be exercisable from the first anniversary of the Closing until the fifth anniversary of the Closing (the "Termination Date") at an exercise price of $25.00 per share. The Warrants may not be exercised for more than one-third of the Duramed Common Stock subject thereto prior to the second anniversary of the Closing or more than two-thirds of the Duramed Common Stock subject thereto prior to the third anniversary of the Closing.

    Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised, by presenting them at the offices of Duramed, 7155 East Kemper Road, Cincinnati, Ohio 45249. The purchase price for shares of Duramed Common Stock purchased pursuant to the Warrants will be payable in full by check to Duramed or the holder may direct that a portion of such Common Stock to be issued upon exercise of the Warrant be withheld by Duramed as payment, to the extent permitted by law.

    The exercise price of the Warrants and the number of shares issuable upon exercise are subject to adjustments in certain events.

    No fractional shares will be issued upon the exercise of the Warrants, but Duramed will pay the cash value of any fractional shares otherwise issuable. No adjustments for cash dividends will be made upon any exercise of Warrants. Holders of Warrants, as such, do not have any voting or pre-emptive rights or any other rights as shareholders of Duramed.



                   COMPARATIVE RIGHTS OF DURAMED STOCKHOLDERS
                            AND HALLMARK SHAREHOLDERS

    If the Transaction is consummated, holders of Hallmark Common Stock will become holders of Duramed Common Stock, which will result in their rights as shareholders being governed by the laws of the State of Delaware, Duramed's Articles and Duramed's By-Laws. The rights of holders of Hallmark Common Stock currently are governed by the laws of the State of New Jersey and the Certificate of Incorporation, as amended, of Hallmark ("Hallmark's Articles") and the By-Laws, as amended, of Hallmark ("Hallmark's By-Laws").

    It is not practical to describe all of the differences between the laws of the State of Delaware and the laws of the State of New Jersey, between Duramed's Articles and Hallmark's Articles and between Duramed's By-Laws and Hallmark's By-Laws. The following is a summary of certain differences between the rights of a holder of Duramed Common Stock and the rights of a holder of Hallmark Common Stock. The summary is qualified in its entirety by reference to Duramed's Articles and Duramed's By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part, Hallmark's Articles and Hallmark's By-Laws, attached as Appendix D hereto, and the laws of the State of Delaware and the State of New Jersey.

APPRAISAL RIGHTS

    Delaware law provides appraisal rights in the case of a stockholder objecting to certain mergers or consolidations, but such appraisal rights do not apply (i) to stockholders of the surviving corporation in a merger if stockholder approval of the merger is not required or (ii) to any class of stock which is either listed on a national securities exchange or held of record by more than 2,000 holders unless stockholders are required to accept for their shares in the merger or consolidation anything other than common stock of the surviving or resulting corporation or common stock of another corporation that is so listed or held (and cash in lieu of fractional shares).

    New Jersey law provides appraisal rights in the case of a shareholder objecting to certain mergers or consolidations, but such appraisal rights do not apply (i) to shareholders of a surviving corporation in a merger if shareholder approval of the merger is not required; (ii) to any class of stock which is listed on a national securities exchange or held of record by not less than 1,000 holders unless shareholders are required to accept for their shares anything other than cash, securities which will be so listed or traded, or such securities and cash.

    New Jersey law further provides appraisal rights in the case of a shareholder objecting to certain sales or other dispositions of all or substantially all of the assets of a corporation not in the ordinary course of business, other than transfers of assets by a corporate parent to a corporate subsidiary, but such appraisal rights do not apply (i) to a series of stock listed on a national securities exchange or held of record by no less than 1,000 holders; (ii) a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders within one year of the transaction, and such transaction is wholly for cash, securities which will be so listed or traded, or cash and such securities; or (iii) a sale pursuant to an order of a court having jurisdiction.

TRANSACTIONS WITH AFFILIATES

    The Delaware Business Combinations Statute mandates a delay in certain fundamental corporate transactions with a person owning more than 15% of the outstanding voting shares of a corporation (an "interested stockholder") for three years after the date such person became an interested stockholder unless:
(i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock; (iii) the business combination is approved by the Board of Directors and by the stockholders by a vote of two-thirds of the outstanding voting stock (excluding shares held or controlled by the interested stockholder); or (iv) the corporation's original certificate of incorporation provided that this Statute would not be applicable to the corporation.

    The New Jersey Shareholders Protection Act mandates a delay in certain fundamental corporate transactions with a person owning, directly or indirectly, more than 10% of the voting power of the outstanding voting stock of a corporation (an "interested shareholder") for five years after the date such person became an interested shareholder (the "stock acquisition date"), unless
(i) the Board of Directors approved the transaction prior to the stock acquisition date; (ii) the transaction is approved by the vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder; (iii) the transaction meets certain conditions specified by the Act;

(iv) the corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to
Section 12(g) of the Securities Act of 1934 on the stock acquisition date; (v) the interested shareholder was an interested shareholder prior to August 5, 1986 and has not since such date increased his proportion of the voting power of the corporation; (vi) the interested shareholder became an interested shareholder inadvertently, as soon as practicable divests himself of a sufficient amount of stock so that he is no longer an interested shareholder, and would not, during the five-year period preceding the transaction, have been an interested shareholder but for such inadvertent acquisition; (vii) the interested shareholder became the beneficial owner of more than 50% of the voting power of the outstanding voting stock of the corporation prior to August 5, 1986 through a purchase of stock directly from the corporation in a transaction approved by the directors of the corporation, none of whom were then affiliated with the interested shareholder; or (viii) the interested shareholder became an interested shareholder on or after August 5, 1986 and before January 1, 1987.

DIVIDENDS

    Under Delaware law, a corporation may generally pay dividends out of surplus. In addition, a corporation, under certain circumstances, may pay dividends, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

    Under New Jersey law, a corporation may not make a distribution, including the payment of dividends, if, after such distribution, the corporation would be unable to pay its debts as they become due in the ordinary course of business, or the corporation's total assets would be less than its total liabilities.

LIABILITY OF DIRECTORS

    Under Delaware law and Duramed's Articles, no director may be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by a director, except that a director may be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful dividends or other distributions or (iv) for any transaction from which such director derived an improper personal benefit.

    New Jersey law provides that a corporation may, in its certificate of incorporation, limit the directors' liability to the corporation or its shareholders, but Hallmark has no such limitation in its certificate of incorporation. Under New Jersey law, a corporation may not relieve its directors from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Further, directors who vote for or concur in any of the following corporate actions are jointly and severally liable to the corporation for damages: (i) declaration of any dividend or distribution contrary to law; (ii) purchase of shares of the corporation contrary to law;
(iii) distribution of assets of the corporation during or after dissolution without adequately providing for all known debts of the corporation; (iv) liquidation of the corporation without providing for the dissolution of the corporation and payment of all expenses incident thereto; or (v) the making of any loan to an officer, director or employee of the corporation contrary to law.

    New Jersey law specifically provides that, in discharging their duties, directors may rely on opinions of counsel to the corporation and upon written reports of accountants, representations of officers of the corporation or written reports of committees of the board.

INDEMNIFICATION

    Under both New Jersey and Delaware law, a corporation's directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and approval of a court must be obtained before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.



                         RESALES - SELLING SHAREHOLDERS

    The securities offered for resale hereby consist of an aggregate of (i) up to 386,425 shares of Common Stock that may be offered for resale by the Selling Stockholders named below, (ii) up to 251,482 Warrants to purchase shares of Common Stock that may be offered for resale by the Selling Stockholders named herein, and (iii) up to 251,482 Warrant Shares issuable by the Company upon exercise of the Warrants. The number of shares to be sold by Hallmark reflected below are based on certain assumptions regarding the allocation of Duramed shares pursuant to the Transaction.

     The following sets forth certain information regarding the Selling
Stockholders:


Name of Selling Stockholder            Number of Shares of        Number of
- ---------------------------           Common Stock Offered         Warrants
                                           Hereby (1)          Offered Hereby
                                      --------------------     --------------
Hallmark                                     18,451(2)                -
Dr. Marvin H. Meisner                        62,855                31,632
Mr. V.G. Budharaju                           37,218                58,476
Dr. John H. Meloy                            42,931                26,938
Dr. Carroll P. Osgood                        54,516                33,614
Dr. Rudraraju P. Raju                        83,280                47,150
Dr. Robert E. Wertz                          87,174                53,672

        (1) Consists of shares of Common Stock being offered and sold to the Selling Stockholders hereby as well as the resale of shares of Common Stock issuable to such Selling Stockholders upon exercise of Warrants being offered and sold hereby. Following completion of the resale offering, the Selling Stockholders will not beneficially own any shares of Common Stock or Warrants.

        (2) Consists of shares of Common Stock which may be sold by Hallmark to satisfy certain liabilities of Hallmark not assumed by Duramed.



      Except as set forth in this Prospectus/Proxy Statement, none of the Selling Shareholders has, or in the past has had, any position, office or relationship with Duramed (other than as a security holder) or any of its affiliates.


                         RESALES - PLAN OF DISTRIBUTION

    The Duramed Securities acquired in the Transaction or upon exercise of the Warrants may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made in the over-the-counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Duramed Securities may be sold by means of (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus/Proxy Statement and/or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

                                  LEGAL OPINION

    The legality of the Duramed Common Stock and the Warrants to be issued in connection with the Transaction is being passed upon for Duramed by Taft, Stettinius & Hollister, Cincinnati, Ohio. Timothy E. Hoberg, a partner of that firm, is Assistant Secretary of Duramed. Partners and associates of Taft, Stettinius & Hollister beneficially own approximately 50,000 shares of Duramed Common Stock.


                                     EXPERTS

    The consolidated financial statements and schedule of Duramed Pharmaceuticals, Inc. appearing in Duramed's Annual Report, as amended (Form 10-K/A), for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Hallmark Pharmaceuticals, Inc., at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Proxy Statement/Prospectus have been audited by Eichen & DiMeglio, independent auditors, as set forth in their reports thereon appearing elsewhere herein.
Such financial statements and schedules, which have been incorporated herein by reference or appear elsewhere herein, are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                     INDEX TO HALLMARK FINANCIAL STATEMENTS

Financial Statements of Hallmark Pharmaceuticals, Inc.
     for the Years ended December 31, 1995 and 1994

     Independent Auditors Report                                        F-2
     Balance Sheets                                                     F-3
     Statements of Operations                                           F-4
     Statements of Stockholders' Deficiency                             F-5
     Statements of Cash Flows                                           F-6
     Notes to Financial Statements                                      F-7

Financial Statements of Hallmark Pharmaceuticals, Inc.
     for the Years ended December 31, 1994 and 1993

     Independent Auditors Report                                       F-17
     Balance Sheets                                                    F-18
     Statements of Operations                                          F-19
     Statements of Stockholders' Deficiency                            F-20
     Statements of Cash Flows                                          F-21
     Notes to Financial Statements                                     F-22

Financial Statements of Hallmark Pharmaceuticals, Inc.
     for the Three-Month Periods ended March 31, 1996
     and March 31, 1995

     Balance Sheets as of March 31, 1996 and December 31,
       1995                                                            F-29
     Statements of Operations for the three months ended
       March 31, 1996 and 1995                                         F-30
     Statement of Stockholders' Deficiency for the three
       months ended March 31, 1996                                     F-31
     Statements of Cash Flows for the three months ended
       March 31, 1996 and 1995                                         F-32
     Notes to Unaudited Interim Financial Statements                   F-33

                         HALLMARK PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)



                    Financial Statements for the Years Ended
                         December 31, 1995 and 1994 and
                          Independent Auditors' Report

EICHEN & DIMEGLIO                                               1 Dupont Street
CERTIFIED PUBLIC ACCOUNTANTS                          Plainview, New York 11803
                                                            Tel. (516) 576-3333
                                                            Fax. (516) 576-3342

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Hallmark Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Hallmark Pharmaceuticals, Inc. (the "Company"), a development stage enterprise, as of December 31, 1995 and 1994 and the related statements of operations, stockholders' deficiency and of cash flows for the years then ended and for the cumulative period from inception (February 5, 1992) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended and for the cumulative period from inception (February 5, 1992 ) through December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, under existing circumstances, there is substantial doubt as to the Company's ability to continue as a going concern at December 31, 1995. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is in the development stage and, accordingly, the ability to continue its research and development activities and to potentially achieve profitable operations is dependent upon obtaining adequate financing. Management's plans in regard to these matters are also described in Note 2.

EICHEN & DIMEGLIO
February 19, 1996, except for the last paragraph of Note 11, as to which the date is April 11, 1996.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

BALANCE SHEETS
DECEMBER 31, 1995 AND 1994
- --------------------------

ASSETS                                      NOTES          1995             1994
- ------                                      -----          ----             ----
CURRENT ASSETS:
Cash                                                   $     18,503     $    444,946
Inventories                                 2,3             769,412
Prepaid expenses                                             49,232           55,680
                                                       ------------     ------------
Total current assets                                        837,147          500,626

PROPERTY AND EQUIPMENT - NET              2,4,7           3,118,927        2,647,239

DEPOSITS ON EQUIPMENT                                        32,676          308,631

DEFERRED FINANCING COSTS                    2               347,000

OTHER ASSETS - NET                          2                66,225           51,342
                                                       ------------     ------------
TOTAL                                                  $  4,401,975     $  3,507,838
                                                       ============     ============
LIABILITIES AND STOCKHOLDERS'
- -----------------------------
   DEFICIENCY
   ----------
CURRENT LIABILITIES:
Accounts payable and accrued expenses                  $    290,121     $    126,427
Due to Duramed Pharmaceuticals, Inc.        2               900,000
Due to affiliate                            7               100,000
Interest payable to related parties        6,7              163,340          106,148
Note payable to bank                        5               171,727
Current portion of long-term debt           5               289,631          264,037
Current portion of capital lease            7               303,472          208,194
obligations
Current portion of due to stockholders      6             1,754,124
                                                       ------------     ------------
Total current liabilities                                 3,972,415          704,806
                                                       ------------     ------------

LONG-TERM DEBT                              5               817,859        1,101,326
                                                       ------------     ------------

CAPITAL LEASE OBLIGATIONS                   7               496,371          617,829
                                                       ------------     ------------

DUE TO STOCKHOLDERS                         6             4,191,707        1,956,247
                                                       ------------     ------------

COMMITMENTS AND CONTINGENCIES              10

STOCKHOLDERS' DEFICIENCY;                  8,9
Common stock - no par value;
authorized 10,000,000 shares;
issued and outstanding 6,106,240 shares
at December 31, 1995 and 5,970,640
shares at December 31, 1994                               7,322,100        6,710,700
Deficit accumulated during the                          (12,398,477)      (7,583,070)
development stage                                       -----------     ------------
Stockholders' deficiency                                 (5,076,377)        (872,370)
                                                       ------------     ------------
TOTAL                                                  $  4,401,975     $  3,507,838
                                                       ============     ============


See notes to financial statements.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------------

                                                                                                                      CUMULATIVE
                                                                                                                         SINCE
                                                 NOTES                       1995                  1994                INCEPTION
                                                 -----                       ----                  ----                ---------
OPERATING EXPENSES:
Research and development                            2                $    2,120,982        $    1,983,307         $     5,899,662
Depreciation and
 amortization                                       2                     1,090,594               707,714               2,327,050
General and administrative                          8                       856,028               881,205               2,601,775
Interest to related                                6,7                      609,105               351,078               1,373,285
parties
Interest on long-term debt and other                5                       138,698                58,007                 196,705
                                                                     --------------        --------------         ---------------


NET LOSS                                                                  4,815,407             3,981,311         $    12,398,477
                                                                                                                  ===============
DEFICIT ACCUMULATED DURING
 THE DEVELOPMENT STAGE,
 BEGINNING OF PERIOD                                                      7,583,070             3,601,759
                                                                     --------------        --------------

DEFICIT ACCUMULATED DURING
 THE DEVELOPMENT STAGE,
 END OF PERIOD                                                       $   12,398,477        $    7,583,070         $    12,398,477
                                                                     ==============        ==============         ===============

NET LOSS PER SHARE                                  2                         $0.79                 $0.71
                                                                     --------------        --------------
WEIGHTED AVERAGE SHARES
 OUTSTANDING                                        2                $    6,060,873        $    5,608,409
                                                                     ==============        ==============



See notes to financial statements.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------
STATEMENTS OF STOCKHOLDERS'S DEFICIENCY
FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994 (SEE NOTE 8)
- -----------------------------------------

                                                                                       DEFICIT
                                                                                     ACCUMULATED
                                                                                     DURING THE
                                                              COMMON STOCK           DEVELOPMENT
                                                          SHARES       AMOUNT           STAGE
                                                          ------    ------------     -----------
BALANCES, DECEMBER 31, 1993                             5,000,000    $2,820,000    $  (3,601,759)

Sale  of common Stock at $1.00 per
share                                                      50,000        50,000

Sale  of common Stock at $3.00 per
share                                                     456,250     1,368,750

Sale  of common Stock at $5.00 per
share                                                     414,390     2,071,950

Issuance of common stock for
services rendered                                          50,000       150,000

Loan guarantee fee in connection
with issuance of stock options                                          250,000

Net loss for the year                                                                 (3,981,311)
                                                        ---------    ----------    -------------
BALANCES, DECEMBER 31, 1994                             5,970,640     6,710,700       (7,583,070)

Sale of common stock at $5.00 per
share                                                     105,600       528,000

Issuance of common stock for
services rendered                                          30,000        83,400

Net loss for the year                                                                 (4,815,407)
                                                        ---------    ----------    -------------
BALANCES, DECEMBER 31, 1995                             6,106,240    $7 322,100    $ (12,398,477)
                                                        =========    ==========    =============


See notes to financial statements.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND
1994 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------------

                                                                                                    CUMULATIVE
                                                                                                      SINCE
                                                    1995                      1994                   INCEPTION
                                                   ------                    ------                  ----------
CASH FLOWS USED IN OPERATING
ACTIVITIES:
Net loss                                           ($4,815,407)            ($3,981,311)            ($12,398,477)
                                                   -----------             -----------             ------------
Adjustments to reconcile net loss to
  net cash used in operating activities:
Depreciation and amortization                        1,090,594                 707,714                2,327,050
Non-cash compensation                                   83,400                 150,000                  553,400
Non-cash loan guarantee fee                                                    250,000                  250,000
Changes in operating assets and liabilities:
Inventories                                           (769,412)                                        (769,412)
Prepaid expenses                                         6,448                 (31,489)                 (49,232)
Other assets                                           (27,857)                (22,434)                (118,615)
Accounts payable and accrued
expenses                                               163,694                   1,407                  290,121
Interest payable to related
parties                                                 57,192                  25,628                  163,340
                                                   -----------             -----------             ------------
Net adjustments                                        604,059               1,080,826                2,646,652
                                                   -----------             -----------             ------------
Net cash used in operating activities               (4,211,348)             (2,900,485)              (9,751,825)
                                                   -----------             -----------             ------------


CASH FLOWS USED IN INVESTING
ACTIVITY - PURCHASE OF (AND
DEPOSITS ON) PROPERTY AND                           (1,065,325)             (1,927,893)              (4,083,513)
EQUIPMENT                                          -----------             -----------             ------------


CASH FLOWS FROM FINANCING
 ACTIVITIES:
Deferred financing costs                              (347,000)                                        (347,000)
Due to Duramed                                         900,000                                          900,000
Pharmaceuticals, Inc.
Due to affiliate                                       100,000                                          100,000
Note payable to bank                                   171,727                                          171,727
Long-term debt
  Proceeds                                                                   1,500,000                1,500,000
  Payments                                            (257,873)               (134,637)                (392,510)
Reduction of capital lease
obligations                                           (234,208)               (157,127)                (542,907)
Due to stockholders:
  Proceeds                                           4,315,500                 456,250                6,271,747
  Payments                                            (325,916)                                        (325,916)
Issuance of common stock                               528,000               3,490,700                6,518,700
                                                   -----------             -----------             ------------
Net cash provided by financing
activities                                           4,850,230               5,155,186               13,853,841
                                                   -----------             -----------             ------------

INCREASE (DECREASE) IN CASH                           (426,443)                326,808                   18,503
CASH, BEGINNING OF PERIOD                              444,946                 118,138                       0
                                                   -----------             -----------             ------------
CASH, END OF PERIOD                                $    18,503              $  444,946               $   18,503
                                                   ===========             ===========             ============

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
Cash paid during the period
for interest                                       $   690,611              $  383,457               $1,406,650
                                                   ===========             ===========             ============

NON-CASH FINANCING AND
 INVESTING ACTIVITY:
Acquisition of assets held
under capital leases                               $   208,028              $  133,130               $1,342,750
                                                   ===========             ===========             ============



See notes to financial statements.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Hallmark Pharmaceuticals, Inc. ("Hallmark" or the "Company") was incorporated in New Jersey on February 5, 1992. Presently, the
Company is in the process of research and late-stage development of certain generic drugs and drug delivery technologies.

During 1995, the Company received its first approval to market Captopril, the generic equivalent of the brand name product Capoten, for which the brand company's patent exclusivity expires during February 1996 (see Note 2).

The accompanying financial statements are those of a development stage enterprise. As a development stage enterprise, the Company is currently dependent upon debt and equity financing to continue its operations (see Note
2).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GOING CONCERN - The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 1995, the Company has a working capital deficit of approximately $3,135,000 and an accumulated deficit since organization of approximately $12,398,000. The Company's ability to continue its research and development activities and to potentially achieve profitable operations is dependent upon obtaining adequate financing. These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern at December 31, 1995. These financial statements do not include any adjustments which might result from the outcome of this uncertainty.

Management of the Company has been actively seeking a strategic corporate partner and is currently engaged in negotiations with Duramed Pharmaceuticals, Inc. ("Duramed") to acquire the Company (see Note 11); however, there can be no assurance that such transaction will be consummated. During 1995, Duramed advanced the Company an aggregate of $900,000 for working capital purposes (see
Note 11). Such advances bear interest at one percent above the prime rate per annum and are due on demand. In connection with such advances, the Company entered into an agreement in October 1995 with Duramed granting them exclusive marketing and distribution rights in North America to Captopril for a period of ten years. Under such agreement, the Company will supply Captopril to Duramed at a price equal to 110 percent above cost, as defined in the agreement. Duramed will have sole discretion over establishing the price at which it sells the product to customers and shall receive a marketing and distribution allowance equal to 8.5 percent of net sales. Net profits, as defined, shall first be paid to Duramed for repayment of outstanding advances. Thereafter, net profits shall be divided equally between the Company and Duramed.

RECLASSIFICATIONS - Certain amounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation. Such reclassification consisted primarily of $308,631 reclassified from "Other assets - net" to "Deposits on equipment".

RESEARCH AND DEVELOPMENT - Research and development costs, including related raw materials and supplies, are expensed as incurred.

DEPRECIATION AND AMORTIZATION - Depreciation of property and equipment and amortization of assets held under capital leases is computed on the straight-line method over an estimated useful life of the related assets of 5 years.

INVENTORIES - Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market.

DEFERRED FINANCING COSTS - Deferred financing costs at December 31, 1995 consist of professional fees incurred in connection with the Company's efforts to raise additional funds.

ORGANIZATION COSTS - Organization costs are being amortized over a period of 5 years. The net book value of such costs was approximately $6,200 and $12,300 at December 31, 1995 and 1994, respectively, and is included in the balance sheet caption "Other assets - net".

DEFERRED LOAN COSTS - Deferred loan costs are being amortized over a period of 5 years. The net book value of such costs was approximately $25,700 and $13,500 at December 31, 1995 and 1994, respectively, and is included in the balance sheet caption "Other assets - net".

INCOME TAXES - As of January 1, 1994, the Company elected to be taxed as a C Corporation for Federal income tax purposes and computes its tax provisions under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, income taxes are recognized using a liability approach and deferred tax assets and liabilities are computed for temporary differences using current income tax rates. The adoption of SFAS No. 109 had no effect on the accompanying financial statements.

Prior to January 1, 1994 the Company had elected to be treated as an S Corporation for Federal income tax purposes and accordingly, income or loss passed through to the stockholders' individual income tax return and no Federal income tax was imposed on the

Company. For New Jersey income tax purposes, the Company was taxed as a regular C Corporation since inception since New Jersey did not recognize S Corporation status prior to 1994.

STOCK OPTIONS - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", requires the Company either to adopt the fair value method of accounting for stock options in its financial statements or to retain its existing method and disclose the pro forma effects of using the fair value method beginning in 1996. The Company intends to retain its existing method of accounting for stock options and to include pro forma disclosures in the notes to the financial statements. Accordingly, the standard will have no effect on the Company's financial condition or results of operations.

USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NET LOSS PER SHARE - Net loss per share was computed based on the weighted average number of common shares outstanding during the respective periods and does not include the assumed exercise of stock options, since such effect would be anti-dilutive.

3.  INVENTORIES

Inventories consist of the following as of December 31, 1995:

    Finished goods                                                 $ 701,949
    Raw materials                                                     34,514
    Packaging materials                                               32,949
                                                                   ---------
    Total                                                          $ 769,412
                                                                   =========

Inventories are pledged as collateral to demand loans from Duramed (see Note 2).

4.  PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and consists of the following at December 31, 1995 and 1994:


                                                                       1995                      1994
                                                                       ----                      ----
Office furniture and equipment                                       $   106,226               $    92,673
Research and development equipment                                     1,762,322                   931,105
Machinery & equipment                                                     93,087                    47,927
Equipment held under capital leases                                    1,354,359                 1,134,722
Leasehold improvements                                                 2,096,993                 1,657,252
                                                                       ---------                ----------
Total                                                                  5,412,987                 3,863,679
Less accumulated depreciation and
         amortization                                                 (2,294,060)               (1,216,440)
                                                                      ----------                ----------
Property and equipment - net                                         $ 3,118,927               $ 2,647,239
                                                                     ===========               ===========

5.  BANK INDEBTEDNESS

Bank indebtedness consists of the following:

Demand note payable to bank of $ 171,727 at December 31, 1995 with interest at 2 percent above the bank's prime rate per annum (the prime rate being 8.5 percent at December 31, 1995) Such note is also personally guaranteed by the Company's Board of Directors.

Long-term note payable to bank with interest at 1 percent above the bank's prime rate per annum, due in monthly installments of $31,871 (including interest) through June 1999. Substantially all of the Company's assets not otherwise pledged are pledged as collateral to this note payable. Also, such note is personally guaranteed by certain of the Company's stockholders. Long-term debt maturing in each of the years subsequent to December 31.
1995 is as follows:

Year Ending December 31,
         1996                                                        $  289,631
         1997                                                           318,375
         1998                                                           349,974
         1999                                                           149,510
                                                                     ----------
         Total                                                        1,107,490
         Less current portion                                          (289,631)
                                                                     ----------
         Long-term debt                                              $  817,859
                                                                     ==========

In connection with the personal guarantee of bank indebtedness, as described above, the guaranteeing stockholders were issued stock options (see Note 8).

6.  DUE TO STOCKHOLDERS

Due to stockholders at December 31, 1995 and 1994 consists of the following:

                                                                1995                      1994
                                                                ----                      ----
Notes payable to stockholders
with interest at 6.35 percent
per annum, maturing during 1997
through 1999.                                                 $1,956,247                $ 1,956,247

Notes payable to stockholders with
interest at 10 percent per annum,
maturing during 1996.                                          1,215,000

Notes payable to stockholders (original
principal amount of $3,100,500)
bearing interest at 1 percent above the
prime rate, due in monthly installments


aggregating $67,400 (including interest),
maturing during 2000                                           2,774,584
                                                               ---------
Total                                                         $5,945,831                $1,956,247
                                                              ==========                ==========

Due to stockholders maturing in each of the years subsequent to December 31, 1995 are as follows:

Year Ending December 31.
         1996                                              $ 1,754,124
         1997                                                1,424,124
         1998                                                1,154,121
         1999                                                  995,374
         2000                                                  618,088
                                                           -----------
         Total                                               5,945,831
         Less current portion                               (1,754,124)
                                                           -----------
         Due to stockholders - long-term                   $ 4,191,707
                                                           ===========

Accrued interest related to such notes aggregated $144,608 and $85,974 at December 31, 1995 and 1994, respectively, and is included in the balance sheet caption "Interest payable to related parties."

7.  CAPITAL LEASE OBLIGATIONS AND DUE TO AFFILIATE

The Company leases equipment from Hallmark Leasing Associates ("Hallmark Leasing"), a partnership in which the partners are also stockholders of the Company. These leases, which represent the majority of Hallmark's capital lease obligations, expire during 1997, 1998 and 1999 and are accounted for as capital leases as a result of certain provisions in the lease agreements. In addition, the Company borrowed $100,000 in October 1995 from Hallmark Leasing. Such amount bears interest at 10 percent per annum, is due in 1996, and is classified as "Due to affiliate" on the balance sheet.

The Company also leases computer equipment under a capital lease agreement with an unrelated entity.

Future minimum lease payments, by year and in the aggregate, and the present value of the future minimum lease payments at December 31, 1995 are as follows:

Year Ending December 31,
- ------------------------
         1996                                              $ 474,790
         1997                                                400,274
         1998                                                123,985
         1999                                                 86,260
         2000                                                  8,428
                                                           ---------
         Total future minimum lease payments               1,093,737
         Less amount representing interest                  (293,894)
                                                           ---------
         Present value of future minimum lease


         payments (including $303,472 classified
         as current)                                       $ 799,843
                                                           =========

At December 31, 1995 and 1994, the net book value of equipment held under capital leases aggregated $566,920 and $618,154, respectively. Also, accrued interest related to such capital lease obligations at December 31, 1995 and 1994 aggregated $17,054 and $18,753, respectively, and is included in the balance sheet caption "Interest payable to related parties".

8.  COMMON STOCK

During 1995, the Company sold an aggregate of 105,600 shares of its common stock to new and existing stockholders for $528,000.

During 1994, the Company sold an aggregate of 50,000, 456,250 and 414,390 shares of its common stock to new and existing stockholders for $50,000, $1,368,750 and $2,071,950, respectively.

The shareholders' agreement contains provisions which limit the transfer of the Company's common stock and grant the stockholders certain "first refusal", "piggyback" and "demand" registration rights.

In connection with the above transactions, the Company issued an additional 30,000 and 50,000 shares during 1995 and 1994, respectively, to certain management members in consideration for services rendered. Accordingly, the Company recorded a charge to operations and a credit to common stock for the fair market value of the shares at the time of issuance. Such amounts aggregated $83,400 and $150,000 during 1995 and 1994, respectively.

During 1995, the Company issued options to certain of its stockholders to purchase a total of 620,100 shares of the Company's common stock in connection with their loans aggregating $3,100,500 (see Note 6). The options entitle the holder to purchase shares at $5 per share and are exercisable for a two year period from the date of grant.

In June 1994, the Company issued options to all stockholders of record as of May 6, 1994 to purchase a total of 1,500,000 shares of the Company's common stock in connection with their personal guarantee of bank indebtedness as described in
Note 4. The options entitle the holder to purchase shares at $1 per share and are exercisable for a two year period commencing 18 months from the date of grant. Each optionee received options to purchase shares of the Company's common stock in proportion to their ownership interest immediately prior to the grant of such options. Accordingly, upon exercise of all of the options, each stockholders' ownership interest would remain unchanged relative to each other. In connection with this transaction, the Company has recorded a charge to operations for $250,000, which, in management's opinion, represents the estimated value of the consideration received in exchange for their personal guarantees. Such amount is included in the expense caption "General and administrative" in the statement of operations.

During January 1994, the Company increased the number of shares authorized for issuance from 5,000,000 to 10,000,000.

9.  INCOME TAXES

At December 31,1995, the Company has a Federal tax loss carryforward of approximately $8,000,000 expiring during 2009 and 2010. Also, at such date, the Company has a New Jersey tax loss carryforward of approximately $11,100,000, expiring between 1999 and 2002. The difference between the accumulated deficit of $12,398,477 and the state tax loss carryforward of $11,100,000 at December 31,1995 relates principally to the capitalization of start-up expenses for income tax purposes, the loan guarantee fee described in Note 8, premiums on officers' life insurance, employee benefits, and depreciation and amortization. The New Jersey and Federal income tax loss carryforwards differ since the Company was taxed as an S Corporation for Federal income tax purposes prior to January 1, 1994.

In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes at December 31, 1995 and 1994 as follows:

Deferred tax benefits:                                   1995                       1994
                                                         ----                       ----
         Federal                                     $ 2,991,000                $ 1,081,000
         New Jersey                                      738,000                    619,000
                                                      ----------                 ----------

         Total                                         3,729,000                  1,700,000
         Less valuation allowance                     (3,729,000)                (1,700,000)
                                                      -----------                -----------
         Net effect                                  $         0                $         0
                                                      ===========                ==========

At December 31, 1995 and 1994 a valuation allowance of $3,729,000 and $1,700,000, respectively, has been provided since the realization of the deferred tax benefits are not more likely than not. The Company's deferred tax benefits were generated principally as a result of such losses.

10.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company is obligated under a non-cancelable operating lease agreement for the rental of its facility which expires in May 2000. The lease agreement provides that the Company pay its proportionate share of building maintenance, real estate taxes and similar items. At December 31, 1995 minimum annual rentals are as follows:

Year Ending December 31,
         1996                                                $ 197,786
         1997                                                  197,786
         1998                                                  197,786
         1999                                                  197,786
         2000                                                   82,411
                                                             ---------
         Total                                               $ 873,555
                                                             =========

Rent expense for the years ended December 31, 1995 and 1994 aggregated approximately $124,200 and $102,600, respectively.

During 1995, the Company was granted an option, exercisable on June 1, 1998, to purchase its facility for a minimum of $2,088,955, subject to increases for the percentage change in the Consumer Price Index ("CPI") from June 1, 1995 (the "Base CPI") through the month of closing, up to a maximum of $2,340,000. Also, the Company was granted a second option (the "Second Option"), exercisable on June 1, 2000 to purchase such facility for $2,088,955 subject to increases for the percentage change in the Base CPI through the month of closing. The Second Option contains no maximum purchase price.

EMPLOYMENT AGREEMENTS - The Company is obligated under several employment agreements, expiring in March 1997 through November 1999. Minimum annual compensation under such agreements at December 31,1995 is approximately as follows:

Year Ending December 31,
         1996                                            $   486,500
         1997                                                316,200
         1998                                                306,300
         1999                                                173,400
                                                         -----------
         Total                                           $ 1,282,400
                                                         ===========

In addition, certain of such employment agreements provided that the individuals receive shares of the Company's common stock as consideration for services rendered (see Note 8).


CONTINGENT FINANCING FEES - In February 1995, the Company entered into an agreement with an entity to assist the Company in raising additional expansion capital for professional fees ranging from a minimum of $75,000 (increased to $350,000 under certain circumstances), to a maximum of $1,000,000, depending upon the amount of the financing. Such agreement was terminated by the Company during August 1995 and all invoiced professional fees from this entity (aggregating approximately $112,000) were paid by the Company. Subsequent to the termination of this agreement, the Company received notice from this entity claiming additional professional fees would be due if a transaction with Duramed were consummated. Legal counsel is currently investigating the nature of this potential claim and at present, cannot assess the likelihood of the Company's liability should a claim be filed.

The financial statements do not include any liability relating to this matter.

In October 1995, the Company entered into an agreement with an entity to assist the Company in evaluating and negotiating potential financing offers. A final fee of $50,000 would be due to this entity upon the closing of such a transaction. No provision has been made for such fee as of December 31, 1995.

11.  SUBSEQUENT EVENTS

From January 1, 1996 through February 19, 1996, Duramed loaned the Company an additional $800,000 on the same terms as the earlier demand loans (see Note 2).

Also, during January 1996, the Company entered into a marketing and distribution agreement with Duramed on substantially the same terms as the Captopril agreement (see Note 2) for an additional drug product currently under development by the Company.

During January and February 1996, the Company adopted certain measures to conserve cash flow, including the suspension of interest and principal payments on certain amounts due to stockholders and on capital lease obligations to Hallmark Leasing.

On April 11, 1996, the Company entered into a definitive agreement with Duramed providing for the acquisition of assets and assumption of certain liabilities of the Company. Under the terms of such agreement, the Company would receive 640,000 shares of Duramed common stock and warrants to purchase 400,000 shares of Duramed common stock at a purchase price of $25 per share. Consummation of the transaction is subject to certain customary conditions, including approval of the Company's shareholders and certain regulatory agencies and other third parties.

                         HALLMARK PHARMACEUTICALS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)



                    Financial Statements for the Years Ended
                         December 31, 1994 and 1993 and
                          Independent Auditors' Report

EICHEN & DIMEGLIO                                               1 Dupont Street
CERTIFIED PUBLIC ACCOUNTANTS                          Plainview, New York 11803
                                                            Tel. (516) 576-3333
                                                            Fax. (516) 576-3342

INDEPENDENT AUDITORS' REPORT
- ----------------------------

To the Board of Directors of Hallmark Pharmaceuticals, Inc.:

We have audited the accompanying balance sheets of Hallmark Pharmaceuticals, Inc. (the "Company"), a development stage enterprise, as of December 31, 1994 and 1993 and the related statements of operations, stockholders' deficiency and of cash flows for the years then ended and for the cumulative period from inception (February 5, 1992) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1993 and the results of its operations and its cash flows for the years then ended and for the cumulative period from inception (February 5, 1992) through December 31, 1994 in conformity with generally accepted accounting principles.

Eichen & DiMeglio


April 3, 1995

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

BALANCE SHEETS
DECEMBER 31, 1994 AND 1993
- --------------------------

ASSETS                                                            NOTES                     1994                   1993
- ------                                                            -----                     ----                   ----
CURRENT ASSETS:
Cash                                                                                  $      444,946        $      118,138
Prepaid expenses                                                                              55,680                24,191
                                                                                      --------------        --------------
Total current assets                                                                         500,626               142,329

PROPERTY AND EQUIPMENT- NET                                       2,3,6               $    2,647,239        $    1,575,489
OTHER ASSETS - NET                                                 2,3                       359,973                55,980
                                                                                      --------------        --------------
TOTAL                                                                                 $    3,507,838        $    1,773,798
                                                                                      ==============        ==============
LIABILITIES AND STOCKHOLDERS'
 DEFICIENCY

CURRENT LIABILITIES:
Accounts payable and accrued
expenses                                                                              $      126,427        $      125,020
Interest payable to stockholders                                   5,6                       106,148                80,520
Current portion of long-term debt                                   4                        264,037
Current portion of capital lease
 obligations                                                        6                        208,194               146,388
                                                                                      --------------        --------------
Total current liabilities                                                                    704,806               351,928
                                                                                      --------------        --------------

LONG-TERM DEBT                                                      4                      1,101,326
                                                                                      --------------

CAPITAL LEASE OBLIGATIONS                                           6                        617,829               703,632
                                                                                      --------------        --------------
DUE TO STOCKHOLDERS                                                 5                      1,956,247             1,499,997
                                                                                      --------------        --------------
COMMITMENTS                                                         9

STOCKHOLDERS' DEFICIENCY:                                        7,8,10
Common stock - no par value;
authorized 10,000,000 shares;
issued and outstanding 5,970,640
shares at December 31, 1994 and
5,000,000 shares at December 31,
1993                                                                                      6,710,700              2,820,000
Deficit accumulated during the
development stage                                                                        (7,583,070)            (3,601,759)
                                                                                      -------------         --------------
Stockholders' deficiency                                                                   (872,370)              (781,759)
                                                                                      -------------         --------------
TOTAL                                                                                 $   3,507,838         $    1,773,798
                                                                                      =============         ==============




See notes to financial statements.
- ----------------------------------

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND
1993 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------------

                                                                                                         CUMULATIVE
                                                                                                            SINCE
                                                 NOTES           1994                   1993              INCEPTION
                                                 -----          ------                 ------            ----------
OPERATING EXPENSES:
Research and development                           2         $1,983,307             $1,336,301           $3,778,680
Depreciation and                                   2            707,714                394,807            1,236,456
amortization
General and administrative                         7            881,205                549,710            1,745,747
Interest to stockholders                          5,6           351,078                326,040              764,180
Interest on long-term debt                         4             58,007                                      58,007
                                                             ----------             ----------           ----------
NET LOSS                                                      3,981,311              2,606,858           $7,583,070
                                                                                                         ==========

DEFICIT ACCUMULATED DURING
 THE DEVELOPMENT STAGE,
 BEGINNING OF PERIOD                                          3,601,759                994,901
                                                             ----------             ----------

DEFICIT ACCUMULATED DURING
 THE DEVELOPMENT STAGE,
 END OF PERIOD                                               $7,583,070             $3,601,759           $7,583,070
                                                             ==========             ==========           ==========

NET LOSS PER SHARE                                 2              $0.71                  $0.75
                                                             ==========             ==========

WEIGHTED AVERAGE SHARES
 OUTSTANDING                                       2          5,608,409              3,476,924
                                                             ==========             ==========



See notes to financial statements.
- ----------------------------------
                                      F-19

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

STATEMENTS OF STOCKHOLDERS' DEFICIENCY
FOR THE YEARS ENDED DECEMBER 31, 1994 AND
1993 (SEE NOTE 7)
- -----------------------------------------

                                                                                                                 DEFICIT
                                                                                                               ACCUMULATED
                                                                                                               DURING THE
                                                                             COMMON STOCK                      DEVELOPMENT
                                                                      SHARES              AMOUNT                  STAGE
                                                                      ------           ------------            -----------
Balances, December 31, 1992                                          1,843,750        $     708,000          $    (994,901)

Sale of common stock at $.40 per
share                                                                1,025,000              410,000

Sale of common stock at $1.00 per
share                                                                1,500,000            1,500,000

Issuance of common stock for
services rendered                                                      631,250              202,000

Net loss for the year                                                                                           (2,606,858)
                                                                 -------------        -------------          -------------
Balances, December 31, 1993                                          5,000,000            2,820,000             (3,601,759)
                                                                                                             -------------

Sale of common stock at $1.00 per
share                                                                   50,000               50,000

Sale of common stock at $3.00 per
share                                                                  456,250            1,368,750

Sale of common stock at $5.00 per
share                                                                  414,390            2,071,950

Issuance of common stock for
services rendered                                                       50,000              150,000

Loan guarantee fee in connection                                                            250,000
with issuance of stock options

Net loss for the year                                                                                           (3,981,311)
                                                                 -------------        -------------          -------------

Ending balances, December 31, 1994                                   5,970,640        $   6,710,700            ($7,583,070)
                                                                 =============        =============          =============




See notes to financial statements.
- ----------------------------------

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND
1993 AND CUMULATIVE SINCE INCEPTION
- -----------------------------------------

                                                                                                     CUMULATIVE
                                                                                                        SINCE
                                                        1994                    1993                  INCEPTION
                                                       ------                  ------                ----------
CASH FLOWS USED IN OPERATING
ACTIVITIES:
Net loss                                            ($3,981,311)             ($2,606,858)            ($7,583,070)
                                                    ------------             ------------            -----------
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization                          707,714                   394,807               1,236,456
Non-cash compensation                                  150,000                   202,000                 470,000
Non-cash loan guarantee fee                            250,000                                           250,000
Changes in operating assets and liabilities:
Prepaid expenses                                       (31,489)                  (11,027)                (55,680)
Other assets                                          (311,665)                  (15,900)               (379,989)
Accounts payable and accrued                             1,407                    60,359                 126,427
expenses
Interest payable to stockholders                        25,628                    28,374                 106,148
                                                   -----------               -----------             -----------

Net adjustments                                        791,595                   658,613               1,753,362
                                                    -----------              -----------             -----------
Net cash used in operating activities               (3,189,716)               (1,948,245)             (5,829,708)
                                                    -----------              -----------             -----------


CASH FLOWS USED IN INVESTING
 ACTIVITY - PURCHASE OF
 PROPERTY AND EQUIPMENT                             (1,638,662)                 (734,975)             (2,728,957)
                                                   -----------               -----------             -----------

CASH FLOWS FROM FINANCING
 ACTIVITIES:
Reduction of capital lease
obligations                                           (157,127)                 (111,798)               (308,699)
Due to stockholders                                    456,250                   614,997               1,956,247
Long-term debt
  Proceeds                                           1,500,000                                         1,500,000
  Payments                                            (134,637)                                         (134,637)
Issuance of common stock                             3,490,700                 1,910,000               5,990,700
                                                    ----------                ----------              ----------
Net cash provided by financing
activities                                           5,155,186                 2,413,199               9,003,611
                                                    ----------                ----------              ----------

INCREASE (DECREASE) IN CASH                            326,808                  (270,021)                444,946

CASH, BEGINNING OF PERIOD                              118,138                   388,159                       0
                                                    ----------                ----------              ----------

CASH, END OF PERIOD                                 $  444,946               $   118,138              $  444,946
                                                    ==========               ===========              ==========

SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
Cash paid during the period for
interest                                            $  383,457               $  297,666               $  716,039
                                                    ==========               ==========               ==========

NON-CASH FINANCING AND
 INVESTING ACTIVITY:
Acquisition of assets held
under capital leases                                $  133,130               $  108,530               $1,134,722
                                                    ==========               ==========               ==========



See notes to financial statements.

HALLMARK PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE ENTERPRISE)
- --------------------------------

NOTES TO FINANCIAL STATEMENTS
- -----------------------------

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS

Hallmark Pharmaceuticals, Inc. ("Hallmark" or the "Company") was incorporated in New Jersey on February 5, 1992. Presently, the
Company is in the process of research and late-stage development of generic drugs.

The accompanying financial statements are those of a development stage enterprise. As a development stage enterprise, the Company is currently dependent upon debt and equity financing to continue its operations. It is the intention of the Company's stockholders to continue to provide this financial support.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESEARCH AND DEVELOPMENT - Research and development costs, including related raw materials and supplies, are expensed as incurred.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization is computed on the straight-line method over an estimated useful life of the related assets of 5 years.

ORGANIZATION COSTS - Organization costs are being amortized over a period of 5 years. The net book value of such costs was approximately $12,300 and $18,500 at December 31, 1994 and 1993, respectively, and is included in the balance sheet caption "Other assets - net".

DEFERRED LOAN COSTS - Deferred loan costs are being amortized over a period of 5 years. The net book value of such costs was approximately $13,500 at December 31, 1994 and is included in the balance sheet caption "Other assets - net".

INCOME TAXES - As of January 1, 1994, the Company has elected to be taxed as a C Corporation for Federal income tax purposes and computes its tax provisions under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, income taxes are recognized using a liability approach and deferred tax assets and liabilities are computed for temporary differences using current income tax rates. The adoption of SFAS No. 109 had no effect on the accompanying financial statements.

Prior to January 1, 1994 the Company had elected to be treated as an S Corporation for Federal income tax purposes and accordingly, income or loss passed through to the stockholders' individual income tax return and no Federal income tax was imposed on the

Company. For New Jersey income tax purposes, the Company was taxed as a regular C Corporation since inception since New Jersey did not recognize S Corporation status prior to 1994.

NET LOSS PER SHARE - Net loss per share was computed based on the weighted average number of common shares outstanding during the respective periods and does not include the assumed exercise of stock options, since such effect would be anti-dilutive.

3.       PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and consisted of the following at December 31, 1994 and 1993:

                                                     1994              1993
                                                     ----              ----
Office furniture and equipment                   $   92,673        $   63,873
Research and development equipment                  931,105           440,101
Machinery & equipment                                47,927            36,023
Equipment held under capital leases               1,134,722         1,001,592
Leasehold improvements                            1,657,252           550,298
                                                 ----------        ----------
Total                                             3,863,679         2,091,887
Less accumulated depreciation and
amortization                                     (1,216,440)         (516,398)
                                                 ----------        ----------
Property and equipment - net                     $2,647,239        $1,575,489
                                                 ==========        ==========


As of December 31, 1994, the Company had deposits on property and equipment aggregating approximately $308,600. Such amount is included in the balance sheet caption "Other assets - net".

4.       LONG-TERM DEBT

Long-term debt at December 31, 1994 consisted of a note payable to a bank, with interest at 1 percent above the bank's prime rate per annum (the prime rate being 8.5 percent at December 31, 1994), due in monthly installments of approximately $31,871 (including interest) through June 1999. Substantially all of the Company's assets are pledged as collateral to the note payable. Also, such note is personally guaranteed by certain of the Company's stockholders.

Long-term debt maturing in each of the years ended December 31, 1994 is as follows:

Year Ending December 31,
1995                                                            $  264,037
1996                                                               290,242
1997                                                               319,048
1998                                                               350,713
1999                                                               141,323
                                                                ----------
Total                                                            1,365,363
Less current portion                                             (264,037)
                                                                ----------
Long-term debt                                                  $1,101,326
                                                                ==========


In connection with the personal guarantee of bank indebtedness, as described above, the guaranteeing stockholders were issued stock options (see Note 7).

5.       DUE TO STOCKHOLDERS

Due to stockholders at December 31, 1994 and 1993 consisted of notes payable to the stockholders of the Company. These notes mature during 1997 ($885,000), 1998 ($614,997) and 1999 ($456,250) and bear interest at the rate of 6.35 percent per annum payable annually on the anniversary date of the notes. Accrued interest related to such notes aggregated $85,974 and $61,222 at December 31, 1994 and 1993, respectively, and is included in the balance sheet caption "Interest payable to stockholders".

6.       CAPITAL LEASE OBLIGATIONS

The Company leases equipment from a partnership in which the partners are also stockholders of the Company. These leases expire during 1997, 1998 and 1999 and are accounted for as capital leases as a result of certain provisions in the lease agreements. Future minimum lease payments, by year and in the aggregate, and the present value of the future minimum lease payments at December 31, 1994 are as follows:

Year Ending December 31,
1995                                                            $ 408,500
1996                                                              408,500
1997                                                              333,984
1998                                                               57,695
1999                                                               19,970
                                                                ---------
Total future minimum lease payments                             1,228,649
Less amount representing interest                                (402,626)
                                                                ---------
Present value of future minimum lease
payments (including $208,194 classified
as current)                                                     $ 826,023
                                                                =========


At December 31, 1994 and 1993, the net book value of equipment held under capital leases aggregated $618,154 and $711,968, respectively. Also, accrued interest related to such capital lease obligations at December 31, 1994 and 1993 aggregated $18,753 and $19,298, respectively, and is included in the balance sheet caption "Interest payable to stockholders".

7.       COMMON STOCK

During January 1994, the Company increased the number of shares authorized for issuance from 5,000,000 to 10,000,000.

During 1994, the Company sold an aggregate of 50,000, 456,250 and 414,390 shares of its common stock to new and existing stockholders for $50,000, $1,368,750 and $2,071,950, respectively. In connection with these private placements, the stockholders loaned the Company a total of $486,250 (see Note 5).

During 1993, the Company sold an aggregate of 1,025,000 and 1,500,000 shares of its common stock to existing stockholders for $410,000 and $1,500,000, respectively. In connection with these private placements, the stockholders loaned the Company a total of $614,997 (see Note 5).

The shareholders' agreement contains provisions which limit the transfer of the Company's common stock and grant the stockholders certain "first refusal", "piggyback" and "demand" registration rights.

In connection with the above transactions, the Company issued an additional 50,000 and 631,250 shares during 1994 and 1993, respectively, to certain management members in consideration for services rendered. Accordingly, the Company recorded a charge to operations and a credit to common stock for the fair market value of the shares at the time of issuance. Such amounts aggregated
$150,000 and $202,000 during 1994 and 1993, respectively.

On June 25, 1994, the Company issued options to all stockholders of record as of May 6, 1994 to purchase a total of 1,500,000 shares of the Company's common stock in connection with their personal guarantee of bank indebtedness as described in Note 4. The options entitle the holder to purchase shares at $1 per share and are exercisable for a two year period commencing 18 months from the date of grant. Each optionee received options to purchase shares of the Company's common stock in proportion to their ownership interest immediately prior to the grant of such options. Accordingly, upon exercise of all of the options, each stockholders' ownership interest would remain unchanged relative to each other. In connection with this transaction, the Company has recorded a charge to operations for $250,000, which, in management's opinion, represents the estimated value of the consideration received in exchange for their personal guarantees. Such amount is included in the expense caption "General and administrative" in the statement of operations.

8.       INCOME TAXES

At December 31, 1994, the Company has a Federal tax loss carryforward of approximately $3,800,000 expiring during 2009. Also, at such date, the Company has a New Jersey tax loss carryforward of approximately $6,877,000, expiring between 1999 and 2001. The difference between the accumulated deficit of $7,583,070 and the state tax loss carryforward of $6,877,000 at December 31, 1994 relates principally to the capitalization of start-up expenses for income tax purposes, the loan guarantee fee described in Note 7, premiums on officers' life insurance and depreciation and amortization. The New Jersey and Federal income tax loss carryforwards differ since the Company was taxed as an S Corporation for Federal income tax purposes prior to January 1, 1994.

In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

Deferred tax benefits:
   Federal                                           $1,081,000
   New Jersey                                           619,000
                                                     ----------
Total                                                 1,700,000
Less valuation allowance                             (1,700,000)
                                                     ----------
Net effect                                           $        0
                                                     ==========


At December 31, 1994, a valuation allowance of $1,700,000 has been provided since the realization of the deferred tax benefits are not more likely than not. The Company's deferred tax benefits were generated principally as a result of such losses.

9.       COMMITMENTS

Operating leases - The Company is obligated under two non-cancelable operating lease agreements for the rental of its facilities which expire in July 1999 and May 2000. The lease agreements provide that the Company pay its proportionate share of building maintenance, real estate taxes and similar items. At December 31, 1994 minimum annual rentals are as follows:


Year Ending December 31,
- -----------------------
1995                                              $   199,349
1996                                                  231,984
1997                                                  231,984
1998                                                  231,984
1999                                                  216,719
Thereafter                                             81,395
                                                  -----------
Total                                             $ 1,193,415
                                                  ===========



Rent expense for the years ended December 31, 1994 and 1993 aggregated approximately $102,600 and $100,800, respectively.

EMPLOYMENT AGREEMENTS - The Company is obligated under several employment agreements, expiring in March 1997 through November 1999. Minimum annual compensation under such agreements at December 31, 1994 is approximately as follows:

Year Ending December 31,
- -----------------------
1995                                              $   456,927
1996                                                  486,494
1997                                                  316,169
1998                                                  306,336
1999                                                  173,440
                                                  -----------
Total                                             $ 1,739,366
                                                  ===========


In addition, certain of such employment agreements provided that the individuals receive shares of the Company's common stock as consideration for services rendered (see Note 7).

LEASEHOLD IMPROVEMENTS - In connection with certain modifications to its manufacturing facility, the Company is contractually obligated for approximately $140,000 in additional leasehold improvements at December 31, 1994.

10.      SUBSEQUENT EVENTS

During February and March 1995, the Company sold an additional 64,400 shares of its common stock at $5 per share to private investors for an aggregate of $322,000. Also, during such period, certain stockholders loaned the Company an additional $1,200,000. In connection with these loans, such stockholders were granted options to purchase, within a 2 year period from the grant date, a total of 240,000 shares of the Company's common stock at $5 per share.

During February 1995, the Company amended its lease agreement relating to its manufacturing facility at 400 Campus Drive to include an additional 15,230 square feet of adjoining space. In connection with such amendment, the Company was granted an option, exercisable on June 1, 1998, to purchase this facility for a minimum of $2,088,955, subject to increases for the percentage change in the Consumer Price Index ("CPI") from June 1, 1995 (the "Base CPI") through the month of closing, up to a maximum of $2,340,000. Also, the Company was granted a second option (the "Second Option"), exercisable on June 1, 2000 to purchase such facility for $2,088,955 subject to increases for the percentage change in the Base CPI through the month of closing. The Second Option contains no maximum purchase price.

During February 1995, the Company entered into an agreement with an entity to assist the Company in raising additional expansion capital of approximately $ 15 million dollars. In connection with such agreement, the Company is obligated to pay this entity a minimum of $75,000 (increased to $350,000 under certain circumstances) and a maximum of approximately $1,000,000, depending upon the amount of financing.

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

BALANCE SHEETS
MARCH 31, 1996 (UNAUDITED) AND DECEMBER 31, 1995
- ------------------------------------------------

ASSETS                                                           MARCH 31,               DECEMBER 31,
                                                                   1996                     1995
                                                               -----------              ------------
                                                               (UNAUDITED)
CURRENT ASSETS:
Cash                                                      $           2,825        $          18,503
Accounts receivable                                                 836,819
Inventories                                                         131,977                  769,412
Prepaid expenses                                                     17,623                   49,232
                                                          -----------------        -----------------
Total current assets                                                989,244                  837,147
PROPERTY AND EQUIPMENT - NET                                      2,893,964                3,118,927
DEPOSITS ON EQUIPMENT                                                31,676                   32,676
DEFERRED FINANCING COSTS                                            347,000                  347,000
OTHER ASSETS - NET                                                   70,481                   66,225
                                                          -----------------        -----------------
TOTAL                                                     $       4,332,365        $       4,401,975
                                                          =================        =================

LIABILITIES AND STOCKHOLDERS'
DEFICIENCY
- -----------------------------
CURRENT LIABILITIES:
Accounts payable and accrued
expenses                                                   $        420,644        $         290,121
Due to Duramed Pharmaceuticals,
Inc.                                                              2,010,012                  900,000
Due to affiliate                                                    215,000                  100,000
Interest payable                                                    256,072                  163,340
Note payable to bank                                                171,727                  171,727
Current portion of long-term
debt                                                                343,320                  289,631
Current portion of capital lease
 obligations                                                        323,942                  303,472
Current portion of due to
stockholders                                                      2,557,944                1,754,124
                                                           ----------------        -----------------
Total current liabilities                                         6,298,661                3,972,415
                                                           ----------------        -----------------
LONG-TERM DEBT                                                      741,304                  817,859
                                                           ----------------        -----------------
CAPITAL LEASE OBLIGATIONS                                           410,473                  496,371
                                                           ----------------        -----------------
DUE TO STOCKHOLDERS                                               3,493,391                4,191,707
                                                           ----------------        -----------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIENCY:
Common stock - no par value;
authorized 10,000,000 shares;
issued and outstanding 6,156,240
shares at March 31, 1996 and
6,106,240 shares at December 31,
1995                                                             7,372,100                7,322,100
Accumulated deficit                                            (13,983,564)             (12,398,477)
                                                           ---------------         ----------------
Stockholders' deficiency                                        (6,611,464)              (5,076,377)
                                                           ---------------         ----------------
TOTAL                                                      $     4,332,365         $      4,401,975
                                                           ===============         ================




See notes to unaudited interim financial statements.

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
- --------------------------------------------------

                                                                      THREE MONTHS ENDED MARCH 31,
                                                                   1996                          1995
                                                               -----------                   -----------
NET SALES                                                      $   836,819                   $    -
COST OF GOODS SOLD                                               1,150,959                        -
                                                               -----------                   -----------
GROSS LOSS                                                        (314,140)                       -
                                                               -----------                   -----------
OPERATING EXPENSES:
Research and development                                           529,484                       414,689
Depreciation and amortization                                      268,857                       264,730
General and administrative                                         275,564                       265,244
Interest expense                                                   197,042                       126,651
                                                               -----------                   -----------
                                                                 1,270,947                     1,071,314
                                                               -----------                   -----------
NET LOSS                                                       $(1,585,087)                  $(1,071,314)
                                                               ===========                   ===========

NET LOSS PER SHARE                                                  ($0.26)                       ($0.18)
                                                               ===========                   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                              6,122,907                     6,021,307
                                                               ===========                   ===========



See notes to unaudited interim financial statements.

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

STATEMENT OF STOCKHOLDERS' DEFICIENCY (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 1996
- -------------------------------------------------

                                                                           Common Stock                        Accumulated
                                                                    Shares               Amount                  Deficit
                                                                    ------               ------                -----------
BALANCES, DECEMBER 31, 1995                                       6,106,240           $ 7,322,100            $ (12,398,477)

Sale of common stock at $1.00 per                                    50,000                50,000
share

Net loss for the period                                                                                         (1,585,087)

BALANCES, MARCH 31, 1996                                          6,156,240           $ 7,372,100            $ (13,983,564)
                                                                  =========           ===========            =============




See notes to unaudited interim financial statements.
- ----------------------------------------------------

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
- --------------------------------------------------

                                                                        Three Months Ended March 31,
                                                                     1996                          1995
                                                                    ------                        -----
CASH FLOWS USED IN OPERATING
ACTIVITIES:
Net loss                                                        $(1,585,087)                  $(1,071,314)
                                                                -----------                  ------------
Adjustments to reconcile net loss to
  net cash used in operating activities:
Depreciation and amortization                                       268,857                       264,730
Changes in operating assets and
  liabilities:
Accounts receivable                                                (836,819)
Inventories                                                         637,435
Prepaid expenses                                                     31,609                        55,628
Other assets                                                         (7,500)                      (18,923)
Accounts payable and accrued expenses                               130,523                        (8,098)
Interest payable                                                     92,732                       (50,177)
                                                                -----------                  ------------
Net adjustments                                                     316,837                       243,160
                                                                -----------                  ------------
Net cash used in operating activities                            (1,268,250)                     (828,154)
                                                                -----------                  ------------
CASH FLOWS USED IN INVESTING ACTIVITY -
PURCHASE OF (AND DEPOSITS ON) PROPERTY
AND EQUIPMENT                                                       (39,650)                     (796,137)
                                                                -----------                  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Due to Duramed Pharmaceuticals, Inc.                              1,110,012
Due to affiliate                                                    115,000
Payment of long-term debt                                           (22,866)                      (62,657)
Reduction of capital lease obligations                              (65,428)                      (52,818)
Due to stockholders:
  Proceeds                                                          150,000                     1,200,000
  Payments                                                          (44,496)
Insurance of common stock                                            50,000                       322,000
                                                                -----------                  ------------
Net cash provided by financing
activities                                                        1,292,222                     1,406,525
                                                                -----------                  ------------
INCREASE (DECREASE) IN CASH                                         (15,678)                     (217,766)

CASH, BEGINNING OF PERIOD                                            18,503                       444,946
                                                                -----------                  ------------

CASH, END OF PERIOD                                             $     2,825                  $    227,180
                                                                ===========                  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Cash paid during the period for
interest                                                        $   104,310                  $    176,828
                                                                ===========                  ============

NON-CASH FINANCING AND INVESTING
ACTIVITY:
Acquisition of assets held under
capital leases                                                  $     -                      $    127,955
                                                                ===========                  ============



See notes to unaudited interim financial statements.
- ----------------------------------------------------

HALLMARK PHARMACEUTICALS, INC.
- ------------------------------

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
- -----------------------------------------------

1.       INTERIM FINANCIAL DATA

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the financial statements for the year ended December 31, 1995 and notes thereto included herein.

During the three month period ended March 31, 1996, net sales consisted of sales of the Company's first product, Captopril, to Duramed Pharmaceuticals, Inc. ("Duramed") in accordance with the terms of a distribution agreement between the parties. As the result of such sales, the Company is no longer considered to be in the development stage.

2.       GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 1996, the Company has a working capital deficit of approximately $5,309,000 and an accumulated deficit since organization of approximately $13,984,000. The Company's ability to continue its research and development activities and to potentially achieve profitable operations is dependent upon obtaining adequate financing. These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern at March 31, 1996. These financial statements do not include any adjustments which might result from the outcome of this uncertainty.

During the quarter ended March 31, 1996, the Company received additional loans from Duramed of approximately $1,110,000 to continue to finance its operations, as well as $150,000 in additional stockholder loans and $50,000 from sale of its common stock.

On April 11, 1996, the Company entered into a definitive agreement with Duramed providing for the acquisition of assets and assumption of certain liabilities of the Company. Under the terms of such agreement, the Company would receive 640,000 shares of Duramed common stock and warrants to purchase 400,000 shares of Duramed common stock at a purchase price of $25 per share. Consummation of the transaction is subject to certain customary conditions, including approval of the Company's shareholders and certain regulatory agencies and other third parties.

3.       NET LOSS PER SHARE

Net loss per share was computed based on the weighted average number of common shares outstanding during the respective periods and does not include the assumed exercise of stock options, since such effect would be anti-dilutive.

4.       INVENTORIES

Inventories consist of the following:

                                               March 31,          December 31,
                                                  1996                1995
                                               ---------          ------------
Finished goods                                $     -               $ 701,949
Raw materials                                   131,977                34,514
Packaging materials                                 -                  32,949
                                              ---------              --------
Total                                         $ 131,977             $ 769,412
                                              =========             =========




5.       CONTINGENCIES

In February 1995, the Company entered into an agreement with an entity to assist the Company in raising additional expansion capital for professional fees ranging from a minimum of $75,000 (increased to $350,000 under certain circumstances), to a maximum of $1,000,000, depending upon the amount of the financing. Such agreement was terminated by the Company during August 1995 and all invoiced professional fees from this entity (aggregating approximately $112,000) were paid by the Company. Subsequent to the termination of this agreement, the Company received notice from this entity claiming additional professional fees would be due if a transaction with Duramed were consummated. Legal counsel is currently investigating the nature of this potential claim and at present, cannot assess the likelihood of the Company's liability should a claim be filed. The financial statements do not include any liability relating to this matter.

In October 1995, the Company entered into an agreement with an entity to assist the Company in evaluating the negotiating potential financing offers. A final fee of $50,000 would be due to this entity upon the closing of such a transaction. No provision has been made for such fee as of March 31, 1996.
- --------------------------------------------------------------------------------
                                      F-34

                                                                     APPENDIX A
                                                                     ----------
                       PLAN OF LIQUIDATION AND DISSOLUTION

                                       OF

                         HALLMARK PHARMACEUTICALS, INC.


                  This Plan of Liquidation and Dissolution (the "Plan") is intended to carry out the complete liquidation and dissolution of Hallmark Pharmaceuticals, Inc., a New Jersey corporation (the "Corporation"), by providing for the distribution to its shareholders of all of its assets (after payment of liabilities and expenses), including proceeds to be realized from the sale of its assets, and is as follows:

                  1. The shareholders of the Corporation, pursuant to action taken at a special meeting of shareholders to be held on August 2, 1996 shall approve the complete liquidation and dissolution of the Corporation in accordance with the terms and provisions of this Plan and the sale of all of the Corporation's assets to Duramed Pharmaceuticals, Inc. ("Duramed") pursuant to the terms of the Asset Purchase Agreement dated as of April 9, 1996 (the "Agreement").

                  2. Following the adoption of the Plan, the Corporation shall transfer all of its rights in the assets of the Corporation to Duramed, in exchange for the assumption by Duramed of certain liabilities of the Corporation and for 640,000 shares of Duramed Common Stock and warrants to Purchase an additional 400,000 shares of Duramed Common Stock, in accordance with and subject to the terms and conditions of the Agreement. Pursuant to the Agreement, 64,000 of the shares and 40,000 of the warrants will be held in escrow (the "Escrow") for a period of one year following the closing.

                  3. After the Closing, the Corporation shall pay, or shall make adequate provision for the payment of, all known liabilities of the Corporation not assumed by Duramed, including the payment of principal and interest due on any loans made to the Corporation by shareholders and the payment of amounts due to employees and creditors. To the extent practicable, the Corporation shall pay its liabilities in Duramed shares at their fair market value as of a date determined by agreement between the Company and its creditors. If necessary, the Corporation may sell Duramed shares to provide funds to pay liabilities to creditors or employees who do not agree to payment in Duramed shares. The Corporation may also set aside such additional Duramed shares (if any) as the directors deem necessary for payment of unascertained or contingent liabilities of the Corporation. Thereafter, the Corporation shall distribute to its shareholders as a liquidating distribution in complete cancellation of the Corporation's shares the following: (i) any remaining Duramed shares, (ii) any remaining Duramed warrants, (iii) the right to receive any distributions from the Escrow, (iv) the right to receive any distributions of Duramed shares set aside for the payment of unascertained or contingent liabilities, and (v) any other remaining assets of the Corporation, or the proceeds from the disposition thereof. The distribution shall be made to the Corporation's shareholders pro rata in accordance with the number of shares held by each.

                  4. The Corporation shall send notice to all persons holding options to purchase common stock of the Corporation advising the option holders of the Plan and giving them a period of not less than 30 days from the date of the notice in which to exercise their options and participate in the Plan as shareholders. Options that are not exercised within 30 days of the notice will be canceled.

                  5. Promptly after the Closing, Corporation shall cause a Certificate of Dissolution to be prepared, executed, and filed in the Office of the Secretary of State of New Jersey.

                  6. The officers and directors of the Corporation shall do and perform all acts, execute all documents, file all reports, statements, certificates and returns, take all action and enter into all transactions in the name of and on behalf of the Corporation which they shall deem necessary or desirable to complete the distribution of the assets and properties of the Corporation to the shareholders in complete liquidation of the Corporation, subject, however to the provisions of the Plan.

                  7. The Plan shall become effective on the date of its adoption and approval by the shareholders as provided for in Paragraph 1 hereof.

                  8. It is intended that the Plan shall be a Plan of Complete Liquidation.

                                                                    APPENDIX B
                            ASSET PURCHASE AGREEMENT

                                 by and between

                          DURAMED PHARMACEUTICALS, INC.

                                       and

                         HALLMARK PHARMACEUTICALS, INC.

                            Dated as of April 9, 1996

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
DEFINITIONS.....................................................................  1

ARTICLE 1
                                     ASSET PURCHASE AND SALE....................  5
         Section 1.1               Description of Assets........................  5
         Section 1.2               Purchase Price...............................  6
         Section 1.3               Assumption of Certain Obligations............  7
         Section 1.4               Holdback; Escrow.............................  8
         Section 1.5               Payment of Claims against Escrow Fund........  9
         Section 1.6               Termination of Escrow........................ 10

ARTICLE 2
                                         RELATED MATTERS........................ 11
         Section 2.1               Shareholder Approval......................... 11
         Section 2.2               Proxy Statement/Prospectus................... 11
         Section 2.3               Registration Issues.......................... 12
         Section 2.4               Equipment Leases............................. 13
         Section 2.5               Interim Financing............................ 13

ARTICLE 3
                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY......... 13
         Section 3.1               Organization and Qualification............... 14
         Section 3.2               Capitalization............................... 14
         Section 3.3               Authority Relative to this Agreement......... 14
         Section 3.4               [Intentionally Omitted]. .................... 15
         Section 3.5               No Violation................................. 15
         Section 3.6               Absence of Certain Changes or Events......... 16
         Section 3.7               Financial Statements......................... 16
         Section 3.8               No Undisclosed Liabilities................... 16
         Section 3.9               Claims....................................... 16
         Section 3.10              Assets....................................... 17
         Section 3.11              No Condemnation or Expropriation............. 17
         Section 3.12              [Intentionally Omitted....................... 17
         Section 3.13              Operations Since December 31, 1995........... 17
         Section 3.14              Absence of Certain Commercial
                                   Practices.................................... 20
         Section 3.15              Related Parties.............................. 20
         Section 3.16              Insurance.................................... 20
         Section 3.17              Contracts.................................... 21
         Section 3.18              No Default................................... 21
         Section 3.19              Proxy Statement/Prospectus................... 21
         Section 3.20              Taxes and Tax Returns........................ 21
         Section 3.21              Litigation................................... 22
         Section 3.22              Compliance with Laws......................... 22
         Section 3.23              Environmental Protection..................... 23
         Section 3.24              Labor Relations.............................. 24

         Section 3.25              Employee Benefit Plans, Employment and
                                   Related Agreements........................... 24
         Section 3.26              FDA Matters.................................. 26
         Section 3.27              Intellectual Property........................ 28
         Section 3.28              Disclosure................................... 29

ARTICLE 4
                           REPRESENTATIONS AND WARRANTIES OF DURAMED ........... 29
         Section 4.1               Organization and Qualification............... 29
         Section 4.2               Capitalization............................... 29
         Section 4.3               Authority Relative to this Agreement......... 30
         Section 4.4               No Violation................................. 31
         Section 4.5               Commission Reports and Financial
                                   Statements................................... 32
         Section 4.6               Proxy Statement/Prospectus................... 32
         Section 4.7               Absence of Certain Changes or Events......... 32
         Section 4.8               No Undisclosed Liabilities................... 32
         Section 4.9               Taxes and Tax Returns........................ 32
         Section 4.10              Litigation................................... 34
         Section 4.11              Compliance with Laws......................... 34
         Section 4.12              Employee Benefit Plans, Employment and
                                   Related Agreements........................... 35
         Section 4.13              No Warranty of FDA Approval.................. 36
         Section 4.14              Disclosure................................... 36

ARTICLE 5
                                        CERTAIN COVENANTS....................... 37
         Section 5.1               Conduct of Business Pending the Closing...... 37
         Section 5.2               Reasonable Efforts........................... 38
         Section 5.3               Access and Information....................... 38
         Section 5.4               Notice of Actions and Proceedings............ 39
         Section 5.5               Notification of Certain Other Matters........ 39
         Section 5.6               Supplemental Disclosure...................... 40
         Section 5.7               Confidentiality.............................. 40
         Section 5.8               Other Potential Bidders...................... 40
         Section 5.9               Required Consents............................ 41
         Section 5.10              Insurance.................................... 41
         Section 5.11              Guarantees................................... 41

ARTICLE 6
                                           CONDITIONS........................... 41
         Section 6.1               Conditions to Each Party's Obligation........ 41
         Section 6.2               Conditions to Obligations of the
                                   Company...................................... 42
         Section 6.3               Conditions to Obligations of Duramed.  ...... 44

ARTICLE 7
                                           TERMINATION.......................... 48
         Section 7.1               Termination.................................. 48
         Section 7.2               Effect of Termination........................ 50
         Section 7.3               Repurchase of Captopril and Other Drugs
                                   Rights....................................... 50

ARTICLE 8
                                          MISCELLANEOUS......................... 50
         Section 8.1               Indemnification.............................. 50
         Section 8.2               Survival of Representations and
                                   Warranties................................... 51
         Section 8.3               Closing...................................... 51
         Section 8.4               Exclusivity; Confidentiality................. 52
         Section 8.5               Fees and Expenses............................ 52
         Section 8.6               Notices...................................... 53
         Section 8.7               Amendments................................... 54
         Section 8.8               Waiver....................................... 54
         Section 8.9               Brokers...................................... 54
         Section 8.10              Remedies for Breach; Specific
                                   Performance.................................. 54
         Section 8.11              Headings..................................... 55
         Section 8.12              Nonassignability............................. 55
         Section 8.13              Parties In Interest.......................... 55
         Section 8.14              Counterparts................................. 55
         Section 8.15              Governing Law................................ 55
         Section 8.16              Entire Agreement............................. 55
         Section 8.17              Further Assurances........................... 55

                              EXHIBITS & SCHEDULES

                           Exhibits

                           1.1(d) Contracts Transferred to Duramed
                           1.2 Form of Warrant
                           1.3 Assumed Obligations
                           1.4(a) Form of Escrow Agreement
                           2.1 Form of Directors' Undertaking
                           2.4 Hallmark Leasing Asset Purchase Agreement 2.5A Form of Promissory Note
                           2.5B Captopril Agreement
                           2.5C Other Drugs Agreement
                           6.2(c) List of Key Employees

                           Schedules

                           COMPANY DISCLOSURE SCHEDULE
                           2.4 HLA Equipment
                           3.2 Securities Matters; Voting Agreements
                           3.5 Violations of Laws; Required Consents
                           3.6 Material Adverse Changes
                           3.8 Liabilities
                           3.9 Claims
                           3.10 Assets
                           3.13 Operations
                           3.15 Related Party Transactions
                           3.16 Insurance
                           3.17 Contracts
                           3.21 Litigation
                           3.22 Compliance with Laws
                           3.23 Environmental
                           3.24 Labor
                           3.25 ERISA Matters
                           3.26 FDA Matters
                           3.27 Intellectual Property
                           8.9 Broker Fees

                           DURAMED DISCLOSURE SCHEDULE
                           4.2 Securities Matters
                           4.4 Violations; Consents
                           4.9 Tax Matters
                           4.12 ERISA Matters

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT ("Agreement") dated as of April 9, 1996 by and among Duramed Pharmaceuticals, Inc., a Delaware corporation ("Duramed"), and Hallmark Pharmaceuticals, Inc., a New Jersey corporation (the "Company").

         WHEREAS, the Board of Directors of the Company and the Board of Directors of Duramed deem it advisable and in the best interests of their respective stockholders that the Company sell, transfer and convey to Duramed and that Duramed purchase substantially all of the assets of the Company and assume certain liabilities of the Company, all upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, Duramed and the Company hereby agree as follows:

                                   DEFINITIONS

         Terms used herein and not otherwise defined shall have the following definitions, unless the context clearly requires otherwise:

                  (a) "Agreement" shall mean this Asset Purchase Agreement.

                  (b) "Business" shall mean the development, manufacture and distribution of generic pharmaceutical products by the Company.

                  (c) "Closing" shall have the meaning set forth in Section 8.3 hereof.

                  (d) "Closing Date" shall have the meaning set forth in Section
8.3 hereof.

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  (f) "Commission" shall mean the Securities and Exchange Commission.

                  (g) "Company Benefit Plan" shall have the meaning assigned to it in Section 3.25 hereof.

                  (h) "Company Common Stock" shall mean the Common Stock, no par value, of the Company.

                  (i) "Company Debt" shall have the meaning assigned to it in
Section 3.8 hereof.

                  (j) "Company Disclosure Schedule" shall mean the Disclosure Schedule of even date herewith delivered by the Company to Duramed in connection herewith.

                  (k) "Company Pension Plan" shall have the meaning assigned to it in Section 3.25 hereof.

                  (l) "Company Representative" shall mean Vish Raju or such other person as may be designated by the Company.

                  (m) "Company Returns" shall have the meaning assigned to it by
Section 3.20 hereof.

                  (n) "Company Stock Options" shall mean any outstanding options to purchase any shares of the capital stock or any securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock of the Company.

                  (o) "Company Stockholder Debt" shall have the meaning assigned to it in Section 3.8 hereof.

                  (p) "Company Taxes" shall have the meaning assigned to it in
Section 3.20 hereof.

                  (q) "Condition" shall mean the financial condition, business, results of operations, properties or assets of any particular person, entity or group.

                  (r) "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  (s) "Duramed Benefit Plan" shall have the meaning assigned to it in Section 4.12 hereof.

                  (t) "Duramed Common Stock" shall mean the Common Stock, par value $.01 per share, of Duramed.

                  (u) "Duramed Disclosure Schedule" shall mean the Disclosure Schedule of even date herewith delivered by Duramed to the Company in connection herewith.

                  (v) "Duramed Pension Plan" shall have the meaning assigned to it in Section 4.12 hereof.

                  (w) "Duramed Preferred Stock" shall have the meaning assigned to it in Section 4.2 hereof.

                  (x) "Duramed Returns" shall have the meaning assigned to it in
Section 4.9 hereof.

                  (y) "Duramed SEC Filings" shall have the meaning assigned to it in Section 4.5 hereof.

                  (z) "Duramed Subsidiaries" shall mean Duramed Research and Development Corporation and Market Masters, Inc.

                  (aa) "Duramed Taxes" shall have the meaning assigned to it in
Section 4.9 hereof.

                  (bb) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  (cc) "Escrow Agent" shall mean The Provident Bank, Cincinnati, Ohio.

                  (dd) "Escrow Fund" shall have the meaning assigned to it in
Section 1.4 hereof.

                  (ee) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  (ff) "Exchange Agent" shall mean The Provident Bank, Cincinnati, Ohio or any other exchange agent selected by Duramed.

                  (gg) "Excluded Liabilities" shall have the meaning assigned to it in Section 1.3 hereof.

                  (hh) "FDA" shall mean the United States Food and Drug Administration.

                  (ii) "Financial Statements" shall have the meaning assigned to it in Section 3.7 hereof.

                  (jj) "GAAP" shall mean generally accepted accounting principles, consistently applied.

                  (kk) "Intellectual Property" shall have the meaning assigned to it in Section 3.27 hereof.

                  (ll) "Latest Financial Statement" shall have the meaning assigned to it in Section 3.10 hereof.

                  (mm) "License" shall have the meaning assigned to it in
Section 3.26 hereof.

                  (nn) "Market Price" shall mean the closing price for Duramed Common Stock quoted on The Nasdaq Stock Market, or if there is no closing price for a particular date, the average of the bid and asked prices for such date, or if such prices are not reported, such amount as may be determined by an independent third party to be selected jointly by Duramed and the Company.

                  (oo) "material adverse effect" shall mean any adverse change in the Condition of the Company or of Duramed and the Duramed Subsidiaries, as the case may be, that is material to the Company or to Duramed and the Duramed Subsidiaries, taken as a whole, as the case may be.

                  (pp) "Product" shall have the meaning assigned to it in
Section 3.26 hereof.

                  (qq) "Proxy Statement/Prospectus" shall have the meaning assigned to it in Section 2.2 hereof.

                  (rr) "Related Party" shall mean (a) Duramed; (b) any individual who is a director or officer of Duramed or the Company or who is an employee of Duramed or the Company with aggregate compensation at an annual rate in excess of Fifty Thousand Dollars ($50,000); (c) any entity or individual that owns five percent (5%) or more of any class of the outstanding equity securities of Duramed or the Company; (d) any member of the family (as defined in Section 267(e)(4) of the Code) of, or any individual who has the same home as, any individual (or the spouse of any individual) described in clauses (b) or (c) of this section; (e) any trust, estate or partnership of which an individual described in clauses (b),(c) or (d) of this section is a grantor, fiduciary, beneficiary or partner or (f) any entity (and any subsidiary of such entity) of which one of more persons described in clauses (a),(b),(c),(d) or (e) of this section have either (i) aggregate record or beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least five percent (5%) of the outstanding equity securities or at least five percent (5%) of the outstanding voting securities or (ii) the power to direct or to cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

                  (ss) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (tt) "Subsidiary" shall mean any corporation more than 50% of the outstanding voting securities of which are directly or indirectly owned by Duramed or the Company, as the case may be.

                  (uu) "Warrants" shall mean warrants to purchase shares of Duramed Common Stock in the form set forth as Exhibit 1.2 attached hereto.

                                    ARTICLE 1
                             ASSET PURCHASE AND SALE


         Section 1.1 Description of Assets. Upon the terms, and subject to the satisfaction or, if permissible, waiver of the conditions of this Agreement, at the Closing, the Company shall sell, transfer, convey and assign to Duramed, and Duramed shall purchase and accept assignment of, all of the Company's right, title and interest in and to all those assets used or held for use in the operations of the Business, including, without limitation, the following assets:

         (a) all real property (owned and leased) and all leasehold and other improvements thereto, including without limitation those described in Section
3.10 of the Company Disclosure Schedule;

         (b) all equipment, personal property, current inventory, office furniture, fixed assets and fixtures, office material, inventory, raw materials, supplies and other tangible property of every kind and description owned and used or owned and held for future use exclusively in connection with the operation of the Business or located at the facilities of the Company, including but not limited to those assets (other than real property) described in Section
3.10 of the Company Disclosure Schedule;

         (c) all licenses, permits and authorizations and applications therefor issued by the FDA, the EPA and other governmental agencies (to the extent such assignment is permitted by law) relating to the operation of the Business, including but not limited to those described in Sections 3.23 and 3.26 of the Company Disclosure Schedule, but specifically excluding the EPA Hazardous Waste Activity permit identified on Schedule 3.23 of the Company Disclosure Schedule;

         (d) all contracts, agreements, leases (whether the Company is lessor or lessee), purchase orders and commitments of the Company pertaining to the Business and described in Exhibit 1.1(d);

         (e) all Intellectual Property (as defined in Section 3.27 hereof) including without limitation that described in Section 3.27 of the Company Disclosure Schedule;

         (f) all cash, cash equivalents, security deposits, bank accounts and deposits, accounts receivable, notes receivable and prepaid expenses;

         (g) all insurance policies and contracts and claims thereunder described in Section 3.16 of the Company Disclosure Schedule, but specifically excluding the existing Directors' and

Officers' Liability insurance policy maintained by the Company and claims thereunder);

         (h) all rights of the Company in and to the name "Hallmark Pharmaceuticals;" and

         (i) all goodwill associated with the Business.

         The purchase price provided for in Section 1.2 hereof shall be allocated among the assets described in this Section 1.1 as set forth in a schedule to be executed by the parties prior to the Closing.

         The transfer, conveyance and assignment provided for herein shall occur at the Closing of this Agreement as provided in Section 8.3 hereof.

         Section 1.2   Purchase Price.

         (a) At the Closing, Duramed shall issue and deliver to the Company or its designees certificates representing Six Hundred Forty Thousand (640,000) shares of Duramed Common Stock (the "Duramed Shares"), together with Warrants in the form attached hereto as Exhibit 1.2 to acquire Four Hundred Thousand (400,000) shares of Duramed Common Stock (the "Warrants" and, together with the Duramed Shares, the "Purchase Consideration"), less the Escrow Shares and Escrow Warrants described in Section 1.6 hereof, which shall be delivered to the Escrow Agent. At the Closing, and, with respect to the Escrow Shares and Escrow Warrants, upon the termination of the Escrow Agreement, the Company may distribute the Purchase Consideration to its shareholders, optionholders, noteholders and remaining creditors in such manner as the Company and such parties may agree upon. Prior to the Closing, the Company shall provide to Duramed a certificate of an officer of the Company instructing Duramed to distribute the Purchase Consideration in accordance with such agreement. In the absence of such certificate, Duramed shall deliver the Purchase Consideration to the Company as described herein.

         (b) If the Closing occurs subsequent to any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation of Duramed occurring after the date on which this Agreement is executed, as a result of which securities of any type or class shall be issued in respect of outstanding shares of Duramed Common Stock (or shall be issuable in respect of securities convertible into shares of Duramed Common Stock) or shares of such Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the recipients of the Duramed Shares and holders of the Warrants shall receive, upon issuance of the Duramed Shares or exercise of the Warrants, the aggregate number and class of shares which such recipients or holders would have received if such Duramed Shares had been issued or Warrants had been exercised immediately prior to such dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, liquidation or other such transaction. Any adjustment pursuant to this Section 1.2(b) shall be cumulative and not exclusive.

         Section 1.3 Assumption of Certain Obligations. At the Closing, Duramed shall assume the following obligations of the Company:

         (a) those obligations of the Company arising under those contracts, agreements and leases listed on Exhibit 1.1(d);

         (b) those obligations of the Company arising under those real property leases described in Section 1.1(a) hereof;

         (c) those obligations of the Company listed on Exhibit 1.3 attached hereto; and

         (d) those obligations of the Company arising out of bank debt of the Company outstanding as of the Closing incurred in connection with the Business and not exceeding $1,671,727 in aggregate principal amount, plus interest accrued to the Closing Date thereon.

         In addition, at the Closing, Duramed shall release the Company's obligation to Duramed evidenced by those certain Promissory Notes issued by the Company to Duramed in the aggregate principal amount of Two Million Eighty-Five Thousand Twelve Dollars ($2,085,012) dated November 15, 1995, January 26, 1996 and January 26, 1996, and any indebtedness of the Company to Duramed incurred after the date hereof but prior to the Closing pursuant to the terms of this Agreement.

         Notwithstanding the foregoing, Duramed shall not assume, and shall have no liability in connection with, any other liabilities or obligations of the Company (the "Excluded Liabilities"), including without limitation the following obligations of the Company, which shall remain the sole responsibility of the
Company:

         (a) Any obligation of the Company to pay a "finders fee" or other compensation to Deloitte & Touche, LLP, in connection with the consummation of the transaction contemplated hereby;

         (b) Any Company Stockholder Debt;

         (c) Any obligation of the Company to any holder of Company Stock
Options;

         (d) Any obligation of the Company arising under any Company Benefit
Plan;

         (e) Any obligation of the Company arising under any contract, agreement, lease or other commitment not disclosed in Section 3.17 of the Company Disclosure Schedule;

         (f) Any obligation of the Company to any taxing authority for Company Taxes;

         (g) Any liability to any shareholder of the Company exercising its rights as a dissenting shareholder under Section 14A:11-1 et. seq. of the New Jersey Business Corporation Act;

         (h) any liability to current or former officers and directors of the Company under any contractual, statutory or other provision providing for indemnification thereof by the Company, provided that Duramed shall reimburse the Company for premiums paid by it to maintain its Directors and Officers Insurance Policy for a period of two years after the Closing, to the extent such premiums do not exceed 125% of the current cost thereof; or

         (i) any liability to Armata Partners arising under the Amendment dated March 6, 1996 to the Investment Advice and Services Engagement.

         Section 1.4                Holdback; Escrow.

         (a) At the Closing, Duramed shall deliver to the Escrow Agent certificates representing that number of shares of Duramed Common Stock equal to Ten Percent (10%) of the Duramed Shares to be issued pursuant to Section 1.2 hereof (the "Escrow Shares"), and warrants representing Ten Percent (10%) of the Warrants to be issued pursuant to Section 1.2 hereof (the "Escrow Warrants"). The Escrow Shares, Escrow Warrants, any dividends or distributions with respect to the Escrow Shares and any proceeds of the sale thereof (the "Escrow Fund") shall be held by the Escrow Agent pursuant to an Escrow Agreement dated as of the Closing Date between Duramed, the Company and the Escrow Agent substantially in the form of Exhibit 1.4(a) hereto (the "Escrow Agreement"). During the term of the Escrow Agreement, as provided in Section 1.5 hereof, the Escrow Agent shall pay part or all of the Escrow Fund to Duramed as indemnification for costs, expenses (including reasonable attorneys' fees), or damages suffered by Duramed as a result of the breach by the Company of any representation or warranty of the Company contained herein or made as of the Closing, as more particularly provided in Section 8.1 hereof. Any portion of the Escrow Fund returned to Duramed in the form of Escrow Shares pursuant to a claim for indemnification shall be determined based on the average Market Price of Duramed Common Stock during the ninety (90) day period immediately preceding the day on which such payment to Duramed is made. The value of any portion of the Escrow Fund returned to Duramed in the form of Warrants pursuant to a claim for indemnification shall be equal to the fair market value of such Warrants on the day on which such payment to Duramed is made, as reasonably determined by a third party experienced in valuing such securities, to be selected jointly by the Company and Duramed.

         (b) Unless and until all or any portion of the Escrow Fund is returned to Duramed, the Company shall be the owner for tax purposes of the Escrow Fund. During the term of the Escrow Agreement, the Company shall have the right to direct the Escrow Agent in writing to sell all or any portion of the Escrow Shares or Escrow Warrants. Upon receipt of such direction, the Escrow Agent shall promptly effect such sale by offering such shares or warrants for sale through a duly licensed broker at the then-prevailing market price on the NASDAQ system, and shall thereafter hold the proceeds of such sale in the Escrow Fund until directed to pay such proceeds pursuant to Section 1.5 hereof or until the termination of the Escrow Agreement.

         (c) The parties acknowledge that the Company may choose to liquidate its remaining assets and terminate its corporate existence at or shortly after the Closing and during the term of the Escrow Agreement. In such event, the Company Representative shall represent the interests of the Company and persons whose interests arise through or from the Company in all matters related to this Agreement or the Escrow Agreement. Upon termination of the Company's corporate existence, all references to the Company in Sections 1.3(h), 1.4, 1.5 and 1.6 hereof shall be deemed to refer to the Company Representative, unless another interpretation is clearly required.

         Section 1.5                Payment of Claims against Escrow Fund.

         (a) From and after the Closing, if Duramed desires to assert a claim for indemnification pursuant to Section 8.1 hereof, it shall deliver to the Company a notice signed by an officer of Duramed (a "Claim Notice") (i) to the effect that Duramed has a claim for indemnifiable damages pursuant to Section
8.1 hereof (a "Claim"), (ii) specifying the estimated amount of such Claim and the calculation of such amount, and (iii) setting forth in reasonable detail the grounds for such Claim. Duramed shall be entitled to indemnification hereunder from the Escrow Fund only if and to the extent that its valid Claims exceed an aggregate of $100,000.

         (b) Before the twentieth business day after receipt of any Claim Notice from Duramed, the Company shall notify Duramed that it either agrees with the Claim and directs the Escrow Agent to pay it or that it disputes the existence of such Claim or objects to Duramed's calculation of the amount of such Claim (a "Notice of Dispute"). Any Notice of Dispute shall set forth in reasonable detail the Company's grounds for disputing the relevant Claim, as well as the Company's calculation of the amount, if any, due Duramed with respect to such Claim. If the Company fails to respond within such 20-day period it shall be deemed to have given a Notice of Dispute as to the entire Claim.

         (c) If Duramed receives, or is deemed to have received, a Notice of Dispute before the close of the twentieth business day referred to in Section 1.5(b) above, Duramed and the Company shall negotiate in good faith and use all reasonable efforts to agree, within twenty (20) business days after Duramed's receipt of the Notice of Dispute, upon the rights of the respective parties with respect to such Claim. If Duramed and the Company shall so agree, a certificate setting forth such agreement (including the amount, if any, due Duramed with respect to any Claim referred to therein) shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such certificate and shall promptly make payment to Duramed from the Escrow Fund in accordance with the terms thereof.

         (d) If after the expiration of the twenty (20) business day negotiation period, no final agreement has been reached between Duramed and the Company, the parties shall appoint an arbitrator to hear the claim under the rules of the American Arbitration Association. The decision of the arbitrator so appointed as to the validity of any Claim shall be conclusive and binding upon the parties to the dispute, and the Escrow Agent shall be entitled to rely on such decision and shall act in accordance with such decision and make payment out of the Escrow Fund in accordance therewith. The fees and expenses of the Company and Fifty Percent (50%) of the fees and expenses of the arbitrator shall be paid by the Escrow Agent from the Escrow Fund. The fees and expenses of Duramed and Fifty Percent (50%) of the fees and expenses of the arbitrator shall be paid by Duramed.

         Section 1.6                Termination of Escrow.

         (a) On the date twelve (12) months after the Closing Date, the Company and Duramed shall instruct the Escrow Agent to deliver the Escrow Fund (less an amount equal to the amount claimed pursuant to claims of Duramed then determined to be payable, or which are still pending final determination, pursuant to the Escrow Agreement) to the Company or its designees.

         (b) In making the distributions described in Section 1.6(a) hereof, neither the Escrow Agent nor Duramed shall be obligated to deliver any fractional share to which the Company or its designees may be entitled, but shall pay to the Company or its designees in lieu of such fractional share the cash equivalent of the Market Price of such fractional share on the date of distribution.

         (c) Notwithstanding the foregoing, neither the Escrow Agent nor any party hereto shall be liable to the Company or any shareholder, optionholder, noteholder or remaining creditor of the Company for any shares of Duramed Common Stock, Warrants or dividends on such Duramed Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                    ARTICLE 2
                                 RELATED MATTERS

         Section 2.1 Shareholder Approval. The Company shall take all action necessary in accordance with applicable law, and its Certificate of Incorporation and By-laws, to convene a meeting of its shareholders as promptly as practicable to consider and vote upon a proposal to approve and adopt this Agreement (the "Proposal"). Provided that this Agreement shall not have been terminated in accordance with Article 7 hereof, at the meeting of the Company's shareholders all shares of Company Common Stock then owned by Duramed or any Duramed Subsidiary shall be voted in favor of the Proposal. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company shall recommend that its shareholders vote in favor of the Proposal and shall use all reasonable efforts to solicit proxies and to take all other actions reasonably necessary or advisable to secure the vote or consent of shareholders required to effect the transactions contemplated hereby. Simultaneously with the execution hereof, each director of the Company who is a shareholder of the Company has executed and delivered to Duramed, in his capacity as a shareholder of the Company, an undertaking in the form attached hereto as Exhibit 2.1 to vote the shares of Company Common Stock held by such director in favor of the Proposal.

         Section 2.2 Proxy Statement/Prospectus. In connection with the preparation of the Registration Statement (as defined in Section 2.3) and the proxy statement/prospectus (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, is herein called the "Proxy Statement/Prospectus") forming a part of the Registration Statement to be mailed to the shareholders of the Company in connection with the meeting of shareholders of the Company referred to in Section 2.1, the Company and Duramed will cooperate with each other and will furnish the information relating to the Company and Duramed, as the case may be, required by the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, to be set forth in the Registration Statement (including the Proxy Statement/Prospectus). The form of the Proxy

Statement/Prospectus shall be subject to the joint approval of Duramed and the Company. The Company agrees to distribute the Proxy Statement/Prospectus to the shareholders of the Company at the earliest possible date after the Registration Statement containing the Proxy Statement/Prospectus has been declared effective, but in any event not less than twenty (20) business days prior to the date on which this Agreement and the transactions contemplated hereby are submitted to the shareholders of the Company for approval and adoption. The Company agrees to postpone the meeting of its shareholders in the event the twenty (20) business day requirement would not otherwise be fulfilled. Except to the extent permitted by Rule 145(b) promulgated by the Commission under the Securities Act, Duramed and the Company agree not to publish any communication other than the Registration Statement or notices and proxy material accompanied by the Proxy Statement/Prospectus with respect to this Agreement or the transactions contemplated hereby. The Company agrees to submit to Duramed and its counsel all proxy soliciting material for approval prior to the use thereof.

         Section 2.3                Registration Issues.

         (a) As soon as practicable after the date of execution of this Agreement, but in any event no later than May 31, 1996, Duramed shall prepare and file with the Commission a Registration Statement on Form S-4 (the "Registration Statement") containing the Proxy Statement/Prospectus to register the offering of shares of Duramed Common Stock and the Warrants to be issued at the Closing (including the Escrow Shares and Warrants) and the shares of Duramed Common Stock to be issued upon exercise of the Warrants, and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable and to maintain the effectiveness of the Registration Statement by the preparation and filing of amendments thereto from the original effective date through the Closing Date. Duramed shall not be required to maintain the effectiveness of the Registration Statement or the Proxy Statement/Prospectus for the purpose of resales by shareholders, optionholders, noteholders or remaining creditors of the Company.

         (b) Duramed shall, to the extent permitted by law, bear the entire cost and expense of the registration made pursuant to Section 2.3 of this Agreement, including, without limitation, all registration and filing fees, printing expenses, the fees and expenses of Duramed's counsel and accountants and all other out-of-pocket expenses incident to the preparation, printing and filing under the Securities Act of the Registration Statement and all amendments and supplements thereto, the cost of furnishing copies of each final prospectus and each amendment or supplement thereto to stockholders, optionholders, noteholders and remaining creditors of the Company to whom the Duramed Shares and Warrants so registered are distributed, and the costs and expenses incurred in connection with the qualification of the Duramed Shares and Warrants so registered under "blue sky" or other state securities laws.

         (c) The Company and Duramed agree to cooperate in order to comply with any applicable prospectus delivery requirements or other requirements of federal or applicable state securities laws in connection with the issuance of the Duramed Common Shares and Warrants to the Company or its designees.

         Section 2.4 Equipment Leases. At and as of the Closing, Hallmark Leasing Associates ("HLA") shall sell to Duramed the equipment listed in Section
2.4 of the Company Disclosure Schedule, free and clear of any lien or encumbrance, for a price equal to the net book value of such equipment; and the lease agreements dated September 1, 1992, November 16, 1992, March 20, 1993, May 17, 1994 and December 28, 1994 between HLA and the Company shall be terminated, all as more particularly set forth in the form of Asset Purchase Agreement between Duramed and HLA attached hereto as Exhibit 2.4.

         Section 2.5                Interim Financing.

         (a) Prior to the execution hereof, Duramed has advanced to the Company Two Million Eighty-Five Thousand Twelve Dollars ($2,085,012). Since April 1, 1996, and from time to time thereafter until the Closing or the termination of this Agreement, Duramed has advanced and shall continue to advance to the Company amounts necessary to meet the Company's operating expenses and interest payments to its bank lender, which amounts the Company shall pay as incurred, at a rate not exceeding Three Hundred Fourteen Thousand Dollars ($314,000) per month, all such advances (including the initial advance) to be represented by Secured Promissory Notes and Security Agreements in the form attached hereto as
Exhibit 2.5A on the terms and subject to the conditions of a distribution agreement between Duramed and the Company dated as of October 4, 1995 in the form attached hereto as Exhibit 2.5B.

         (b) From the earlier of (i) the date Duramed's conjugated estrogens product is approved by FDA and (ii) July 1, 1996 to the Closing Date, Duramed shall advance to the Company all reasonable costs of the biostudy to be conducted by the Company with respect to the drug(s) listed on Exhibit 10 attached hereto, all such advances to be represented by Secured Promissory Notes and Security Agreements in the form attached hereto as Exhibit 2.5A on the terms and subject to the conditions of a letter agreement between Duramed and the Company dated as of January 26, 1996 in the form attached hereto as
Exhibit 2.5C.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Duramed as follows:

         Section 3.1 Organization and Qualification. The Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has no subsidiary. The Company has the requisite corporate power to conduct its businesses as they are currently being conducted and is duly qualified and in good standing (or has active status if such state does not recognize the concept of good standing) as a foreign corporation to do business in the respective jurisdictions where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except to the extent that lack of such qualification would not in the aggregate have a material adverse effect on the Condition of the Company.

         Section 3.2 Capitalization. The authorized capital stock of the Company consists of Ten Million shares of Company Common Stock. As of March 31, 1996, Six Million, One Hundred Fifty-Six Thousand, Two Hundred Forty (6,156,240) shares of Company Common Stock were issued and outstanding, and no shares of Company Common Stock were held in the Company's treasury. In addition, as of such date, Two Million, One Hundred Twenty Thousand, One Hundred (2,120,100) shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or federal or, except as set forth in Section 3.2 of the Company Disclosure Schedule, state securities law entitling the holder thereof to rescission. Since March 31, 1996, the Company has not issued any shares of Company Common Stock or options to purchase shares of Company Common Stock except for the issuance of shares of Company Common Stock upon exercise of Company Stock Options granted prior to March 31, 1996. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell, presently or in the future, any shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to its voting of the capital stock of the Company.

         Section 3.3 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, following approval and adoption of this Agreement by the requisite vote of the shareholders of the Company as provided in Section 2.1 hereof, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of the Company. Except for the approval of this Agreement by the shareholders of the Company (the "Required Company Vote"), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement is a valid and binding obligation of the other parties hereto) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.4 [Intentionally Omitted].

         Section 3.5 No Violation. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) constitute a breach or violation of or default under the Certificate of Incorporation or By-laws of the Company or (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or to which it or any of its properties or assets may be subject, other than, in the case of clause (ii), breaches, conflicts or violations that would not have a material adverse effect on the Condition of the Company. Except as set forth in Section 3.5 of the Company Disclosure Schedule,
(i) other than the approval of the Company's shareholders described in Section
2.1 hereof, and other than in connection with, or in compliance with, the provisions of the New Jersey Business Corporation Act, the Securities Act, the Exchange Act and any applicable state securities law, the consummation by the Company of the transac-tions contemplated hereby will not require the consent or approval of any other party to any of the above or affect the validity or effectiveness of any of the above except for consents or approvals, the failure to obtain which would not, in the aggregate, have a material adverse effect on the Condition of the Company and (ii) the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not constitute a breach or violation of or default under any law, rule or regulation or any judgment, decree, order, governmental permit or license (including but not limited to Licenses as defined in Section 3.26 hereof) to which the Company is subject. The Company is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or other restriction of any kind or character, that would prevent the continued operation of the Company's business after the date hereof on substantially the same basis as heretofore operated.

         Section 3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Company Disclosure Schedule, since December 31, 1995 the Company has conducted its business only in the ordinary and usual course and there has not occurred any material adverse change in the Condition of the Company.

         Section 3.7 Financial Statements. The audited financial statements of the Company for the fiscal years ended December 31, 1992, 1993, 1994 and 1995 and the unaudited financial statements of the Company for the three months ended March 31, 1996 (collectively, the "Financial Statements") delivered to Duramed, are complete and correct in all material respects, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered and with prior periods (except as indicated in the notes thereto), and fairly present the financial condition of the Company as of the dates thereof and the results of its operations for the years and periods ended on such dates.

         Section 3.8 No Undisclosed Liabilities. Except to the extent reflected and reserved against in the Financial Statements or Section 3.8 of the Company Disclosure Schedule, the Company does not, as of the date of this Agreement, have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that in the aggregate have or may reasonably be expected to have a material adverse effect on the Condition of the Company. Section 3.8 of the Company Disclosure Schedule sets forth (i) all outstanding indebtedness of the Company to a stockholder of the Company or to HLA (the "Company Stockholder Debt"); and (ii) all outstanding long-term indebtedness of the Company, excluding the Company Stockholder Debt and any obligation to Duramed contemplated by Section 2.5 hereof (the "Company Debt")

         Section 3.9 Claims. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no governmental proceedings or investigations or any claims, suits or proceedings pending, asserted or to the Company's knowledge threatened against the Company or its property which, if adversely determined, could have a material adverse effect upon the Condition of the Company.

         Section 3.10 Assets.

         (a) The Company has furnished Duramed with a list setting forth a brief description of all real property, disclosed in Section 3.10 of the Company Disclosure Schedule, now owned or leased by the Company. The Company also owns all of the personal property assets reflected on the unaudited financial statements of the Company for the three months ended March 31, 1996 (the "Latest Financial Statement") or acquired after the date thereof, free and clear of all liens (other than liens for current taxes not yet payable), mortgages, pledges, encumbrances, and charges of every kind, except such as do not materially affect the use or value of such assets in the ordinary course of business or as noted in the said Latest Financial Statement or as disclosed in Section 3.10 of the Company Disclosure Schedule.

         (b) All of the real and personal property owned by the Company is, subject to immaterial exceptions, structurally sound with no known defects and is in good operating condition and repair and adequate for the uses to which it is being put. The properties and assets of the Company to be transferred to Duramed pursuant to this Agreement include all rights, properties and other assets used by the Company to conduct its business since January 1, 1996, except as disposed of or consumed in the ordinary course of business.

         Section 3.11 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by the Company is subject to any governmental decree or order to be sold or is being condemned, expropriated, or otherwise taken, by any governmental body or other person with or without payment of compensation therefor nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

         Section 3.12 [Intentionally Omitted]

         Section 3.13 Operations Since December 31, 1995. Since December 31, 1995, the Company has not, except as disclosed in Section 3.13 of the Company Disclosure Schedule, without having obtained the prior written consent of
Duramed:

         (a) suffered damage to or the destruction of any of its material properties or assets (whether or not covered by insurance) or made any disposition of any of its properties or assets other than the sale of finished goods in the ordinary course of business;

         (b) disposed of any records related to its assets or business;

         (c) made any change or amendment in its Certificate of Incorporation or By-laws;

         (d) issued or sold any Company Common Stock or other securities; acquired, directly or indirectly, by redemption or otherwise, any such securities (or offered to do so); reclassified, split-up or otherwise changed any such security; declared or paid any dividends thereon in cash, securities or other property or made any other distribution with respect thereto; or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

         (e) organized any subsidiary or acquired any equity securities of any entity or any equity or ownership interest in any business;

         (f) borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent) in excess of One Hundred Thousand Dollars ($100,000), except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

         (g) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Latest Financial Statement or incurred in the ordinary course of business and consistent with past practice since the date of the Latest Financial Statement;

         (h) prepaid any obligation having a maturity of more than ninety (90) days from the date such obligation was issued or incurred;

         (i) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any lien, mortgage, pledge or other encumbrance, except in the ordinary course of business consistent with past practice;

         (j) canceled any debts or waived any claims or rights of substantial value, except in the ordinary course of business and consistent with past practices;

         (k) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright owned or used by it or applicable to its business, or disposed of or disclosed to any person any trade secret, formula, process or know-how owned or used by it or applicable to its business and not theretofore a matter of public knowledge;

         (l) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan) other than in the ordinary course of business and consistent with past practice, or increased the salary or other compensation of any officers;

         (m) paid, loaned or advanced any amount to, or sold, transferred, leased, assigned or conveyed any properties or assets to or from, or entered into any agreement or arrangement with, any Related Party, except for directors' fees and compensation to officers not exceeding the compensation paid during the fiscal year ended December 31, 1995;

         (n) granted or extended any power of attorney or acted as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity;

         (o) purchased or entered into any contract or commitment to purchase any raw material or supplies, or sold or entered into any contract or commitment to sell any property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course of business and consistent with past practice, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business and consistent with past practice; and (iii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice;

         (p) done any act or omitted to do any act, or permitted any act or omission to act, which has caused or will cause a breach of any material contract or commitment or which would reasonably be expected to cause the breach of any representation or warranty contained in this Agreement;

         (q) made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials or supplies) at a cost in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

         (r) sold, transferred, leased, assigned or conveyed any property or asset to, or purchased, leased or acquired any property or assets from, any party not in the ordinary course of business and consistent with past practice;

         (s) written off or been required to write off any notes or accounts receivable;

         (t) written down or been required to write down any inventory;

         (u) entered into any collective bargaining or union contracts or agreements; or

         (v) agreed or otherwise committed, whether in writing or otherwise, to do any of the foregoing.

         Section 3.14 Absence of Certain Commercial Practices. The Company has not, and no director, officer, agent, employee or other person acting on behalf of the Company has, (a) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier or governmental employee or official or any other person who is or may be in a position to help or hinder the Company or assist the Company in connection with any proposed transaction, which gift or similar benefit, if not given in the past, would reasonably be expected to have a material adverse effect on the Condition of the Company, or which, if not continued in the future, would reasonably be expected to have a material adverse effect on the Condition of the Company, or (b) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. The Company has not, and no director, officer, agent, employee or other person acting on behalf of them has, accepted or received any unlawful contributions, payments, gifts or expenditures.

         Section 3.15 Related Parties. Except as set forth in Section 3.15 of the Company Disclosure Schedule, (a) since the beginning of the third full fiscal year of the Company preceding the date of this Agreement, there have been no transactions between the Company and any Related Party or any payment (however characterized) by the Company to any Related Party or by and Related Party to the Company and (b) there is no lease, agreement or commitment between the Company and any Related Party. As used in the preceding sentence, the term "transaction" includes, but is not limited to, any sale or other transfer of property or assets, the lease or other use of property or assets, the provision of services and the furnishing of personnel, whether or not for consideration. Except as set forth in Section 3.15 of the Company Disclosure Schedule, (a) no Related Party has any material interest in any property, real or personal, tangible or intangible, including without limitation, any Intellectual Property, used in or pertaining to the business of the Company, (b) no Related Party is indebted to the Company and (c) the Company is not indebted to any Related Party.

         Section 3.16 Insurance. The Company has furnished Duramed with an accurate and complete list and description, as disclosed

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in Section 3.16 of the Company Disclosure Schedule, of all property, liability, life and other insurance policies of the Company and all such insurance has been fully paid up and is in full force and effect for all periods up to and including the Closing Date. No insurance company has ever canceled or refused to provide at a commercially reasonable price any coverage requested by the Company.

         Section 3.17 Contracts. The Company has furnished Duramed with a correct and complete list, as disclosed in Section 3.17 of the Company Disclosure Schedule, of all continuing contracts, agreements, commitments and engagements of the Company, including, without limitation, all supply and service contracts to which the Company is a party as vendor or vendee, of a value of One Hundred Thousand Dollars ($100,000) or more, contracts for the purchase of capital equipment or improvements of a value of One Hundred Thousand Dollars ($100,000) or more, leases of real or personal property, marketing and distribution agreements, contracts or agreements for clinical or nonclinical studies or trials related to any product manufactured or sold by the Company, employment contracts, union contracts, health and welfare plans, life or hospitalization insurance plans, pension, profit sharing or other similar benefit plans and deferred incentive-compensation agreements or plans.

         Section 3.18 No Default. The Company is not in default under any contract, agreement or commitment to which it is a party, and no third party has asserted that such a default exists, if such default in either case is reasonably likely to have a material adverse effect on the Condition of the Company.

         Section 3.19 Proxy Statement/Prospectus. When the Proxy Statement/Prospectus shall first be mailed to the holders of Company Common Stock, and at all times subsequent thereto up to and including the Closing, the information with respect to the Company set forth in the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. If, at any time prior to the Closing, any event relating to the Company shall occur which should be disclosed in the Proxy Statement/Prospectus and which is not so disclosed, the Company shall promptly so inform Duramed.

         Section 3.20 Taxes and Tax Returns. The Company has timely filed all tax returns, declarations, reports, estimates, information returns, statements and other returns the non-filing of which would have a material adverse effect on the Condition of the Company (collectively, the "Company Returns") relating to Company Taxes (as defined below) required to be filed under U.S. federal, state, local or any foreign laws (without regard to any extensions of time for filing such Company Returns) with respect to all Company Taxes for all years and periods (or portions

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thereof) for which any such Company Returns are due. All such Company Returns were in all material respects true, complete and correct with respect to all Company Taxes. The Company is not currently the beneficiary of any extensions of time within which to file any Company Return. The Company has paid or made provision for (by a tax accrual or tax reserve on the most recent balance sheets of the Company, which accruals or reserves have been recorded in accordance with
GAAP), all Company Taxes (except for such Company Taxes which if not so paid or provided for would not, in the aggregate, have a material adverse effect on the Condition of the Company) in respect of all taxable periods or portions thereof ending on or before the date of such balance sheets. Any Company Taxes incurred or accrued since such date have arisen in the ordinary course of business. There are no material liens for Company Taxes upon the assets of the Company except liens for Company Taxes not yet due. The Company is not delinquent in the payment of any federal income or other Company Taxes and there are no outstanding deficiencies, assessments or written proposals for assessment of federal income or other Company Taxes proposed, asserted or assessed against the Company or any agreement extending the period of assessment or collection of any Company Taxes. The Company has withheld and paid all Company Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of the Company, and no federal income tax return of the Company has been examined by the Internal Revenue Service. No federal, state, local or foreign audits or other administrative proceedings or court proceedings which are material to the Condition of the Company are presently pending with regard to any Company Taxes or Company Returns. As used herein, "Company Taxes" mean all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts whether disputed or not imposed by any taxing authority (domestic or foreign) upon the Company or its properties with respect to all periods or portions thereof ending on or before the Closing Date.

         Section 3.21 Litigation. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its property before any court, governmental agency, commission, or administrative or regulatory authority which, in the aggregate, would reasonably be expected to have a material adverse effect on the Condition of the Company, nor, to the Company's knowledge, is any such action, suit, claim, investigation or proceeding reasonably foreseeable. The Company is not subject to any order, judgment, injunction or decree that

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has or will have a material adverse effect on the Condition of the Company.

         Section 3.22 Compliance with Laws. Except as set forth in Section 3.22 of the Company Disclosure Schedule, the Company is not in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any law or regulation (including zoning and environmental laws, regulations and ordinances) or any writ, judgment, decree, injunction or similar order applicable to the Company or any of its assets or properties, the result of which violations in the aggregate has or may reasonably be expected to have a material adverse effect on the Condition of the Company. Except as set forth in
Section 3.22 of the Company Disclosure Schedule, the Company has and is in substantial compliance with all material permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for it to carry out its business as presently conducted except as would not have a material adverse effect on the Company. All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation, nor any proposed adverse modification of any of them is pending or, to the knowledge of the Company, threatened except as would not have a material adverse effect on the Company.

         Section 3.23 Environmental Protection.

         (a) The Company has obtained, and Section 3.23 of the Company Disclosure Schedule sets forth, all permits, licenses and other authorizations which are required under all applicable laws and regulations relating to health and safety, pollution or protection of the environment, including emissions, discharges or releases of contaminants, or hazardous or toxic materials or wastes into air, water or land, or otherwise relating to the distribution, use, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic material or wastes ("Environmental Law"). The Company is in compliance in all material respects with all terms and conditions of such required permits. The Company is not aware of, nor has it received notice of, events, activities or incidents which could reasonably be expected to give rise to any legal liability in connection with any Environmental Law.

         (b) There has not been any spill, release or unauthorized discharge of
(i) any gasoline, petroleum products or polychlorinated biphenyls ("PCBs"), (ii) any substance, waste or material defined as hazardous, radioactive, extremely hazardous, toxic or dangerous under any Environmental Law or (iii) any asbestos, asbestos-containing substances or urea formaldehyde insulation, at any property or facility owned or operated by the Company, where such spill, release or discharge was required to be reported by the Company under any Environmental Law as in effect at the time of such release or currently requires abatement or correction by the Company under any Environmental Law as in effect on the date hereof. The Company has not permitted any substance listed in
(i)-(iii) above (hereinafter "Hazardous Materials") to be disposed of, treated or stored on any property owned or operated by the Company except in accordance with applicable Environmental Law.

         (c) There has not been and is not any Environmental Condition (as hereinafter defined) at or relating to any property at which Hazardous Materials have been deposited or disposed by or at the behest of the Company or any predecessor in interest, nor has the Company received notice of any such Environmental Condition. For purposes of this Agreement, "Environmental Condition" means any condition or circumstance that (i) requires abatement or remediation by the Company under any Environmental Law currently in effect, (ii) gives rise to any civil or criminal liability of the Company under any Environmental Law currently in effect, or (iii) constitutes a public or private nuisance created by the Company, in whole or in part, based on the presence of any Hazardous Materials, under laws applicable at the Closing Date.

         Section 3.24 Labor Relations. The Company has paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for services performed, other than amounts that have not yet become payable in accordance with the Company's customary practices. The Company is not liable for any severance pay or other payments on account of termination of any former employee. The Company is not a party to or bound by any collective bargaining agreement. Except as set forth in Section 3.24 of the Company Disclosure Schedule, (a) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not and has not engaged in any unfair labor practices, (b) there is no unfair labor practice complaint against the Company before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company; (d) no representation question exists respecting the employees of the Company; (e) the Company has never experienced any strike, work stoppage or other labor difficulty and (f) no collective bargaining agreement relating to employees of the Company is currently being negotiated.

         Section 3.25 Employee Benefit Plans, Employment and Related Agreements.
(a) Each employee benefit plan, as defined in Section 3(3) of ERISA, maintained currently or in the past by the Company ("Company Benefit Plans") has been operated and administered in all material respects in accordance with all applicable requirements of ERISA and the Code. The terms and conditions of each Company Benefit Plan conform in all material respects with all applicable provisions of ERISA and the Code. Each Company Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, and which is intended

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to be "qualified" within the meaning of Section 401(a) of the Code ("Company
Pension Plan"), has been determined by the Internal Revenue Service to be so qualified. The Company has no knowledge of any action or claim of any kind (other than routine claims for benefits) that has been asserted or threatened against any Company Pension Plan, or the assets thereof, or against any fiduciary of such a Plan; and the Company has no knowledge of any investigation or administrative review of a Company Pension Plan which could result in the imposition of any penalty or assessment.

                   (b) None of the Company Pension Plans which is subject to Title IV of ERISA has completely or partially terminated, or been the subject of a reportable event as defined in Section 4043 of ERISA. No liability under Subtitle D of Title IV of ERISA has been incurred by the Company with respect to a Company Pension Plan.

                   (c) The actuarial present value of the total accrued benefits under each Company Pension Plan which is a defined benefit pension plan did not, as of its latest valuation date, exceed the fair market value of the total assets of the Plan, based upon the actuarial assumptions and methods used to fund the Plan and determined on an ongoing basis. No Company Pension Plan has incurred any accumulated funding deficiency (whether or not waived) as defined in Section 412 of the Code.

                   (d) Except as set forth in Section 3.25 of the Company Disclosure Schedule, there are no multi-employer plans, as defined in Section 4001(a)(3) of ERISA, to which the Company contributes, or under which the Company has any present or future obligation or liability.

                   (e) No Company Benefit Plan provides health, life or other similar coverage to employees beyond the termination of their employment with the Company, other than coverage that is required under Section 4980B of the Code, or under the continuation of coverage provisions of the laws of any state.

                   (f) No Company Benefit Plan is funded by, or associated with, a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                   (g) The Company has filed or caused to be filed on a timely basis all returns, reports (including Form 5500), statements, notices, declarations and other documents required by any federal, state, local or foreign governmental agency (including without limitation the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation and the Commission) with respect to each Company Benefit Plan. The Company has delivered or caused to be delivered to every participant, beneficiary and every other party entitled to such material all plan descriptions, returns, reports, notices, statements and similar materials including, without limitation, summary plan descriptions and reports as are required under Title I of ERISA and the Code.

                    (h) The consummation of the transactions contemplated by this Agreement will not increase nor accelerate the time of payment or vesting of any compensation due to any current or former employee of the Company, or result in the payment or series of payments by the Company to any person of an "excess parachute payment" within the meaning of Section 280G of the Code.

         Section 3.26 FDA Matters.

         (a) Section 3.26 of the Company Disclosure Schedule sets forth a complete and correct list of all products that are, directly or indirectly, being developed, researched in human subjects or distributed for commercial sale by the Company (the "Products"), and the current developmental status of each Product. Section 3.26 also sets forth a list of all material Licenses, specifically including without limitation each abbreviated new drug application ("ANDA") filed by the Company, for each Product that has been applied for or obtained by the Company and the status of each ANDA filed by the Company, except that such Section 3.26 does not purport to summarize all relevant matters that may impact approval of each Product.

         (b) Except as set forth in Section 3.26 of the Company Disclosure Schedule,

         (i) with respect to each Product:

                  (A) the Company has obtained (or is in the process of obtaining) all applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the manufacture, distribution, sale, marketing or human research of such Product (collectively, "Licenses");

                  (B) the Company is in full compliance with all terms and conditions of each License in each country in which such Product is marketed, and with all requirements pertaining to the manufacture, distribution, sale or human research of such Product which are not required to be the subject of a License;

                  (C) the Company is in full compliance with all applicable requirements (as set forth in relevant statutes and regulations) regarding registration, licensure or notification for each site in any country at which such Product is manufactured, processed, packed, held for distribution or from which it is distributed; and

                  (D) to the extent such Product is intended for export from the United States, the Company is in full compliance with either all United States Food and Drug Administration ("FDA") requirements for marketing or 21 U.S.C. 381(e) or 382;

         (ii) all manufacturing operations performed by the Company have been and are being conducted in full compliance with the current good manufacturing practice, including but not limited to, the good manufacturing practice regulations issued by FDA and counterpart requirements in the European Union and other countries;

         (iii) all nonclinical laboratory studies, as described in 21 C.F.R. 58.3(d), sponsored by the Company have been and are being conducted in full compliance with the good laboratory practice regulations set forth in 21 C.F.R.
Part 58 and counterpart requirements in the European Union and other countries; and

         (iv) the Company is in full compliance with all reporting requirements for all Licenses or plant registrations described in the preceding clauses
(b)(i)(A) and (b)(i)(C), including but not limited to the adverse event reporting requirements for drugs in 21 C.F.R. Parts 312 and 314 and, for devices in 21 C.F.R. Parts 812 and 803;

except, in the case of the preceding clauses (a), (b)(i)(A) through (b)(i)(D), inclusive, (b)(ii), (b)(iii) and (b)(iv), for any such failures to obtain or noncompliances which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of the Company. Without limiting the generality of the foregoing definition of "Licenses," such definition shall specifically include, with respect to the United States, new drug applications, product license applications, investigational new drug applications, abbreviated new drug applications, premarket approval applications, premarket notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, investigational device exemptions, and product export applications issued by FDA, as well as registrations issued by the Drug Enforcement Administration of the Department of Justice.

         (c) Neither the Company nor any of its officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to FDA, failed to disclose a fact required to be disclosed to FDA, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" set forth in

56 Fed. Reg. 46191 (September 10, 1991), and the execution and delivery of this Agreement and the transfer of assets and assumption of obligations contemplated hereby shall not cause any previously made statement or disclosure to be untrue or fraudulent, subject to required disclosure, or a basis for invocation of such policy.

         (d) The Company has provided or made available to Duramed all documents in its possession concerning communications to or from FDA, or prepared by FDA, which bear in any material respect on compliance by the Company with FDA regulatory requirements.

         Section 3.27 Intellectual Property. Section 3.27 of the Company Disclosure Schedule sets forth a complete list of all Intellectual Property rights owned by the Company which are material to the Condition of the Company. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of the Company, and except as disclosed in Section 3.27 to the Company Disclosure Statement:

         (a) the Company owns, or is licensed or has the right to use (in each case, free and clear of all liens, restrictions, or encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

         (b) to the knowledge of the Company, the use of any Intellectual Property by the Company does not infringe on or otherwise violate the rights of any person;

         (c) to the knowledge of the Company, no product (or component thereof) or process used, sold, manufactured or under development by and/or for, or supplied to, the Company infringes or otherwise violates the Intellectual Property of any other person or entity; and

         (d) to the knowledge of the Company, no person or other entity is challenging, infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company.

         For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including without limitation divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.


         Section 3.28 Disclosure. No representation or warranty contained in this Agreement or the Company Disclosure Schedule, and no statement, certificate, schedule, list or other information, furnished to or to be furnished by or on behalf of the Company to Duramed in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits to state or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.



                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF DURAMED


         Duramed represents and warrants to the Company as follows:

         Section 4.1 Organization and Qualification. Duramed is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware. All of the Duramed Subsidiaries are corporations duly incorporated and organized, validly existing and in good standing (or their status is active) under the laws of their jurisdictions of incorporation. Duramed and the Duramed Subsidiaries have the requisite corporate power to conduct their businesses as they are currently being conducted and are duly qualified as foreign corporations to do business in the respective jurisdictions where the character of their properties owned or leased or the nature of their activities makes such qualification necessary, except to the extent that lack of such qualification would not have a material adverse effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole.

         Section 4.2 Capitalization. The authorized capital stock of Duramed consists of Fifty Million shares of Duramed Common Stock, par value $.01 per share, and Five Hundred Thousand shares of Preferred Stock, par value $.001 per share ("Duramed Preferred Stock"), of which One Hundred Thousand (100,000) shares have been designated as Series A Preferred Stock, Seventy-Four Thousand Six Hundred Fifty-Nine (74,659) shares have been designated as Series B Non-Voting Convertible Preferred Stock and Two Hundred Fifty Thousand (250,000) shares have been designated as 8% Cumulative Convertible Preferred Stock, Series C ("Series C Preferred

Stock"). As of April 3, 1996, Nine Million, Nine Hundred Twenty-Nine Thousand, Four Hundred Seventy-Four (9,929,474) shares of Duramed Common Stock, Thirty-Two Thousand, Five Hundred Twenty-Nine (32,529) shares of Series B Non-Voting Convertible Preferred Stock and Sixty-Five Thousand (65,000) shares of Series C Preferred Stock were issued and outstanding. No shares of Series A Preferred Stock were issued and outstanding. No shares of Duramed Common Stock were held in treasury. All of the issued and outstanding shares of capital stock of Duramed are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. The parties acknowledge that Duramed may from time to time from the date of execution hereof until the Closing Date issue shares of one or more classes of its capital stock, and that nothing in this Agreement shall restrict Duramed's rights to so issue stock. All of the outstanding shares of capital stock of each of the Duramed Subsidiaries have been validly issued and are fully paid and nonassessable and are beneficially owned by either Duramed or one of the Duramed Subsidiaries free and clear of all liens, charges, claims or encumbrances. Except as set forth herein or in Section 4.2 of the Duramed Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of any of the Duramed Subsidiaries or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, or otherwise obligating any such subsidiary to issue, transfer or sell any such capital stock or other securities. Except as set forth in Section 4.2 of the Duramed Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Duramed is a party with respect to the voting of the capital stock of Duramed. All shares of Duramed Common Stock issued pursuant to the terms of this Agreement will be duly authorized, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights.

         Section 4.3 Authority Relative to this Agreement. Duramed has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Duramed and no other corporate proceedings on the part of Duramed are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Duramed and (assuming this Agreement is a valid and binding obligation of the other parties hereto) constitutes a valid and binding agreement of Duramed enforceable against Duramed in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.4 No Violation. Except as set forth in Section 4.4 of the Duramed Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) constitute a breach or violation of or default under the Certificate of Incorporation or the By-laws of Duramed or any of the Duramed Subsidiaries or
(ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Duramed or any of the Duramed Subsidiaries under any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Duramed or any of the Duramed Subsidiaries is a party or to which they or any of their respective properties or assets may be subject, other than, in the case of clause (ii), breaches, conflicts or violations that would not have a material adverse effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole. Except as set forth in Section 4.4 of the Duramed Disclosure Schedule, (i) other than in connection with, or in compliance with, the provisions of the DGCL, the New Jersey Business Corporation Act, the Securities Act (as applicable to the registration of Duramed Common Stock and Warrants pursuant to Section 2.3 hereof), the Exchange Act and any applicable state securities laws, the consummation by Duramed of the transactions contemplated hereby will not require the consent or approval of any other party to any of the above or affect the validity or effectiveness of any of the above except for consents or approvals, the failure to obtain which would not, in the aggregate, have a material adverse effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole and (ii) the execution, delivery and performance by Duramed of this Agreement and the consummation by Duramed of the transactions contemplated hereby will not constitute a breach or violation of or default under any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Duramed or any of the Duramed Subsidiaries is subject. Neither Duramed nor any of the Duramed Subsidiaries is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or other restriction of any kind or character, that materially adversely affects the business practices, operations or Condition of Duramed or any of its assets or property (other than such items generally affecting

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the industry in which Duramed or any of the Duramed Subsidiaries operate) or that would prevent the continued operation of Duramed's or any of the Duramed Subsidiaries' business after the date hereof on substantially the same basis as heretofore operated.

         Section 4.5 Commission Reports and Financial Statements. Duramed has previously delivered to the Company true and complete copies of Duramed's (i) Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Commission on April 1, 1996; and (ii) all other reports, proxy statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission since January 1, 1996 (collectively, the "Duramed SEC Filings"). As of their respective dates, the Duramed SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Duramed and the Duramed Subsidiaries included in the Duramed SEC Filings present fairly the financial position, results of operations and cash flows of Duramed and the Duramed Subsidiaries as at the dates or for the periods indicated therein in conformity with GAAP.

         Section 4.6 Proxy Statement/Prospectus. When the Proxy Statement/Prospectus shall first be mailed to the stockholders of the Company, and at all times subsequent thereto up to and including the Closing, the information with respect to Duramed and the Duramed Subsidiaries set forth in the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading. If, at any time prior to the Closing, any event relating to Duramed or the Duramed Subsidiaries shall occur which should be disclosed in the Proxy Statement/Prospectus and which is not so disclosed, Duramed shall promptly so inform the Company.

         Section 4.7 Absence of Certain Changes or Events. Except as set forth or referred to in the Duramed SEC Filings (including the financial statements and footnotes thereto), since December 31, 1995, each of Duramed and the Duramed Subsidiaries has conducted its business only in the ordinary and usual course and there has not occurred any material adverse change in the Condition of Duramed and the Duramed Subsidiaries taken as a whole.

         Section 4.8 No Undisclosed Liabilities. Except as set forth or referred to in the Duramed SEC Filings (including the financial statements and footnotes thereto), neither Duramed nor the Duramed Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that in the

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aggregate have or may reasonably be expected to have a material adverse effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole.

         Section 4.9 Taxes and Tax Returns. Duramed and each of the Duramed Subsidiaries (collectively, the "Duramed Group") has timely filed or been included in all tax returns, declarations, reports, estimates, information returns, statements and other returns, the non-filing of which would have a material adverse effect on the Condition of Duramed (collectively, the "Duramed Returns") relating to Duramed Taxes (as defined below) required to be filed under U.S. federal, state, local or any foreign laws (taking into account any extensions of time for filing such Duramed Returns) with respect to all Duramed Taxes for all years and periods (or portions thereof) for which any such Duramed Returns were due. All such Duramed Returns were in all material respects true, complete and correct with respect to all Duramed Taxes. Except as set forth in
Section 4.9 of the Duramed Disclosure Schedule, neither Duramed or any of the Duramed Subsidiaries is currently the beneficiary of any extension of time within which to file any Duramed Return. Except as set forth in Section 4.9 of the Duramed Disclosure Schedule, the Duramed Group has paid or made provision for (by a tax accrual or tax reserve on the most recent balance sheets of the Duramed Group contained in the Duramed SEC Filings, which accruals or reserves have been recorded in accordance with GAAP), all Duramed Taxes (except for such Duramed Taxes which if not so paid or provided for would not, in the aggregate, have a Material Adverse Effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole) in respect of all taxable periods or portions thereof ending on or before the date of such balance sheets. Except as set forth in Section 4.9 of the Duramed Disclosure Schedule, (a) any Duramed Taxes incurred or accrued since such date have arisen in the ordinary course of business, (b) there are no material liens for Duramed Taxes upon the assets of Duramed or any of the Duramed Subsidiaries except liens for Duramed Taxes not yet due, (b) the Duramed Group is not delinquent in the payment of any federal income or other Duramed Taxes and (c) there are no outstanding deficiencies, assessments, or written proposals for assessment of federal income or other Duramed Taxes proposed, asserted or assessed against the Duramed Group, or agreements extending the period of assessment or collection of any Duramed Taxes. Each of Duramed and the Duramed Subsidiaries has withheld and paid all Duramed Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Duramed has filed a return for federal income tax purposes on behalf of itself and the Duramed Subsidiaries for periods up to and including December 31, 1994 as a common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Code), of which such subsidiaries are "includable corporations" (within the meaning of Section 1504(b) of the Code). Except as set forth in Section 4.9

                                     B-33
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of the Duramed Disclosure Schedule, the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of Duramed and the Duramed Subsidiaries, and no federal income tax return of Duramed and the Duramed Subsidiaries has been examined by the Internal Revenue Service. Except as set forth in Section 4.9 of the Duramed Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings which are material to the Condition of the Duramed Group are presently pending with regard to any Duramed Taxes or Duramed Returns. As used herein, "Duramed Taxes" mean (A) all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Duramed or any of the Duramed Subsidiaries or their properties with respect to all periods or portions thereof ending on or before the Closing Date and/or (B) any liability of Duramed or any of the Duramed Subsidiaries for the payment of any amounts of the type described in the immediately preceding clause (A) as a result of being a member of an affiliated or combined group other than the Duramed Group.

         Section 4.10 Litigation. Except as set forth or referred to in the Duramed SEC Filings (including the financial statements and footnotes thereto), there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Duramed, threatened against, relating to, involving or otherwise affecting Duramed or any of the Duramed Subsidiaries before any court, governmental agency, commission, or administrative or regulatory authority which, in the aggregate, may reasonably be expected to have a material adverse effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole. Neither Duramed nor any Duramed Subsidiary is subject to any order, judgment, injunction or decree that has or will have a material adverse effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole nor, to the Duramed's knowledge, is any such action, suit, claim, investigation or proceeding reasonably foreseeable.

         Section 4.11 Compliance with Laws. Except as set forth or referred to in the Duramed SEC Filings (including the financial statements and footnotes thereto), neither Duramed nor any Duramed Subsidiary is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to Duramed or any Duramed Subsidiary or any of its respective assets or properties, the result of which violations in the aggregate has or may reasonably be expected to have a material adverse effect on the Condition of Duramed and the Duramed Subsidiaries taken as a whole. Except as set forth or referred to in the Duramed SEC Filings (including the

                                     B-34
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financial statements and footnotes thereto), Duramed and each of the Duramed
Subsidiaries have and are in substantial compliance with all material permits, licenses, orders and approvals of all federal, state, local or foreign governmental or regulatory bodies required for them to carry out their businesses as presently conducted except as would not have a materially adverse effect on Duramed and the Duramed Subsidiaries taken as a whole. All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation, nor any proposed adverse modification of any of them is pending or, to the knowledge of Duramed, threatened except as would not have a material adverse effect on Duramed and the Duramed Subsidiaries taken as a whole.

         Section 4.12 Employee Benefit Plans, Employment and Related Agreements.
(a) Each employee benefit plan, as defined in Section 3(3) of ERISA, maintained currently or in the past by Duramed or any of the Duramed Subsidiaries ("Duramed Benefit Plans") has been operated and administered in all material respects in accordance with all applicable requirements of ERISA and the Code. The terms and conditions of each Duramed Benefit Plan conform in all material respects with all applicable provisions of ERISA and the Code. Each Duramed Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, and which is intended to be "qualified" within the meaning of Section 401(a) of the Code ("Duramed Pension Plan"), has been determined by the Internal Revenue Service to be so qualified. Duramed has no knowledge of any action or claim of any kind (other than routine claims for benefits) that has been asserted or threatened against any Duramed Pension Plan, or the assets thereof, or against any fiduciary of such a Plan; and the Duramed has no knowledge of any investigation or administrative review of a Duramed Pension Plan which could result in the imposition of any penalty or assessment.

                  (b) None of the Duramed Pension Plans which is subject to Title IV of ERISA has completely or partially terminated, or been the subject of a reportable event as defined in Section 4043 of ERISA. No liability under Subtitle D of Title IV of ERISA has been incurred by Duramed or any of the Duramed Subsidiaries with respect to a Duramed Pension Plan.

                  (c) The actuarial present value of the total accrued benefits under each Duramed Pension Plan which is a defined benefit pension plan did not, as of its latest valuation date, exceed the fair market value of the total assets of the Plan, based upon the actuarial assumptions and methods used to fund the Plan and determined on an ongoing basis. No Duramed Pension Plan has incurred any accumulated funding deficiency (whether or not waived) as defined in Section 412 of the Code.

                  (d) Except as set forth in Section 4.12 of the Duramed Disclosure Schedule, there are no multi-employer plans, as defined in Section 4001(a)(3) of ERISA, to which Duramed or any of the Duramed Subsidiaries contributes, or under which Duramed or any of the Duramed Subsidiaries has any present or future obligation or liability.

                  (e) No Duramed Benefit Plan provides health, life or other similar coverage to employees beyond the termination of their employment with the Duramed, other than coverage that is required under Section 4980B of the Code, or under the continuation of coverage provisions of the laws of any state.

                  (f) No Duramed Benefit Plan is funded by, or associated with, a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (g) Duramed has filed or caused to be filed on a timely basis all returns, reports (including Form 5500), statements, notices, declarations and other documents required by any federal, state, local or foreign governmental agency (including without limitation the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation and the Commission) with respect to each Duramed Benefit Plan. Duramed has delivered or caused to be delivered to every participant, beneficiary and every other party entitled to such material all plan descriptions, returns, reports, notices, statements and similar materials including, without limitation, summary plan descriptions and reports as are required under Title I of ERISA and the Code.

                  (h) The consummation of the transactions contemplated by this Agreement will not increase nor accelerate the time of payment or vesting of any compensation due to any current or former employee of the Duramed, or result in the payment or series of payments by the Duramed to any person of an "excess parachute payment" within the meaning of Section 280G of the Code.

         Section 4.13 No Warranty of FDA Approval. The parties hereby acknowledge that Duramed makes no representation or warranty in connection with this Agreement to any Person with respect to the likelihood of approval by FDA of Duramed's conjugated estrogens product.

         Section 4.14 Disclosure. No representation or warranty contained in this Agreement or the Duramed Disclosure Schedule, and no statement, certificate, schedule, list or other information furnished or to be furnished by or on behalf of Duramed to Company in connection with this Agreement, contains or will contain any untrue statement of a material fact, or omits to state or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

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                                    ARTICLE 5
                                CERTAIN COVENANTS


         Section 5.1 Conduct of Business Pending the Closing. The Company covenants and agrees that, prior to the Closing, unless Duramed shall otherwise agree in writing or as otherwise expressly permitted or contemplated by this
Agreement:

                  (a) The Company shall not (i) intentionally make any material change in its operations, (ii) purchase any significant property or assets other than in the ordinary course of business, (iii) sell, transfer or otherwise intentionally dispose of any significant properties or assets which would result in the Company owning in the aggregate an amount of properties and assets less than the aggregate amount of properties and assets owned by the Company on the date hereof, except for decreases in such aggregate amount due solely to market conditions, (iv) form any subsidiary, or (v) intentionally take any action which would make any of its representations and warranties incorrect in any material respect as of the Closing.

                  (b) The Company shall not (i) amend its Certificate of Incorporation or By-laws, (ii) issue or sell any shares of, or rights of any kind to acquire any shares of or to receive any payment based on the value of, its capital stock or any securities convertible into shares of any such capital stock (including, without limitation, any further stock options or stock appreciation rights), except upon the exercise of presently outstanding options or rights to acquire shares of Company Common Stock, in each case in accordance with their present terms, (iii) increase the amount of Company Debt outstanding,
(iv) otherwise incur any material indebtedness other than in the ordinary course of business or in furtherance of its obligations under this Agreement, (v) acquire, directly or indirectly, by redemption or otherwise, any shares of its capital stock or (vi) modify any existing contract, agreement, commitment or arrangement with respect to any of the foregoing.

                  (c) The Company shall use all reasonable efforts to conduct its business only in the ordinary course and consistent with past practice, to preserve intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having business relationships with it.

                  (d) The Company shall not (i) increase in any manner the compensation of any of its executive officers except pursuant to binding obligations in existence on the date hereof, (ii) increase in any manner the compensation of any of its other officers or employees, except pursuant to binding obligations in existence on the date hereof or except in the ordinary course of business and, in the case of such officers and employees whose present annual compensation exceeds Fifty Thousand Dollars ($50,000), after consultation with Duramed, or pursuant to the terms of agreements or plans as currently in effect, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any director, officer or key employee, whether past or present,
(iv) except as required by the terms of any existing plan, agreement or arrangement, adopt or commit itself to or enter into any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, (v) amend any such plan, agreement or arrangement, (vi) enter into any collective bargaining agreement, or (vii) enter into or modify any employment agreement or agreement with a Related Party.

                  (e) Other than in the ordinary course of business and consistent with past practice the Company shall not make any capital expenditures or commitments for capital expenditures.

                  (f) The Company shall not agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (e).

         Section 5.2 Reasonable Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in Article 6 hereof and otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all appropriate regulatory agencies or authorities and the making of all necessary registrations and filings, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.3 Access and Information. Each of the parties hereto shall (and shall cause each of its subsidiaries, if any, to) afford to the other party's accountants, counsel and other representatives full access during normal business hours through the period prior to the Closing to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, the Company shall furnish promptly to Duramed, and Duramed shall furnish promptly to the Company,
(i) a copy of each report, schedule and other document filed or received by it pursuant to the requirement of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Duramed or the Company may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect any representations or warranties or the conditions to the obligations of a party to consummate the transactions contemplated hereby.

         Section 5.4 Notice of Actions and Proceedings. The Company shall promptly notify Duramed, and Duramed shall promptly notify the Company, of any actions, suits, claims, investigations, or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Duramed or any of the Duramed Subsidiaries, as the case may be, which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 3.21 or Section 4.10 hereof or which relate to the consummation of the transactions contemplated hereby.

         Section 5.5 Notification of Certain Other Matters.

                  (a)      The Company shall promptly notify Duramed of:

                           (i)  any notice or other communication received by
Company with respect to the existence of a default or an event which, with notice or lapse of time or both, would become a default, under any material agreement to which the Company is a party or to which the Company or any of its properties or assets may be subject or bound;

                           (ii)  any notice or other communication from any
third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

                           (iii)  any notice or other communication from any
governmental or regulatory agency or authority in connection with the transactions contemplated hereby; and

                           (iv)  any material adverse change in the Condition
of the Company, or the occurrence of an event or development which is reasonably likely to result in any such change.

                  (b)      Duramed shall promptly notify the Company of:

                           (i)  any notice of, or other communication
received by Duramed with respect to the existence of a default or an event which, with notice or lapse of time or both, would become a default, under any material agreement to which Duramed or any Duramed Subsidiary is a party or to which Duramed or any Duramed Subsidiary or any of its respective properties or assets may be subject or bound;

                           (ii)  any notice or other communication from any
third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

                           (iii)  any notice or other communication from any
governmental or regulatory agency or authority in connection with the transactions contemplated hereby; and

                           (iv)  any material adverse change in the Condition
of Duramed and the Duramed Subsidiaries taken as a whole, or the occurrence of an event or development which is reasonably likely to result in any such change.

         Section 5.6 Supplemental Disclosure. Each party hereto shall have the continuing obligation promptly to supplement or amend its Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in its Disclosure Schedule; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof unless so agreed to in writing by the other party.

         Section 5.7 Confidentiality. Except as may be required by law, each party hereto (and its officers, directors, employees, agents, attorneys, accountants and other representatives) shall maintain in strict confidence and not disclose to any other person or entity any information, obtained pursuant to this Agreement, with respect to another party to this Agreement, its subsidiaries or affiliates or their officers, directors or employees. This restriction shall not apply to (i) information contained in the public domain;
(ii) information in the possession of a party prior to the date of this Agreement, without restriction as to use or disclosure; (iii) information obtained from a third party who was lawfully in possession of it under no duty of secrecy; and (iv) any disclosure compelled by any judicial or administrative order.

         Section 5.8 Other Potential Bidders. The Company may, directly or indirectly, furnish information and access, but in each case only in response to requests therefor which are not solicited by the Company after the date hereof to any corporation, partnership, person or other entity or group making such a request (a "Potential Bidder") pursuant to appropriate confidentiality agreements therewith, and may participate in discussions and negotiate with any such Potential Bidder concerning any merger, sale of a substantial portion of the assets, purchase or sale of shares of capital stock or similar transaction involving the Company (a "Transaction") if the Board of Directors of the Company or a special committee thereof determines in its good faith judgment that such action is appropriate in furtherance of the best interests of the Company's shareholders; provided, however, that the Company shall not enter into any definitive agreement providing for a Transaction with a Potential Bidder prior to the termination of this Agreement in accordance with its terms. The Company's contacts with Potential Bidders other than Duramed and its affiliates and associates concerning any Transaction shall be limited to those actions permitted by this Section 5.8.

         Section 5.9 Required Consents. The Company and Duramed shall, prior to or at the Closing, use all reasonable efforts to obtain all consents of third parties, governmental entities and others necessary to effect the transfer to Duramed at the Closing of the assets described in Section 1.1 hereof, free and clear of all liens and encumbrances of any kind whatsoever, except liens and encumbrances arising under obligations of the Company being assumed by Duramed at the Closing; or to assign to Duramed or obtain for Duramed the benefit of those contracts, leases and permits described in Section 1.1 hereof which are non-assignable or which require consent to assignment.

         Section 5.10 Insurance. Duramed shall use all reasonable efforts, at or as soon as practicable after the Closing, to cause the policies of bioclinical insurance and products liability insurance disclosed on Section 3.16 of the Company Disclosure Schedule and transferred to Duramed pursuant to Section 1.1 hereof, or any insurance policies carried by Duramed in lieu thereof, to be amended to name the Company as an additional insured, for a period of no less than three (3) years following the Closing.

         Section 5.11 Guarantees. Duramed shall use all reasonable efforts to obtain the release of the personal guarantees executed by Vish Raju and Raju Rudaraju in connection with the Company's lease of certain computer equipment from ADP Leasing pursuant to Lease #21658 dated April 14, 1995, and shall indemnify such guarantors from and against all claims made pursuant to such guarantees in the event such releases are not obtained.

                                    ARTICLE 6
                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligation. The respective obligations of each party to conclude the transactions set forth herein shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company and, with respect to such approval, a majority of the votes cast by shareholders other than Duramed or any Duramed Subsidiary who actually vote on the Agreement shall have been voted in favor of the Agreement.

                  (b) No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect which would prevent the consummation of the transactions contemplated hereby, and no action, suit, claim or proceeding brought by a governmental authority before any domestic court, governmental commission or administrative or regulatory authority shall have been commenced and be pending which seeks to restrain, prevent, or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions.

                  (c) All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, governmental and regulatory authorities and other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Duramed and the Company shall have been made or obtained (as the case may be) without restrictions.

                  (d) Duramed and HLA shall have entered into the Asset Purchase Agreement contemplated by Section 2.4 hereof and consummated the transaction contemplated thereby.

                  (e) Duramed, the Company and the Escrow Agent shall have entered into the Escrow Agreement.

                  (f) The Registration Statement shall have been declared effective by the Commission and there shall have been no stop order issued or threatened by the Commission suspending the effectiveness of the Registration Statement, and the Duramed Common Shares and Warrants to be issued hereunder shall have been registered or exempted from registration in each state in which such registration or exemption is required.

         Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to conclude the transactions described herein shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, unless expressly waived by the Company:

                  (a) Duramed shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing and the representations and warranties of Duramed contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such date, except as otherwise contemplated or permitted by this Agreement, and the Company shall have received a Certificate of the President or a Vice President of Duramed as to the satisfaction of this condition.

                  (b) The Company shall have received an opinion of Taft, Stettinius & Hollister, or other counsel to Duramed reasonably satisfactory to the Company, dated as of the date of the Closing and in form and substance reasonably satisfactory to the Company, substantially to the effect that:

                           (1) Duramed has been incorporated and is in good
standing under the laws of its state of incorporation.

                           (2) Duramed has the corporate power and corporate
authority to enter into this Agreement and consummate the transactions provided for herein. The execution and delivery of this Agreement by Duramed, and the consummation by Duramed of the transactions provided for herein, have been duly authorized by requisite corporate action on the part of Duramed. This Agreement has been executed and delivered by Duramed and (assuming this Agreement is a valid and binding obligation of the Company) is a valid and binding obligation of Duramed enforceable against Duramed in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (3) The execution, delivery and performance at the
Closing Date by Duramed of this Agreement will not (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Duramed (B) result in, constitute a violation of or a default under, or cause the creation of any security interest or lien upon any of the properties or assets of Duramed or any of the Duramed Subsidiaries pursuant to, or cause the acceleration of the maturity of any debt or obligation of Duramed or any of the Duramed Subsidiaries pursuant to, any agreement to which Duramed or any of the Duramed Subsidiaries is subject and of which such counsel is specifically aware or (C) insofar as is actually known to such counsel, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Duramed is subject.

                           (4) To the best knowledge of such counsel, neither
the execution and delivery by Duramed of this Agreement nor the consummation by Duramed of the transactions contemplated hereby, nor compliance by Duramed with any of the provisions hereof will require, except for the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

                           (5) No facts have come to the attention of such
counsel which have led such counsel to believe that (except for the financial statements and other financial or statistical information contained therein or the information concerning the Company as to which such counsel expresses no opinion), at the respective times the Proxy Statement/Prospectus or any amendments or supplements thereto were mailed to the shareholders of the Company or at the time of the meeting of the Company's shareholders referred to in
Section 2.1 hereof, the Proxy Statement/Prospectus contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (6) [The opinion shall set forth the authorized and
outstanding capitalization of Duramed, including shares held in treasury and reserved for issuance upon the exercise of options and warrants and the conversion of notes and preferred shares.]

                           (7) All shares of Duramed Common Stock to be issued
pursuant to the terms of this Agreement have been duly authorized, and, when issued, will be fully paid and nonassessable and will not be subject to, nor will they be issued in violation of, any preemptive rights.

         As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the DGCL, such counsel may rely upon opinions of counsel, reasonably acceptable to the Company, admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel, which shall state that the Company's and such counsel's reliance thereon is justified. Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of Duramed and the Duramed Subsidiaries and by public officials, and may contain such limitations as may be reasonable and approved by the Company and its counsel.

         Section 6.3 Conditions to Obligations of Duramed. The obligations of Duramed to conclude the transactions described herein shall be subject to the fulfillment at or prior to the

Closing of the following additional conditions unless expressly waived in writing by Duramed:

                  (a) The Company shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if made at and as of such date, except as otherwise contemplated or permitted by this Agreement, and Duramed shall have received a Certificate of the Chairman of the Board, the President or a Vice President of the Company as to the satisfaction of this condition.

                  (b) All consents, approvals and waivers from third parties required (i) to consummate the transactions contemplated hereby; (ii) to vest in Duramed good and valid title to the assets described in Section 1.1 hereof (iii) to assign to Duramed those contracts, leases, permits and other assets which are nonassignable or which require consent to assignment and (iv) to assign to Duramed any material governmental permits required to operate the Business in substantially the same manner in which it has been operated prior to the Closing shall have been obtained by the Company, or such contracts, leases or permits shall have been reissued to Duramed.

                  (c) Duramed shall have received an opinion of Hogan & Hartson, or other counsel to the Company reasonably satisfactory to Duramed, dated as of the Closing Date and in form and substance reasonably satisfactory to Duramed, substantially to the effect that:

                           (1) The Company has been incorporated and is in good
standing as a corporation under the laws of New Jersey.

                           (2) The Company has the corporate power and corporate
authority to enter into this Agreement and consummate the transactions provided for herein. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions provided for herein, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been executed and delivered by the Company and (assuming this Agreement is a valid and binding obligation of Duramed) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (3) The execution, delivery and performance at the
Closing Date by the Company of this Agreement will not (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Company, (B) result in, constitute a violation of or a default under, or cause the creation of any security interest or lien upon any of the properties or assets of the Company pursuant to, or cause the acceleration of the maturity of any debt or obligation of the Company pursuant to, any agreement, instrument, order, judgment, decree, governmental permit or license to which the Company is subject which is listed on an attached schedule, which schedule shall be reasonably acceptable to Duramed, or (C) insofar as is actually known to such counsel, violate any law, rule or regulation which is listed on an attached schedule, which schedule shall be reasonably acceptable to Duramed.

                           (4) To the best knowledge of such counsel, neither
the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will require, except for the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, listed on an attached schedule, which schedule shall be reasonably acceptable to Duramed.

                           (5) No facts have come to the attention of such
counsel in the course of its representation of the Company, without any special investigation, which have led such counsel to believe that (except for the financial statements and other financial or statistical information contained therein or the information concerning Duramed, or as set forth on the Company Disclosure Schedule, as to which such counsel expresses no opinion), at the respective times the Proxy Statement/Prospectus or any amendments or supplements thereto were mailed to the shareholders of the Company, or at the time of the meeting of the Company's shareholders referred to in Section 2.2 hereof, or as of the Closing Date, the sections of the Proxy Statement/Prospectus related to the Company and listed in an attached schedule (which schedule shall be reasonably acceptable to Duramed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (6) The authorized capital stock of the Company
consists of Ten Million shares of Company Common Stock. As of
__________________, 1996, _______________ shares of Company

Common Stock are issued and outstanding, and no shares of Company Common Stock are held in treasury. All of the issued and outstanding shares of capital stock of the Company are validly issued and fully paid and non-assessable and are not subject to, nor were they issued in violation of, to such counsel's knowledge, any preemptive rights.

                           As to any matter contained in such opinion which
involves the laws of any jurisdiction other than the federal laws of the United States or the DGCL, such counsel may rely upon opinions of counsel, reasonably acceptable to Duramed, admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel, which shall state that Duramed's and such counsel's reliance thereon is justified. Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of the Company and by public officials, and may contain such limitations as may be reasonable and are approved by Duramed and its counsel.

                  (d) If the Proxy Statement/Prospectus prepared in connection with the transactions contemplated hereby shall contain any unaudited interim financial statements of the Company, or any pro forma financial statements prepared in part with data from such unaudited interim financial statements, Duramed shall have received, if requested, "comfort" letters from the Company's independent certified public accountants, dated (i) the effective date of the Registration Statement and (ii) the Closing, in each case substantially to the effect that:

                           (i)  They are a firm of independent public
accountants with respect to the Company within the meaning of the Exchange Act;

                           (ii)  In their opinion the audited financial
statements of the Company examined by them and included in the Proxy Statement/Prospectus comply as to form in all material respects with the applicable requirements of the Exchange Act;

                           (iii)  On the basis of specified procedures (which
do not constitute an examination in accordance with generally accepted auditing standards), consisting of a reading of the unaudited financial statements of the Company included in such Proxy Statement/Prospectus and of the latest available unaudited financial statements of the Company, inquiries of officers and a reading of the minutes of meetings of shareholders and the Board of Directors of the Company, nothing has come to their attention which causes them to believe:
(x) that the unaudited financial statements of the Company included in the Proxy Statement/Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act, (y) that any such unaudited financial statements are not, or any unaudited financial statements of the Company from which pro forma financial information set forth in the Proxy Statement/Prospectus has been derived are not, fairly presented in all material respects in conformity with GAAP and on a basis substantially consistent with that of the audited financial statements or (z) that during the period from December 31, 1995 to a date five days before the Closing, there was any change in the capital stock or any increase in long term debt of the Company as compared to the amounts shown in the balance sheet as of December 31, 1995 included in the audited financial statements of the Company as of such date, or that during the period from the date of such balance sheet to the most recent month-end for which financial statements are available there was any material decrease in net assets or any material decrease, as compared with the corresponding period in the preceding year, in net income of the Company, except in all instances for changes or decreases which are set forth in such letter.

                  (e) The Company shall have complied with all applicable requirements of the Industrial Site Recovery Act, N.J. Stat. Ann. Section 13:K-6 et seq. ("ISRA"), and Duramed shall have received evidence of such compliance reasonably satisfactory to Duramed.

                  (f) The existing Employment Agreements between the Company and the employees of the Company listed on Exhibit 6.2(c) shall be in full force and effect and assigned to and assumed by Duramed, or, at Duramed's option, new Employment Agreements between Duramed and such employees shall have been executed in a form to be negotiated between Duramed and such employees prior to the mailing of the Prospectus/Proxy Statement and shall be in full force and effect, and all other employment agreements relating to employees of the Company whom Duramed desires to hire shall have been terminated.

                  (g) In order to assure compliance with Rule 145(a)(3)(C) promulgated under the Act, the Board of Directors of the Company shall have adopted a plan providing for (i) the pro-rata or similar distribution of the Purchase Consideration to the shareholders, optionholders, noteholders and remaining creditors of the Company; or (ii) the dissolution of the Company.

                                    ARTICLE 7
                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, whether before or after approval of the transactions contemplated hereby by the shareholders of the Company:

                  (a)      by mutual consent of Duramed and the Company;

                  (b) by either Duramed or the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the breaching party of notice of such breach from the nonbreaching party; provided that, in the case of any such breach that is susceptible of cure but that cannot with diligence be cured within such ten (10) business day period, if the party in breach shall promptly have commenced to cure the same and shall thereafter prosecute the curing thereof with reasonable diligence, the period within which such breach may be cured shall be extended for such further period as shall be necessary for the curing thereof with reasonable diligence;

                  (c) by either Duramed or the Company if any permanent injunction or other order of a court or other competent authority enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

                  (d) by either Duramed or the Company if the transactions contemplated hereby shall not have been consummated before September 30, 1996;

                  (e) by either Duramed or the Company if the Required Company Vote shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

                  (f) by Duramed if the Board of Directors of the Company shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of this Agreement or any of the transactions contemplated hereby,
(ii) modify such approval or recommendation in a manner adverse to Duramed or any of its affiliates or (iii) adopt a Third Party Resolution (as defined in Section 7.1(g)); or

                  (g) by the Company if a corporation, partnership, person or other entity or group (other than Duramed or any of its affiliates) (a "Third Party") shall have made a bona fide proposal (a "Third-Party Proposal") to acquire (by means of a tender or exchange offer, merger, consolidation, business combination or otherwise) all or a substantial portion of the outstanding shares of Company Common Stock or of the assets of the Company, taken as a whole, and the Board of Directors of the Company adopts a resolution (a "Third-Party Resolution") that states that the Board of Directors believes in good faith that such a proposal is more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions contemplated hereby; provided that the Company shall, prior to such termination, provide Duramed with notice of the terms and conditions of such Third-Party Proposal and the identity of such Third Party.

         Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Duramed or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Duramed or the Company or their respective officers or directors, except (x) with respect to Sections 5.8 and 7.3 and Article 8 and
(y) to the extent that such termination results from the willful and material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         Section 7.3 Repurchase of Captopril and Other Drugs Rights. If this Agreement is terminated by either party hereto in accordance with its terms, except in the case of termination pursuant to Section 7.1(b) hereof by Duramed due to a material and willful breach of this Agreement by the Company, the Company shall have the right (but not the obligation) to repurchase from Duramed all rights in and to the Company's Captopril and the drug(s) listed on
Exhibit 10 attached hereto transferred to Duramed pursuant to a Distribution Agreement dated October 4, 1995 and a letter agreement dated January 26, 1996, respectively. In exchange for such rights, the Company shall repay in full all amounts advanced to the Company by Duramed pursuant to Section 2.5 of this Agreement, together with interest accrued on such amounts to the date of such repurchase, less any amounts then outstanding under invoices for goods shipped by the Company to Duramed pursuant to either of such agreements, but not yet paid by Duramed. The Company may exercise its rights under this Section 7.3 by written notice to Duramed within thirty (30) days of the final termination of this Agreement. The repurchase described in this Section 7.3 shall occur, if at all, within ninety (90) days of the final termination of this Agreement.

                                    ARTICLE 8
                                  MISCELLANEOUS

         Section 8.1 Indemnification.

                  (a) The Company shall indemnify and hold harmless Duramed and shall reimburse Duramed for, any loss, liability, claim, damage, expense (including but not limited to reasonable attorneys' fees) or diminution of value (collectively "Damages") arising from or in connection with any inaccuracy in any of the representations and warranties of the Company in this Agreement, or in any certificate delivered by the Company pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty of the Company, or any Excluded Liabilities. After the Closing, and for a period of one (1) year, Duramed may assert any such Damages against the Duramed Common Stock and Warrants held in the Escrow Fund in accordance with
Section 1.5 hereof, but shall not
otherwise assert any such claim against the Company or its shareholders.

                  (b) Duramed shall indemnify and hold harmless the Company and its shareholders, and shall reimburse them for, any Damages arising from or in connection with any inaccuracy in any of the representations and warranties of Duramed in this Agreement, or in any certificate delivered by Duramed pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty of Duramed, or any liabilities expressly assumed by Duramed pursuant to Section 1.3 hereof, or the conduct of the Business by Duramed after the Closing.

         Section 8.2 Survival of Representations and Warranties. The parties hereto agree that liability of the Company to any party, including Duramed, for the breach or violation of any warranty or representation set forth herein shall terminate one (1) year after the Closing, except that any claim for indemnification by Duramed for which notice is delivered to the Escrow Agent prior to such date shall extend the survival period until final determination of such claim. The parties hereto agree that liability of Duramed to any party, including the Company or its shareholders as in existence immediately prior to the Closing (or those claiming through them), for the breach or violation of any warranty or representation set forth herein shall terminate one (1) year after the Closing, except that any claim for indemnification by the Company or its shareholders for which notice is delivered to Duramed prior to such date shall extend the final survival period until final determination of such claim.

         Section 8.3 Closing.

         (a) The closing of the transactions contemplated hereby shall take place at the offices of Taft, Stettinius & Hollister, 425 Walnut Street, 1800 Star Bank Center, Cincinnati, OH 45202 (or at such other place as the parties shall agree) as promptly as practicable after the later of (i) the meeting of shareholders of the Company referred to in Section 2.2 hereof and (ii) satisfaction or waiver of all other conditions (the "Closing Date").

         (b) At the Closing, Duramed and the Company shall execute and deliver
(i) a bill of sale and other instruments of assignment, transfer and conveyance (including UCC-1 financing statements with respect to the accounts receivable), in form and substance reasonably satisfactory to Duramed and the Company, transferring to Duramed the assets to be transferred hereunder and assigning to Duramed all right, title and interest of the Company in and to those contracts, leases, agreements and commitments to be transferred, conveyed and assigned hereunder; (ii) instruments providing for the assumption by Duramed of those obligations described in Section 1.3 hereof; (iii) assignments of the Intellectual Property to be transferred to Duramed hereunder; (iv) deeds and other instruments of transfer conveying to Duramed the real property described in Section 1.1(a) hereof and (v) such other Closing documents as are described in this Agreement or as the parties hereto may reasonably request.

         Section 8.4 Exclusivity; Confidentiality. The Company hereby represents and warrants to Duramed that it is not now engaged in negotiations or discussions with any other party concerning a business combination, financing effort or other material transaction involving the Company and any other third party. Regardless of whether this Agreement is terminated, the Company shall not disclose to any third party any information learned during the negotiation and preparation for performance of this Agreement, except to the extent such disclosure is required by applicable law. The preceding sentence shall survive termination of this Agreement.

         Section 8.5 Fees and Expenses.

                  (a) Subject to paragraphs (b) and (c) of this Section 8.5, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                  (b) If (i) this Agreement is terminated due to (A) failure by the Company to obtain the approval of the shareholders of the Company required by Section 2.1 hereof; (B) a determination by the Board of Directors of the Company to pursue a transaction with a Potential Bidder pursuant to Section 5.9 hereof; (C) failure to obtain termination of the leases between the Company and HLA and the sale of the equipment listed on Schedule 2.4 of the Company Disclosure Schedule to Duramed as required by Section 2.4 hereof; or (D) breach by the Company of any of its representations, warranties and agreements under this Agreement, and (ii) Duramed is not in material breach of its representations, warranties and agreements under this Agreement, then the Company shall (notwithstanding paragraph (a) of this Section 8.5), on the date of such termination, pay to Duramed the cash amount necessary to fully reimburse Duramed and its affiliates for all actual out-of-pocket documented fees and expenses incurred by any of them or on their behalf in connection with the preparation of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Duramed or any of its affiliates (collectively, the "Expenses"); provided, however, that the Company shall not be obligated to make payments pursuant to this paragraph (b) in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate; and provided further, however, that the Company shall not be obligated to make any payments pursuant to this paragraph

(b) if the Company is entitled to reimbursement under paragraph (c) of this Section.

                  (c) If (i) this Agreement is terminated by the Company pursuant to Section 7.1(b) and (ii) the Company is not in material breach of its representations, warranties and agreements under this Agreement, then Duramed shall (notwithstanding paragraph (a) of this Section 8.5), on the date of such termination, pay to the Company the cash amount necessary fully to reimburse the Company for all actual out-of-pocket documented Expenses incurred by it after June 29, 1995 in connection with the preparation of this Agreement and the transactions contemplated by this Agreement up to an aggregate of Five Hundred Thousand Dollars ($500,000).

         Section 8.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, transmitted by telegram or telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, or sent via overnight express delivery by Federal Express or other nationally recognized delivery company, as follows:

                           (a)      If to Duramed, to:

                                    Duramed Pharmaceuticals, Inc.
                                    7155 East Kemper Road
                                    Cincinnati, Ohio  45249
                                    Attn: E. Thomas Arington

                           with a copy to:

                                    Taft, Stettinius & Hollister
                                    1800 Star Bank Center
                                    425 Walnut Street
                                    Cincinnati, Ohio  45202-3957
                                    Attn:  Timothy E. Hoberg, Esq.

                           (b)      If to the Company, to:

                                    Hallmark Pharmaceuticals, Inc.
                                    5 Campus Drive
                                    Somerset, New Jersey  08873
                                    Attn:  Vish Raju

                           with a copy to:

                                    Hogan & Hartson L.L.P.
                                    111 South Calvert Street
                                    16th Floor
                                    Baltimore, Maryland  21201
                                    Attn:  Walter G. Lohr, Jr., Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         Section 8.7 Amendments. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

         Section 8.8 Waiver. At any time prior to the Closing, the parties hereto by action taken by their respective Boards of Directors may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein to the extent permitted by law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         Section 8.9 Brokers. The Company represents and warrants that no broker, finder or investment banker, except Armata Partners, whose fees are described in Section 8.9 of the Company Disclosure Schedule, is entitled to any brokerage, finder's or other fee or commission, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Duramed represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Duramed.

         Section 8.10 Remedies for Breach; Specific Performance. Each of the parties acknowledges and agrees that the other party or parties would be irreparably damaged in the event any covenant or agreement contained in this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the parties shall be entitled, without bond or other security, to an injunction or injunctions to prevent breaches of the covenants or agreements contained in this Agreement and to enforce specifically this Agreement and the covenants and agreements contained herein in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including money damages, for breach hereof as a result of such holding or order.

         Section 8.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.12 Nonassignability. This Agreement shall not be assigned by operation of law or otherwise, except that Duramed may assign its rights under this Agreement to any wholly owned subsidiary of Duramed, provided that Duramed shall remain fully responsible for its obligations incurred hereunder.

         Section 8.13 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

         Section 8.15 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.

         Section 8.16 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof.

         Section 8.17 Further Assurances. Following the Closing, either party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances, and take such other action, as the other party may reasonably request in order most effectively to consummate the transactions contemplated by this Agreement, to carry out the intent and purposes of this Agreement and to confirm and assure the rights of the parties hereto.

                                       DURAMED PHARMACEUTICALS, INC.


                                       By: /s/ E. Thomas Arington
                                           --------------------------
                                       Name: E. Thomas Arington
                                       Title: CEO


                                       HALLMARK PHARMACEUTICALS, INC.


                                       By: /s/ Vish G. Raju
                                           --------------------------
                                       Name: Vish G. Raju
                                       Title:  President & CEO

                                                                    APPENDIX C
                                                                    ----------
                                                                    APPENDIX C

                       NEW JERSEY BUSINESS CORPORATION ACT
                  CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS

               14A:11-1 RIGHT OF SHAREHOLDERS TO DISSENT.--(1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions
                  (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides
                  (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares
                  (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or
                  (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;
                  (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsections 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or
                  (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent
                  (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or
                  (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for
                  (A) cash; or
                  (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or
                  (C) cash and such securities; or
                  (iii) from a sale pursuant to an order of a court having jurisdiction.
                  (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.
                  (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

                  (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

                                                                     APPENDIX D
                                                                     ----------
TITLE 14A:2-7 New Jersey Business Corporation Act
- -----

                          CERTIFICATE OF INCORPORATION
                    (For Use by Domestic Profit Corporations)

        THIS IS TO CERTIFY THAT, there is hereby organized a corporation under and by virtue of the above noted Statute, of the New Jersey Statutes.

1.      Name of Corporation    Hallmark Pharmaceuticals, Inc.
                           -----------------------------------------------------
2.      Registered Agent     Vish G. Raju
                        --------------------------------------------------------
3.      Registered Office   14 Highpoint Way
                         -------------------------------------------------------
                               (STREET AND POSTAL DESIGNATION, IF APPLICABLE)

                       (CITY) Piscataway    (STATE)  New Jersey    (ZIP)  08854
                       ---------------------------------------------------------

4. The Purpose(s) for which this corporation is organized is (are) to engage in any activity within the purposes for which corporations may be organized under N.J.S.A 14A:1-1 et seq.

5.      The aggregate number of shares which the corporation shall have
        authority to issue is: Par ___________        NO PAR  5,000,000
                                                             -----------

6. If applicable, set forth the designation of each class and series of shares, the number in each, and a statement of the relative rights,
        preferences and limitations     5,000,000 common stock
                                   ---------------------------------------------
        ------------------------------------------------------------------------

7. If applicable, set forth a statement of any authority vested in the board to divide the shares into classes or series or both, and to determine or change their designation, number, relative rights,
        preferences and limitations.   N/A
                                    -------------------------------------------
        -----------------------------------------------------------------------
        -----------------------------------------------------------------------

8.      The first Board of Directors shall consist of    3    Directors.
        (minimum of one)                             ---------


          NAME                                   STREET ADDRESS                           CITY              STATE           ZIP
          ----                                   --------------                           ----              -----           ---
          Vish G. Raju                          14 Highpoint Way                       Piscataway             NJ           08854
          Rudraraju P. Raju                     501 Howard Avenue                      Altoona                PA           16601
          Mark A. DeSimone                      245 Fort Pitt Blvd.                    Pittsburgh             PA           15222

9.       Name and address of Incorporator(s)

          NAME                                   STREET ADDRESS                           CITY              STATE           ZIP
          ----                                   --------------                           ----              -----           ---
          Mark A. DeSimone                      245 Fort Pitt Blvd.                    Pittsburgh             PA           15222

10.     The duration of the corporation is      Perpetual
                                           ------------------------------------

11.     Other provisions:
                         -------------------------------------------------------

12.     Effective date (if other than date of filing)
                                                     ---------------------------

        IN WITNESS WHEREOF, each individual Incorporator being over eighteen years of age has signed this Certificate, or if the Incorporator be a corporation has caused this Certificate to be signed by its duly authorized officers this 3rd day of February, 1992.

                                            Signature:
                                                      -------------------------
                                                        MARK A. DESIMONE

                                              Signature:
                                                        -----------------------

                                              Signature:

                                                        -----------------------
                                              Signature:

                                                        -----------------------

         CERTIFICATE OF AMENDMENT TO THE CERTIFICATION OF INCORPORATION

     OF        Hallmark Pharmaceuticals, Inc.
       ------------------------------------------------------------------------
         (FOR USE BY DOMESTIC CORPORATIONS ONLY - MUST BE FILED IN DUPLICATE)


"Federal Employer Identification No."     22-3152937

        Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

1.      The name of the corporation is:     Hallmark Pharmaceuticals, Inc.
                                       ----------------------------------------

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the
        shareholders of the corporation on the   12th   day of November, 1993:
                                              ----------       ---------   --

        Resolved, that Article     5 & 6    of the Certificate of
                               ------------
        Incorporation be amended to read as follows:

        5.        The aggregate number of shares which the Corporation shall
                  have authority to issue is:   NO PAR 10,000,000

        6. If applicable, set forth the designation of each class and series of shares, the number in each, and a statement of the relative rights, preferences and limitations 10,000,000
                                                              -----------------
3. The number of shares outstanding at the time of the adoption of the amendment was 4,418,750. The total number of shares entitled to vote
                     ----------
        thereon was  4,418,750.
                     ---------
        If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).


4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

        Number of Shares Voting for Amendment   Number of Shares Voting Against Amendment
        ------------------------------------    -----------------------------------------
                     4,188,911                                    None


5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).


(Use the following only if an effective date, not later than 90 days subsequent to the date of filing is desired).

6. The effective date of this amendment to the Certificate of Incorporation shall be January 03, 1994.
                               ----------------
Dated this 20 day of December, 1993.
          ----       ---------
                                              Hallmark Pharmaceuticals, Inc
                                              -----------------------------
                                                     (Corporate Name)

                                              By:

                                                          (Signature)


                                              -----------------------------
                                                   Type Name and Title)

May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.

The purpose of this form is to simplify the filing requirements of the Secretary of State and does not replace the need for competent legal advice.

                                     BY-LAWS

                                       OF

                         HALLMARK PHARMACEUTICALS, INC.


                              Adopted March 1, 1992


                                    ARTICLE I

                                     OFFICES

1. REGISTERED OFFICE AND AGENT. The registered office of the Corporation in the State of New Jersey is at 14 Highpoint Way, Piscataway, New Jersey 08854.

     The registered agent of the Corporation at such office is Mr. Vish G. Raju.

2. PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Corporation is 14 Highpoint Way, Piscataway, New Jersey 08854.

3. OTHER PLACES OF BUSINESS. Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.



                                                   ARTICLE II

                                                  SHAREHOLDERS

  14A:5-2 1.        ANNUAL MEETING. The annual meeting of share-holders shall be held upon not less than ten
  14A:5-4(a)        nor more than sixty days written notice of the time, place, and purposes of the meeting at

                              10:00 o'clock a.m. on the first Monday
                              of the month of May

                    of each year at 501 Howard Avenue, Altoona, Pennsylvania 16001.

  14A:5-1           or at such other time and place as shall be specified in the notice of meeting, in order to elect directors and transact such
                    other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

  14A:5-3       2.  SPECIAL MEETINGS.  A special meeting of shareholders may be called for any purpose by the president or the Board.  A special meeting shall be held upon not less than ten nor more than sixty days written notice of the time, place, and purposes of the meeting.

  14A:5-6(1)    3.  ACTION WITHOUT MEETING.  The shareholders may act without a meeting by written consent in accordance with N.J.S.A. 14A:5-6 Such consents may be executed together, or in counterparts, and shall be filed in the Minute Book. Special rules apply to the annual election of directors, mergers, consolidations, acquisitions of shares or the sales of assets.

  14A:5-9(1)    4.  QUORUM.  The presence at a meeting in person or by proxy of the holders of shares entitled to cast 66.67% of the votes shall constitute a quorum.



                                                           ARTICLE III

                                                       BOARD OF DIRECTORS
14A:6-2                1.    NUMBER AND TERM OF OFFICE.  The Board shall consist of no more than seven and no less than three members. The precise number shall be set by the directors or by the shareholders at each
14A:6-3                      annual meeting before the election of directors. Each director shall be elected by the shareholders at each annual meeting and
                             shall hold office until the next annual meeting of shareholders and until that director's successor shall have been elected and qualified.

14A:6-10(2)            2.    REGULAR MEETING.  A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders' meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

14A:6-10(2)            3.    SPECIAL MEETING.  A special meeting of the Board may be called at any time by the president or by directors for any purpose.
                             Such meetings shall be held upon three days notice if given orally,
                             (either by telephone or in person,) or by telegraph, or by ten days notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

14A:6-7.1(5)           4.    ACTION WITHOUT MEETING.  The Board may act without a meeting if, prior or subsequent to such action, each member of the
                             Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

14A:6-7.1(3)           5.    QUORUM.  Majority of the entire Board shall constitute a quorum for the transaction of business.



14A:6-5                6.    VACANCIES IN BOARD OF DIRECTORS.  Any vacancy in the Board may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

14A:6-6                7.    REMOVAL OF DIRECTORS.  Any director may be removed for cause, or without cause unless otherwise provided in the certificate of incorporation, by a majority vote of shareholders.

14A:6-10(3)            8.    PRESENCE AT MEETINGS.  Where appropriate communication facilities are reasonably available, any or all directors shall have the right to participate in all or any part of a meeting of the board of a committee of the board by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other.



                                             ARTICLE IV

                                         WAIVERS OF NOTICE
14A:5-5(1)                   Any notice required by these by-laws, by the
14A:6-10(2)                  certificate of incorporation, or by the New Jersey  Business Corporation
                             Act may be waived in writing by any person entitled to
                             notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. For each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.




                                             ARTICLE V

                                              OFFICERS
14A:6-15(1)            1.    ELECTION.  At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a treasurer, a secretary, and it may elect such other officers, including one or more vice presidents, as it shall deem
14A:6-15(2)                  necessary.  One person may hold two or more offices.

14A:6-15(4)            2.    DUTIES AND AUTHORITY OF PRESIDENT.  The president shall be chief executive officer of the Corporation.  Subject only to the authority of the Board, he shall have general charge and
                             supervision over, and responsibility for, the business and affairs of the Corporation.  Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the President.  The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board.  He shall have the general powers and duties of management usually vested in the office of president of a corporation.

14A:6-15(4)            3.    DUTIES AND AUTHORITY OF VICE PRESIDENT.  The vice president shall perform such duties and have such authority as from time to time may be delegated to him by the president or by the Board.  In the absence of the president or in the event of his death, inability, or refusal to act, the vice president shall perform the duties and be vested with the authority of the president.

14A:6-15(4)            4.    DUTIES AND AUTHORITY OF TREASURER.  The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the
                             Corporation.  The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president or the Board.

14A:6-15(4)            5.    DUTIES AND AUTHORITY OF SECRETARY.  The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board.  The secretary shall have charge of the seal of the Corporation.  The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president of the Board.

14A:6-16               6.    REMOVAL AND RESIGNATION OF OFFICERS; FILLING VACANCIES.

                       A.    Any officer elected by the board may be removed by the board with or without cause. An officer elected by the shareholders may
                             be removed, with or without cause, only by vote of the shareholders but his authority to act as an officer may be suspended by the board for cause. The removal of an officer shall be without prejudice to his contract rights, if any. Election of an officer shall not of itself create rights.

                       B.    An officer may resign by written notice to the corporation.
                             The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation.

                       C.    Any vacancy occurring among the officers, however caused, shall be filled by the board.



                                             ARTICLE VI

                                AMENDMENTS TO AND EFFECT OF BY-LAWS;

                                            FISCAL YEAR
                       1.    FORCE AND EFFECT OF BY-LAWS. These by-laws are subject to the provisions of the New Jersey Business Corporation Act and
                             the Corporation's certificate of incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in the Act or the certificate of incorporation, the provision of that Act or the certificate of incorporation shall govern.

                       2.    Wherever in these by-laws references are made to more than one incorporator, director, or shareholder, they shall, if this is a sole incorporator, director, shareholder corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.

14A:2-9(1)             3.    AMENDMENTS TO BY-LAWS.  These by-laws may be altered, amended, or repealed by the shareholders or the board.  Any by-law adopted, amended, or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal it.

                       4.    FISCAL YEAR.  The fiscal year of the Corporation shall begin on the first day of April of each year.



                                   ADDENDUM TO

                                     BY-LAWS

                                       OF

                         HALLMARK PHARMACEUTICALS, INC.

                   -------------------------------------------



9. INDEMNIFICATION: The Corporation hereby agrees to indemnify and hold the directors harmless from and against, and agrees to pay the full amount of, any loss, claim, damage, liability (including any federal, state or local tax liability) incurred either directly or indirectly, by reason of any action taken or the failure to take action by the directors on behalf of Corporation other than actions constituting willful misconduct or fraud.

                                   ADDENDUM TO

                                     BY-LAWS

                                       OF

                         HALLMARK PHARMACEUTICALS, INC.
                       ----------------------------------




D. INDEMNIFICATION: The Corporation hereby agrees to indemnify and hold the officers harmless from and against, and agrees to pay the full amount of, any loss, claim, damage, liability (including any federal, state or local tax liability) incurred either directly or indirectly, by reason of any action taken or the failure to take action by the officers on behalf of Corporation other than actions constituting willful misconduct or fraud.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware allows indemnification by the registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant, or was serving at the request of the registrant in a similar capacity with another corporation or other entity, against expenses, including judgments and fines, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to criminal actions, in which that person had no reasonable cause to believe that such person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the registrant unless deemed otherwise by the court in which the action was brought. Indemnification is to be made by a majority vote of a quorum of disinterested directors or other written opinion of independent counsel or by the shareholders or by the court.

         Section 145 also authorizes the registrant to purchase insurance against such liabilities.

         The registrant's Certificate of Incorporation extends similar rights of indemnification.

Item 21.  Exhibits and Financial Statement Schedules

         2.1      Plan of Liquidation (set forth as Appendix A to the Proxy Statement/Prospectus contained herein)

         2.2      Asset Purchase Agreement dated as of April 9, 1996 by and among Duramed
                  Pharmaceuticals, Inc. and Hallmark Pharmaceuticals, Inc. (set forth as Appendix B to the Proxy Statement/Prospectus contained herein)

         4.1      Certificate of Designation, Preferences and Rights of Series A Preferred Stock
                  (previously filed as Exhibit to Registration Statement 33-8215-C)

         4.2      Certificate of Designation, Preferences and Rights of Series B
                  Preferred Stock (previously filed as Exhibit to Duramed's 1994
                  Annual Report on Form 10-K)

         4.3      Certificate of Designation, Preferences and Rights of Series C Preferred Stock
                  (previously filed as Exhibit to Duramed's Registration Statement No. 33-64561)

         4.4      Rights Agreement between Duramed Pharmaceuticals, Inc. and The Provident Bank as
                  Rights Agent dated as of August 17, 1988 (previously filed as Exhibit to Duramed's
                  Current Report on Form 8-K, Date of Report August 28, 1988)

         4.5      Form of Warrant

         5.1      Opinion of Taft, Stettinius & Hollister

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of Eichen & DiMeglio

         23.3     Consent of Taft, Stettinius & Hollister (contained in
                  Exhibit 5.1)

         24.      Powers of Attorney.

         99.1     Form of Escrow Agreement among Duramed Pharmaceuticals, Inc.,
                  Hallmark Pharmaceuticals, Inc. and The Provident Bank, as
                  Escrow Agent.

         99.2 Asset Purchase Agreement between Hallmark Leasing Associates and Duramed Pharmaceuticals, Inc. dated as of April 9, 1996.


Item 22.  Undertakings

         (b)* The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (g)* (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)* Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions of Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.
- -------------------
*  Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 14th day of June, 1996.


                                        DURAMED PHARMACEUTICALS, INC.


                                        By: /s/ E. THOMAS ARINGTON
                                           ----------------------------------
                                            E. Thomas Arington, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the date hereof.


/s/ E. THOMAS ARINGTON
- -----------------------------        President and Chief Executive Officer,
E. Thomas Arington                   Chairman of the Board (Principal Executive
                                     Officer)
/s/ TIMOTHY J. HOLT
- -----------------------------        Senior Vice President, Finance and
Timothy J. Holt                      Administration, Treasurer (Principal
                                     Financial and Accounting Officer)
*
- -----------------------------        Director
George W. Baughman

/s/ DOANE F. DARLING
- -----------------------------        Director
Doane F. Darling

*
- -----------------------------        Director
Stanley L. Morgan

*
- -----------------------------        Director
S. Sundararaman


* Pursuant to Power of Attorney


/s/ Timothy J. Holt
_____________________________________
Timothy J. Holt, Attorney-in-Fact